Exhibit 10.2

THIS LOAN HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. UPON REQUEST, THE BORROWER WILL PROMPTLY MAKE AVAILABLE TO A LENDER INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THE LOAN. HOLDERS SHOULD CONTACT DAVID EDWARDS.

CREDIT AGREEMENT

DATED AS OF JUNE 27, 2019

AMONG

ROAN RESOURCES, INC.,

AS THE BORROWER,

AND

THE LENDERS

PARTY HERETO,

AND

CORTLAND CAPITAL MARKET SERVICES LLC,

AS ADMINISTRATIVE AGENT

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

		Page
13.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	116

13.24	Flood Insurance Provisions	117

13.25	Second Lien Option	117

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SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(c)	Curlin Assets
Schedule 8.4	Litigation
Schedule 8.12	Effective Date Subsidiaries
Schedule 8.18	Hedge Transactions
Schedule 8.25	Deposit Accounts, Securities Accounts and Commodities Accounts
Schedule 9.16(c)	Post-Closing Deliverables
Schedule 10.5	Effective Date Investments
Schedule 10.8	Effective Date Negative Pledge Agreements
Schedule 10.9	Effective Date Restrictions on Subsidiary Distributions
Schedule 10.12	Effective Date Affiliate Transactions
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit A-1	Notice of Account Designation
Exhibit A-2	Form of Notice of Conversion or Continuation
Exhibit B	[Reserved]
Exhibit C	Form of Guarantee
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Mortgage
Exhibit F	Form of Credit Party Closing Certificate
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Note
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Subscription Agreement
Exhibit K	Form of Amendment to Registration Rights Agreement
Exhibit L	Form of New Lender Supplement

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CREDIT AGREEMENT, dated as of June 27, 2019, among ROAN RESOURCES, INC., a Delaware corporation (the “Borrower”) (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent.

PRELIMINARY STATEMENT

WHEREAS, the Borrower has requested that the Lenders provide certain loans to the Borrower;

WHEREAS, on and after the Initial Funding Date, the proceeds of the loans will be used by the Borrower and the Credit Parties solely to (a) purchase the Curlin Assets from OpCo or make contributions to OpCo concurrently with the assignment and distribution of the Curlin Assets from OpCo to the Borrower, in each case on the Initial Funding Date (the “Asset Acquisition”), (b) fund operations of the Borrower and its Subsidiaries, (c) repay the loans under the OpCo Facility and (d) pay the fees and expenses related to the Transactions; and

WHEREAS, the Lenders are willing to make available to the Borrower such loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.    Definitions

1.1    Defined Terms.

(a)    As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular):

“ABR” shall mean, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% and (c) the LIBOR Rate for an Interest Period of one month plus 1.00%; each change in the ABR shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate (provided that clause (c) shall not be applicable during any period in which the LIBOR Rate is unavailable or unascertainable). Notwithstanding the foregoing, if the ABR shall be less than 3.00%, such rate shall be deemed to be 3.00% for purposes of this Agreement.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Administrative Agent” shall mean Cortland Capital Market Services LLC as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and between Borrower and Administrative Agent, as amended and restated, supplemented or otherwise modified from time to time.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agent Parties” shall have the meaning provided in Section 13.2.

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan, 6.50% per annum, and with respect to any LIBOR Loan, 7.50% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Acquisition” shall have the meaning provided in the recitals hereto.

“Asset Sale Commitment Reduction Amount” shall have the meaning provided in Section 5.2(a).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean, as to the Borrower, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, any Senior Vice President, any Executive Vice President or any Vice President of the Borrower, or any employee of the Borrower designated in writing as an Authorized Officer by the Borrower; and as to any other Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the

General Counsel, any Senior Vice President, any Executive Vice President, and any manager, sole member, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Bankruptcy Event” shall mean (a) the occurrence of a bankruptcy, reorganization or insolvency related event with respect to any Credit Party or (b) the occurrence of (i) any governing body (or any committee thereof) or any Person, in each case, having control over, or the power to direct or cause the direction of the management or policies of (whether through the ability to exercise voting power, by contract or otherwise), any Credit Party, or (ii) any direct or indirect manager, general partner, parent or holding company of any Credit Party, in each case, adopting any resolution or otherwise authorizing any action to approve any bankruptcy, reorganization or insolvency related event with respect to such Credit Party.

“Benefited Lender” shall have the meaning provided in Section 13.8.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” shall mean, at any time, an amount equal to the amount determined in accordance with the OpCo Credit Agreement, as the same may be adjusted from time to time pursuant to the provisions thereof.

“Borrowing Base Deficiency” shall mean a “Borrowing Base Deficiency” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of OpCo and the OpCo Guarantors included in the most recently delivered OpCo Reserve Report.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Change in Law” shall mean the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of clauses (a)(ii) or (c) of Section 2.10, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a)    any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 35% of the ordinary voting power for the election of directors of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders; or

(b)    At any time during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by individuals who were neither (1) nominated and approved by the Board of Directors of the Borrower or a Permitted Holder, (2) appointed and approved by directors so nominated nor (3) appointed and approved by a Permitted Holder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Agreement” shall mean the Collateral Agreement entered into by the Borrower, the other grantors party thereto and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Commitment” shall mean, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Commitments as of the Effective Date is $100,000,000.

“Commitment Letter” shall mean that certain Commitment Letter, dated as of June 19, 2019, between the Borrower, The Liverpool Limited Partnership, Elliott International, L.P., RH Debt Fund, L.P., York Capital Management, L.P., York Multi-Strategy Master Fund, L.P., York Credit Opportunities Fund, L.P., York Credit Opportunities Investments Master Fund, L.P., York Select Strategy Master Fund, L.P. and Exuma Capital, L.P.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Loans at such time by (ii) the aggregate Loans of all Lenders at such time.

“Commodities Account” shall have the meaning ascribed thereto in the UCC.

“Communications” shall have the meaning provided in Section 13.2.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Conflicts Committee” shall mean the committee of the Board of Directors of the Borrower responsible for independent evaluation of the Facility.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Control Agreement” shall mean, as to any Deposit Account, Securities Account or Commodities Account held with a financial institution, an agreement or agreements, as applicable, in form and substance reasonably satisfactory to the Administrative Agent (acting at the instruction of the Required Lenders) and the Borrower, executed by the applicable Credit Party and the relevant financial institution with whom such account is maintained. Such agreement shall perfect a first priority Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Credit Party’s Deposit Account (other than an Excluded Account), Securities Account or Commodities Account, as applicable.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, the Administrative Agent Fee Letter and any promissory notes issued by the Borrower under this Agreement and any other agreements executed by Credit Parties in connection with this Agreement and expressly identified as “Credit Documents” therein.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Curlin Assets” shall mean the assets listed on Schedule 1.1(c) hereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean, subject to Section 2.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding, (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” shall have the meaning ascribed thereto in the UCC.

“Disposition” shall have the meaning provided in Section 10.4. “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is 91 days after the Maturity Date hereunder in effect at the original issuance of such Stock or Stock Equivalent; provided that: (a) if such Stock or Stock Equivalents of the Borrower are issued pursuant to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; (b) any Stock or Stock Equivalents of the Borrower held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries; (c) any Stock or Stock Equivalents of the Borrower which, by its terms, matures or is mandatorily redeemable solely for Stock or Stock Equivalents that is not Disqualified Stock shall not constitute Disqualified Stock; and (d) any Stock or Stock Equivalents of the Borrower which, by its terms or at the option of the holder thereof, matures or is mandatorily redeemable as a result of a change of control or a sale of all or substantially all of the assets of the Borrower and its Subsidiaries shall not constitute Disqualified Stock.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Effective Date” shall mean June 27, 2019.

“Effectiveness Notice” shall have the meaning given to such term in Section 6.1.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, governmental notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, or local statute, law, rule, regulation, ordinance, code and fundamental principles of the rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Interest Commitment Reduction Amount” shall have the meaning provided in Section 5.2(c).

“Equity Interest Prepayment Amount” shall have the meaning provided in Section 5.2(c).

“Equity Interests” shall mean Stock and Stock Equivalents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage which is in effect for such day as prescribed by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” shall mean, with respect to any Deposit Account of the Credit Parties, (a) each account utilized solely to fund payroll, employee wages, benefits or tax obligations of the Credit Parties, (b) any fiduciary account, trust account or third-party oil and gas royalty account, (c) “zero balance” accounts and (d) other accounts with funds on deposit so long as the average maximum daily balance in any such bank account, over any thirty (30) day period, does not at any time exceed $100,000, provided that the Borrower shall not permit the aggregate maximum daily balance for all such bank accounts excluded pursuant to this clause (d) to exceed $500,000 at any time.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by net income (however denominated and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), branch profits Taxes, and franchise (and similar) Taxes, in each case (A) imposed by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (B) imposed as a result of any present or former connection between such recipient and the jurisdiction imposing such Tax (other than any such connection arising from such recipient having executed this Agreement or any other Credit Documents or engaged in any transactions contemplated thereunder), (ii) in the case of a Lender, any United States federal withholding Tax imposed on amounts payable to or for the account of such Lender hereunder or under any other Credit Document pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.7) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office or (iii) Taxes attributable to such recipient’s failure to comply with Section 5.4(f) or Section 5.4(i) or (iv) any United States federal withholding Tax imposed under FATCA.

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Flood Insurance Regulations” shall have the meaning provided in the definition of Mortgaged Property.

“Financial Performance Covenants” shall mean the “Financial Performance Covenants” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Indebtedness” shall mean Indebtedness of the types described in clauses (a) and (b) of the definition of Indebtedness.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any tribe, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Linn Energy, Inc., a Delaware corporation, Roan Holdings Holdco, LLC, a Delaware limited liability company and each other Subsidiary that becomes a party to the Guarantee pursuant to Section 9.10, Section 9.16 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) that is a Lender, an Affiliate of a Lender or the Administrative Agent either (a) on the Effective Date, (b) at the time it enters into a Hedge Transaction with the Borrower or any Subsidiary, or (c) at any time after it has entered into a Hedge Transaction with the Borrower or any Subsidiary.

“Hedge Transaction” shall mean any trade or other transaction entered into by a Person under a Hedge Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under a Hedge Transaction.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Incremental Commitment” shall have the meaning provided in Section 2.15(a).

“Incremental Commitment Effective Date” shall have the meaning provided in Section 2.15(c).

“Incremental Equity Amount” shall mean, with respect to any Lender (other than an Initial Lender, any Affiliate of an Initial Lender or any designee of an Initial Lender who received Class A common stock of the Borrower pursuant to a Subscription Agreement) who, prior to the Incremental Equity End Time, became a party to the Credit Agreement, provided Commitments pursuant to Section 2.15 and, without prejudice to the terms of the proviso of

Section 2.15(d), funded on the Initial Funding Date, a percentage of the Class A common stock of the Borrower outstanding immediately prior to the Effective Date in an amount equal to the product of (a) the Commitments of such Lender provided pursuant to Section 2.15 prior to the Incremental Equity End Time divided by $50,000,000 and (b) 0.50%.

“Incremental Equity End Time” shall mean the time that is 120 hours after the execution of the Commitment Letter, where for purposes of such calculation, the time of the Effective Date shall be established by the time an Effectiveness Notice is transmitted to the Borrower and Lenders.

“Incremental Lender” shall have the meaning provided in Section 2.15(b).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (but if such indebtedness has not been assumed, limited to the lesser of the amount of such indebtedness and the Fair Market Value of the property securing such indebtedness ), (f) the principal component of all Capitalized Lease Obligations of such Person, (g) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments (other than obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business), including any Production Payment, (h) all Disqualified Stock, and (i) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses of such Person arising in the ordinary course of business, (ii) deferred or prepaid revenue of such Person, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller to such Person, (iv) in the case of OpCo and the OpCo Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business, (v) any obligation in respect of a farm-in agreement, joint development agreement, joint operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (vi) any obligations in respect of any Hedge Transaction that is permitted under this Agreement, (vii) prepayments for gas or crude oil production not in excess of $1,000,000 in the aggregate at any time outstanding and (viii) any deferred purchase price or net profits arrangement that burdens or encumbers or is payable only from the Oil and Gas Properties acquired by the Borrower or any Subsidiary after the Effective Date (provided that such arrangement has been disclosed to the Administrative Agent).

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) any interest, penalties or expenses caused by the Administrative Agent’s or Lender’s gross negligence or willful misconduct.

“Industry Investment” shall mean Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Initial Funding Date” shall mean the date on which all conditions in Section 6.2 have been satisfied or waived in accordance with the terms hereof.

“Initial Lenders” shall mean Elliott Associates, L.P., Elliott International, L.P., RH Debt Fund, L.P., York Capital Management, L.P., York Multi-Strategy Master Fund, L.P., York Credit Opportunities Fund, L.P., York Credit Opportunities Investments Master Fund, L.P., York Select Strategy Master Fund, L.P. and Exuma Capital, L.P.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture) or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; provided that, in the event that any Investment is made by the Borrower or any Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5. For the avoidance of doubt, the acquisition of Oil and Gas Properties by the Borrower or any Subsidiary shall not constitute an Investment for purposes of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“LIBOR” shall mean, for any interest rate calculation with respect to a LIBOR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Bloomberg LIBOR screen page (or any applicable successor page) (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period; provided, that with respect to any Interest Period that does not coincide to a length or period published by Bloomberg (or any applicable successor page or source providing quotations of ICE Benchmark Administration LIBOR as may be designated by the Administrative Agent from time to time) the “LIBOR” rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period; provided further that, if such rate does not appear on such page or service shall not be available, then the rate per annum equal to the rate determined by the Administrative Agent to be the average of rates per annum at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan with a term equivalent to such Interest Period would be offered by three major banks in the London interbank Eurodollar market at their request, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 – Eurodollar Reserve Percentage

Notwithstanding the foregoing, if the LIBOR Rate shall be less than 2.00%, such rate shall be deemed to be 2.00% for all purposes of this Agreement.

“LIBO Screen Rate” shall have the meaning provided in the definition of LIBOR.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) any lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity”, with respect to any Person at any time, shall mean the sum of (a) the amount able to be drawn under the OpCo Credit Facility and (b) Unrestricted Cash and cash equivalents held by such Person.

“Loan” shall mean any loan made by a Lender to the Borrower pursuant to this Agreement.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or under any of the other Credit Documents, taken as a whole.

“Maturity Date” shall mean October 27, 2020.

“Maximum Incremental Amount” shall mean, at any time of determination, (a) $50,000,000 (or such greater amount determined by all of the Initial Lenders prior to the expiration of the Post-Commitment Letter Date Commitment Period) minus (b) the lesser of (i) the amount of all Maximum Incremental Amount Reductions as of or prior to such time (or to be in effect one Business Day after such time of determination) and (ii) $50,000,000 (or such greater amount determined by all of the Initial Lenders prior to the expiration of the Post-Commitment Letter Date Commitment Period).

“Maximum Incremental Amount Reduction” shall have the meaning provided in Section 4.3(a).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit E (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Administrative Agent.

“Mortgaged Property” shall mean the Oil and Gas Properties with respect to which a Mortgage is required to be granted pursuant to Section 6.2, Section 9.10 or Section 9.16;

provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions.

“Net Cash Proceeds” shall mean proceeds received after the Initial Funding Date in cash from (a) any Disposition of property (other than any Disposition permitted by Section 10.4(a)) or any Casualty Event or condemnation experienced by the Credit Parties and their Subsidiaries, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any amounts required to be repaid or prepaid under Indebtedness of OpCo and the OpCo Subsidiaries in connection with such Disposition or casualty or condemnation event and (iii) taxes paid or reasonably estimated by any Credit Party to be payable as a result thereof or (b) any sale or issuance of Equity Interests of the Borrower and its Subsidiaries, net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided that amounts provided as a reserve, in accordance with GAAP, against any liability under any indemnification obligations or purchase price adjustment associated with any of the foregoing shall not constitute Net Cash Proceeds except to the extent and at the time any such amounts are released from such reserve.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Note” shall mean a promissory note substantially in the form of Exhibit H hereto.

“Notice of Account Designation” shall have the meaning provided in Section 2.4.

“Notice of Borrowing” shall mean a written request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, in each case, entered into with the Borrower or any of its Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless the context otherwise requires, the term Oil and Gas Properties refers to Oil and Gas Properties of the Borrower and its Subsidiaries.

“OpCo” shall mean Roan Resources LLC, a Delaware limited liability company.

“OpCo Administrative Agent” shall mean Citibank, N.A., as “Administrative Agent” under the OpCo Credit Agreement (or, subject to the provisions of Section 10.1(b) and Section 10.16, any commercial bank acting in such role or a similar role under the OpCo Credit Agreement).

“OpCo Credit Agreement” shall mean that certain Credit Agreement dated as of September 5, 2017 among OpCo, as borrower, Citibank, N.A., as administrative agent, and the lenders party thereto, as the same may be amended, restated, amended and restated, supplemented or modified from time to time pursuant to the terms thereof or replaced or refinanced, in each case to the extent permitted by Section 10.1(b) and Section 10.16.

“OpCo Credit Document” shall mean the “Credit Documents” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“OpCo Credit Facility” shall mean the reserve-based revolving credit facility established pursuant to the OpCo Credit Agreement then in effect.

“OpCo Facility Lenders” shall mean a “Lender” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“OpCo Facility Obligations” shall mean the “Obligations” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“OpCo Guarantee” shall mean a “Guarantee” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“OpCo Guarantor” shall mean a “Guarantor” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“OpCo Mortgage” shall mean a “Mortgage” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“OpCo Reserve Report” shall mean a “Reserve Report” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“OpCo Security Document” shall mean a “Security Document” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“OpCo Subsidiary” shall mean any Subsidiary of OpCo.

“Other Taxes” shall mean any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) that are Excluded Taxes.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“PATRIOT Act” shall have the meaning provided in Section 13.18.

“Payment in Full” shall mean the Total Commitments have terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than contingent indemnification obligations not then due and payable), are indefeasibly paid in cash in full.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition” shall mean the non-hostile acquisition, by merger or otherwise, by OpCo or any of the OpCo Subsidiaries of any assets (including assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Stock or Stock Equivalents of a Person, such acquisition shall result in the issuer of such Stock becoming a Subsidiary and shall be in compliance with the terms of the OpCo Credit Documents as in effect on the date hereof; (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired to the extent required by Section 9.10 or Section 9.16; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with Section 10.13; and (f) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenant set forth in Section 10.11.

“Permitted Holders” shall mean (a) the Initial Lenders and Fir Tree Partners, (b) officers, directors, employees and other members of management of the Borrower or any of its Subsidiaries who are or become holders of Equity Interests of the Borrower and (c) to the extent any Permitted Holder is a natural person, such Person’s immediate family, trust, family limited partnership, or other estate planning vehicle established for the exclusive benefit of any of the foregoing.

“Permitted Investments” shall mean:

(a)    securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 12 months from the date of acquisition thereof;

(b)    securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)    commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d)    time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than 12 months after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(e)    repurchase agreements with a term of not more than 180 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f)    marketable short-term money market and similar funds either (i) having assets in excess of $100,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)    shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h)    in the case of Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Investment is made.

“Permitted Liens” shall mean:

(a)    Liens for Taxes, assessments or governmental charges or claims not yet overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property Taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge or claim is to such property;

(b)    Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d)    Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business;

(e)    ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f)    easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole and, to the extent reasonably agreed by the OpCo Administrative Agent, any exception on the title reports issued in connection with any Borrowing Base Property;

(g)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;

(h)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the OpCo or any of its Subsidiaries; provided that such Lien secures only the obligations of the OpCo or such Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(j)    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(k)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the OpCo or any of its Subsidiaries;

(l)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions, as the case may be, of (i) the Borrower and the Credit Parties held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business of the Borrower and the Credit Parties and (ii) the OpCo and the OpCo Subsidiaries to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business of the OpCo and the OpCo Subsidiaries, in each case, not securing Funded Indebtedness;

(m)    Liens on assets of OpCo or the OpCo Subsidiaries arising in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Liens referred to in this clause do not in the aggregate have a Material Adverse Effect;

(n)    royalties, overriding royalties, reversionary interests, production payments and similar burdens granted by OpCo or any OpCo Subsidiary with respect to its respective Oil and Gas Properties to the extent such burdens do not reduce OpCo’s or such OpCo Subsidiary’s net interests in production in its respective Oil and Gas Properties below the interests reflected in each OpCo Reserve Report or the interests warranted under the OpCo Credit Agreement, the OpCo Mortgages or any other OpCo Security Document and do not operate to deprive OpCo or such OpCo Subsidiary of any material rights in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(o)    all contracts, agreements and instruments, and all defects and irregularities and other matters affecting OpCo’s or any OpCo Subsidiary’s assets and properties that were in existence at the time OpCo’s or such OpCo Subsidiary’s assets and properties were originally acquired by OpCo or such OpCo Subsidiary, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements do not reduce OpCo’s or such OpCo Subsidiary’s net interest in production in its Oil and Gas Properties below the interests reflected in each OpCo Reserve Report, to the extent applicable, or the interests warranted under this Agreement and do not interfere materially with the operation, value or use of the Borrower’s or any Subsidiary’s assets and properties;

(p)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole; and

(q)    Liens arising pursuant to the Oklahoma Oil and Gas Owners’ Lien Act of 2010 or other similar statutory provisions of other states with respect to production purchased from others.

The parties acknowledge and agree that no intention to subordinate the priority afforded the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing. The incurrence of Permitted Refinancing Indebtedness by the Borrower or any Guarantor shall constitute confirmation of the Borrower’s good faith determination that the terms and conditions of such Permitted Refinancing Indebtedness satisfy the foregoing requirements.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Interest” shall have the meaning provided in Section 2.8(d).

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Post-Commitment Letter Date Commitment Period” shall have the meaning provided in Section 2.15(f).

“Prepaid Principal” shall have the meaning provided in Section 4.1(b).

“Prime Rate” shall mean the rate of interest per annum publicly quoted from time to time by The Wall Street Journal (or, if no longer quoted by The Wall Street Journal, such other national publication selected by the Administrative Agent and which is reasonably acceptable to the Required Lenders) as the United States “prime rate”.

“Production Payment” shall mean a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Subsidiaries (whether conveyed by the Borrower or any of its Subsidiaries to the purchaser thereof or assumed by the Borrower or any of its Subsidiaries after its original conveyance in connection with the acquisition by the Borrower or such Subsidiary of the Oil and Gas Properties burdened thereby) that is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Projections” shall have the meaning provided in Section 9.1(g).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of September 24, 2018, by and among the Borrower, Elliott Associates, L.P., The Liverpool Limited Partnership, Spraberry Investments Inc., Fir Tree Capital Opportunity Master Fund III, L.P., Fir Tree Capital Opportunity Master Fund, L.P., Fir Tree E&P Holdings VI, LLC, FT SOF IV Holdings, LLC, FT SOF V Holdings, LLC, FT COF(E) Holdings, LLC, York Capital Management, L.P., York Credit Opportunities Investments Master Fund, L.P., York Credit Opportunities Fund, L.P., York Multi-Strategy Master Fund, L.P., Exuma Capital, L.P., York Select Strategy Master Fund, L.P., Jorvik Multi-Strategy Master Fund, L.P. and Roan Holdings, LLC.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, representatives and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Premium” shall have the meaning provided in Section 4.1(b).

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty (30)-day notice period has been waived.

“Required Lenders” shall mean, at any date, (a) at least three unaffiliated Non-Defaulting Lenders holding at least 66-2⁄3% of the aggregate outstanding principal amount of the Loans in the aggregate at such date (excluding the Loans of Defaulting Lenders) or (b) if the there are no Loans outstanding on such date, at least three unaffiliated Non-Defaulting Lenders holding at least 66-2⁄3% of the aggregate outstanding principal amount of the Total Commitments at such date (excluding the Commitments of Defaulting Lenders).

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Parties” shall mean, collectively, the Administrative Agent, each Lender and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Documents.

“Securities Account” shall have the meaning ascribed thereto in the UCC.

“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b) the Mortgages, (c) the Control Agreements, and (d) each other security agreement or instrument or document executed and delivered pursuant to Section 9.10, 9.12 or 9.16, pursuant to any other such Security Documents, or otherwise, to secure or perfect any security interest in favor of any Secured Party with respect to any or all of the Obligations.

“Solvent” shall mean, with respect to any Person, the time of determination thereof, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subscription Agreement” shall mean a subscription agreement for Class A common stock of the Borrower substantially in the form of Exhibit J or such other form as may be agreed by the Borrower and the Initial Lenders.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor OpCo” shall have the meaning provided in Section 10.3(a).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Test Period” shall mean a “Test Period” as defined in the OpCo Credit Agreement on the date hereof or any functionally equivalent term.

“Total Commitment” shall mean as of any date of determination the sum of the Commitments of the Lenders at such date.

“Total Reduction Amount” shall have the meaning provided in Section 2.15(a).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement, the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the execution, delivery and performance of this Agreement, the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof and the payment of Transaction Expenses on the Initial Funding Date and the other transactions contemplated by this Agreement and the Credit Documents (including (a) the issuance of equity pursuant to the Subscription Agreements and (b) the Asset Acquisition).

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under FASB Accounting Standards Codification 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Unrestricted Cash” shall mean cash or cash equivalents of any Person that would not appear as “Restricted”, on a consolidated balance sheet of such Person and its Subsidiaries and is not be subject of a Lien in favor of any Person other than (i) liens in favor of the Administrative Agent for the benefit of the Secured Parties, (ii) liens in favor of the OpCo Administrative Agent securing the OpCo Facility Obligations, and (iii) setoff rights of a depositary institution created by operation of applicable law.

“U.S. Lender” shall mean any Lender that is a “United States person” under Section 7701(a)(30) of the Code.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by (i) the Borrower or (ii) any other Subsidiary of the Borrower that otherwise qualifies, directly or indirectly, as a Wholly-Owned Subsidiary.

“Withholding Agent” shall mean each Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)    The term “including” is by way of example and not limitation.

(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)    Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)    The word “will” shall be construed to have the same meaning as the word “shall”.

(k)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)    The words “repay” and “prepay”, and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder and, for purposes of the Repayment Premium, the words “repayment” and “prepayment” shall each be deemed to include any payment, purchase, repurchase, substitution, or replacement of, or similar event with respect to, the Loans prior to, in connection with, or following any Event of Default or acceleration of the Loans (whether automatic or optional acceleration) including pursuant to Section 11 or by operation of law including in connection with a bankruptcy court order motion or plan of reorganization (all of which shall require payment of the Repayment Premium in accordance with Section 4.1(b) or Section 11).

(m)    Terms used herein that are not defined herein, but that are terms defined in the UCC shall have the meanings specified therein (and if defined in more than one article of the UCC, shall have the meaning specified in Article 9 thereof).

1.3    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Section 9.1 Financials, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4    Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.7    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8    Currency Equivalents Generally. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).

1.10    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR” or “LIBOR Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

1.11    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2.    The Loans

2.1    The Loans.

(a)    Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make (i) a term loan denominated in Dollars to the Borrower on the Initial Funding Date, in an aggregate principal amount equal to such Lender’s pro rata share of $50,000,000 and (ii) from time to time after the Initial Funding Date and until the date that is 60 days prior to the Maturity Date, additional delayed draw term loans denominated in Dollars in an aggregate principal amount of at least $25,000,000 (or such lesser amount equal to the entire remaining Commitments) each, which when combined with the principal amount of the Loans previously incurred pursuant to clause (i) (which, for avoidance of doubt, excludes subsequently incurred PIK Interest), shall not exceed the Total Commitment. Any amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. Upon the making of any Loan, the Commitments associated with such Loan shall be automatically terminated.

(b)    Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2    Size of Each Borrowing; Maximum Number of Borrowings. To the extent that the aggregate principal amount of a Borrowing after the Initial Funding Date is in excess of $25,000,000, any such Borrowing shall be in a multiple of $1,000,000 in excess thereof. More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than six Borrowings of LIBOR Loans under this Agreement.

2.3    Notice of Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice in the form of a Notice of Borrowing not later than 12:00 p.m. at least fifteen (15) days before each Loan (other than any Loan to be made on the Initial Funding Date), of its intention to borrow, (i) specifying (A) the date of such Borrowing, which shall be a Business Day, (B) the amount of such Borrowing, (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto and (D) the location and wire instructions for the account of the Borrower to which such funds shall be delivered and (ii) attaching true and correct copies of resolutions adopted by the Conflicts Committee authorizing such Borrowing. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as ABR Loans. A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

2.4    Disbursement of Funds. Not later than 1:00 p.m. on the proposed borrowing date each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s pro rata portion of each Borrowing requested to be made on such date in the manner provided below and upon receipt of all requested funds, the Administrative Agent will make such funds available to the Borrower. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.4 in immediately available funds by wiring such proceeds to the Deposit Account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit A-1 (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans. Subject to the terms of this Section 2.4, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.4 attributable to any Lender that has not made available to the Administrative Agent its pro rata Commitment of such Loan.

Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5    Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then outstanding principal amount of all Loans, together in each case with accrued and unpaid interest on the principal amount to be so repaid.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c)    The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that (x) the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement and (y) in the event of any conflict between the accounts and subaccounts maintained by the Administrative Agent pursuant to Section 2.5(c) and any Lender’s records pursuant to Section 2.5(b), the accounts maintained by the Administrative Agent pursuant to Section 2.5(c) shall govern and control.

(e)    Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

2.6    Conversions and Continuations.

(a)    Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of $1,000,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (1) at least three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) at least one Business Day’s, in the case of a conversion into ABR Loans, prior written notice and substantially in the form of Exhibit A-2 (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans and the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)    If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. If the Notice of Conversion or Continuation fails to specify an Interest Period with respect to LIBOR Loans, then Borrower shall have been deemed to have selected an Interest Period of three months’ duration.

2.7    Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8     Interest.

(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until Payment in Full at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until Payment in Full at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c)    If (x) all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable by a Credit Party hereunder or under any Credit Document shall not be paid when due (whether at stated maturity, by acceleration or otherwise)

or (y) an Event of Default has occurred and is continuing, the principal amount of all Loans outstanding and any interest payable on the Loans or any premiums or other amount owing hereunder or under any other Credit Document shall automatically and without notice bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (B) in the case of any interest, premiums or any other amounts owing hereunder or under any other Credit Document, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, semi-annually in arrears on the last Business Day of each June and December, beginning on December 31, 2019 and (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand. Notwithstanding anything to the contrary contained herein, if the OpCo Credit Facility prevents or will prevent OpCo from making cash distributions on or during the 14 days prior to an interest payment date, then the Borrower may elect, by delivery of a written notice to the Administrative Agent not less than 14 days prior to such interest payment date, to capitalize all or a portion of the interest payment due and payable on such date and increase the principal amount of the applicable Loan by the amount thereof. The interest rate margin applicable to the portion of the Loans for which the interest thereon is being capitalized (“PIK Interest”) shall be the Applicable Margin (or, when applicable, the Default Rate) plus 2.00% during the period from and including the last date when interest was required to be paid in respect of such Loans to but excluding such interest payment date.

(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall be a three month period requested by the Borrower.

Notwithstanding anything to the contrary contained above:

(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the preceding Interest Period expires;

(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10    Increased Costs, Illegality, Etc.

(a)    In the event that (x) in the case of clause (i) below, the Required Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)    on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market, (B) by reason of any changes arising on or after the Effective Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR (including because the LIBO Screen Rate is not then available or published on a current basis), or (C) the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(ii)    that, due to a Change in Law occurring at any time or after the Effective Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans hereunder increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than thirty (30) days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(c) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b)    If at any time the Required Lenders determine (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.10(a)(i)(B) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.10(a)(i)(B) have not arisen but either (A) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (B) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (C) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (D) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Required Lenders and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention in the United States at such time for determining a rate of interest for loans comparable in character to the Loans, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Until an alternate rate of interest shall be determined in accordance with this Section 2.10(b) (but, in the case of the circumstances described in clause (ii)(A), clause (ii)(B) or clause (ii)(C) of the first sentence of this Section 2.10(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis),

(x) any Loans shall be made as ABR Loans and (y) any outstanding Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans; provided that, if such alternate rate of interest as so determined would be less than 2.00%, such rate shall be deemed to be 2.00% for the purposes of this Agreement.

(c)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(c).

(d)    If, after the Effective Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Effective Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than thirty (30) days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Effective Date (except as otherwise set forth in the definition of Change in Law). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(d), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(d) upon receipt of such notice.

(e)    The agreements in this Section 2.10 shall survive the termination of this Agreement, and the repayment of the Loans and payment of all other amounts payable hereunder.

2.11    Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a

LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within thirty (30) days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder.

2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(d) or 5.4 with respect to such Lender, it will, if requested by the Borrower use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a)    The Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 or requiring the consent of each affected Lender pursuant to Section 13.1(i), shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment).

(b)    If the Borrower and the Administrative Agent (acting at the direction of the Required Lenders), agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)    Any payment of principal, interest, premiums or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing Deposit Account and released pro rata to satisfy Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, fourth to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant Non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.14(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.15    Increase of Commitments.

(a)    Request for Increase. Upon notice (an “Increase Request”) to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, without the consent of any Lender, from time to time request an increase in the Commitments (any such increase an “Incremental Commitment”) in aggregate principal amount, which when added to the aggregate principal amount of the other Incremental Commitments provided prior to such request does not exceed the Maximum Incremental Amount at such time; provided that any such request for an Incremental Commitment shall be in a minimum amount equal to the lesser of (x) $25,000,000 and (y) the remaining Maximum Incremental Amount at such time; provided, further, if Incremental Commitments in excess of the Maximum Incremental Amount are provided hereunder prior to the Initial Funding Date, then, to the extent elected by each Initial Lender (in its sole discretion), the outstanding Commitments of each such electing Initial Lender shall be reduced on a pro rata basis according to the Total Commitments of such electing Initial Lenders by an amount equal to the lesser of (x) such excess and (y) the aggregate amount of Commitments of the Initial Lenders that have elected to reduce (such amount, the “Total Reduction Amount”), it being understood that no Initial Lender shall be required to reduce its Commitments by more than it elects and the outstanding Commitments of an electing Initial Lender may be reduced on a greater than pro rata basis to utilize any remaining portion of the Total Reduction Amount not utilized by any other Initial Lenders.

(b)    Increase Request. Each Increase Request from the Borrower shall set forth the requested principal amount of the increase and the proposed Incremental Commitment Effective Date in respect of such increase. Subject to Section 2.15(f), Incremental Commitments may be provided by (i) an existing Lender (but no Lender shall be obligated to provide an Incremental Commitment, though the Initial Lenders shall be offered the option to provide such Incremental Commitments) or (ii) any other financial institution so long as any such Person, for each of clauses (i) and (ii), is (x) a qualified institutional buyer (as understood under the Securities Act of 1933) and (y) approved by the Administrative Agent and the Initial Lenders (each such Lender providing Incremental Commitments, an “Incremental Lender”). Subject to any such consents being received and the consent of the Borrower, any such financial institution shall become a party to this agreement by executing a New Lender Supplement substantially in the form of Exhibit L or subject to such other arrangements acceptable to the Initial Lenders or the Administrative Agent (acting at the direction of the Initial Lenders prior to the Initial Funding Date and thereafter the Required Lenders).

(c)    Incremental Commitment Effective Date. Subject to Section 2.15(f), in connection with any Incremental Commitment, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower shall determine the effective date of such Incremental Commitments (the “Incremental Commitment Effective Date”), which Incremental Commitment Effective Date shall be on or before the Maturity Date. The Administrative Agent shall promptly notify the Borrower and the Lenders of the principal amount of the Incremental Commitments and the Incremental Commitment Effective Date with respect to such Incremental Commitments.

(d)    Effect of Increase. The terms of any such Incremental Commitments shall be identical to the terms of the existing Commitments hereunder and shall constitute Commitments.

(e)    Failure of Incremental Lender to Fund. Without prejudice to any other remedies the Borrower, Administrative Agent or any other Lender may have hereunder (including under Section 2.14), to the extent that an Incremental Lender fails to fund Loans requested in accordance with this Agreement in respect of its Incremental Commitment, the Incremental Commitments of such Incremental Lender shall be reduced by the amount of Loans such Incremental Lender failed to fund; provided that, if an Incremental Lender shall fail to fund on the Initial Funding Date, the Commitments of such Lender shall be deemed to be $0.00 for purposes of the Incremental Equity Amount.

(f)    Initial Incremental Commitments. Within the 72 hours of the execution of the Commitment Letter (or such longer period as the Initial Lenders may agree), the Borrower may only approach institutions that are owners of Class A common stock of the Borrower to provide Incremental Commitments; provided that, in the event that institutions that are existing owners of Class A common stock of the Borrower do not provide at least the Maximum Incremental Amount of Incremental Commitments during such period, the Borrower may approach other financial institutions, who shall be subject to the approval of the Initial Lenders (not to be unreasonably withheld or delayed), to provide Incremental Commitments within an additional 48 hours (such 120 hour period to secure the initial Increment Commitments, the “Post-Commitment Letter Date Commitment Period”). For the avoidance of doubt, it is understood that the Initial Lenders may provide such Incremental Commitments if they elect.

SECTION 3.    Fees.

3.1    Fees. The Borrower agrees to pay to the Administrative Agent all fees and expenses as described in and in accordance with the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 4.     OID and Premiums; Commitments

4.1    OID and Premiums.

(a)    OID. All Loans made hereunder shall be funded net of a 2.50% original discount (such amount not including all amounts treated as generating, for U.S. federal income Tax purposes, original issue discount, such as the operation of Section 4.1(b) and Section 6.2(q)).

(b)    Repayment Premium. In connection with the repayment or prepayment of all or a portion of the Loans (which, for the avoidance of doubt, shall include repayments or prepayments as a result of an acceleration of the Loans pursuant to Section 11 (whether automatic or optional acceleration) following an Event of Default, at the Borrower’s option under Section 4.2, at the Borrower’s obligation under Section 2.5, Section 4.3 or otherwise) (the “Prepaid Principal”), the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Loans being prepaid at such time a premium (the “Repayment Premium”), in an amount equal to the sum of (x) the product of (i) the Prepaid Principal of Loans being prepaid at such time and (ii) 1.00% plus (y) the amount of interest that would have accrued on such Prepaid Principal if such Prepaid Principal was outstanding for one year utilizing the then current interest rate in effect; provided that, to the extent that the Loans are prepaid with the Net Cash Proceeds of the sale of the Curlin Assets prior to the date that is 60 days after the Effective Date, the amount due under clause (y) shall be reduced by 50%. The obligation of the Borrower to pay the Repayment Premium under Section 11 is in addition to, but not in duplication of, its obligation to pay the Repayment Premium under this Section 4.1(b). The Borrower and Lenders agree, unless otherwise required by applicable law, to treat for U.S. federal income Tax purposes (A) the portion of the Repayment Premium specified in clause (x) of the prior sentence as additional original issue discount and (B) the portion of the Repayment Premium specified in clause (y) of the prior sentence as capital gain on the retirement of a debt obligation.

4.2    Voluntary Reduction of Commitments.

(a)    Upon at least three (3) Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the undrawn Commitments, in whole or in part; provided that (i) any such termination or reduction shall apply ratably to reduce each Lender’s remaining Commitment, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and in an integral multiple of $1,000,000 in excess thereof.

(b)    The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.14(c) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, premiums, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

4.3    Mandatory Termination or Reduction of Commitments.

(a)    Immediately following the receipt of Net Cash Proceeds from (i) any Disposition or (ii) the issuance of Equity Interests of the Borrower or any Subsidiary, the Commitments shall be reduced in an amount equal to the lesser of (A) the Asset Sale Commitment Reduction Amount or the Equity Interest Commitment Reduction Amount, as applicable, and (B) the amount of Commitments then outstanding immediately prior to the application of this Section 4.3(a) (the positive difference between clause (A) and clause (B), the “Maximum Incremental Amount Reduction”). The Borrower shall provide written notice of any mandatory termination or reduction of commitments to the Administrative Agent no later than (3) Business Days’ prior to such termination or reduction.

(b)    Any remaining Commitments of the Lenders hereunder shall terminate at 5:00 p.m. on the date that is 60 days prior to the Maturity Date.

SECTION 5.    Payments

5.1    Voluntary Prepayments. The Borrower shall have the right to prepay Loans without premium or penalty (other than the Repayment Premium) in whole or in part from time to time on the following terms and conditions:

(a)    the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (i) in the case of LIBOR Loans, three (3) Business Days prior to and (ii) in the case of ABR Loans one (1) Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b)    each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $5,000,000 and in multiples of $5,000,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $5,000,000 and in multiples of $5,000,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $5,000,000 for such LIBOR Loans; and

(c)    any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.1 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided that any notice of prepayment made pursuant to this Section 5.1 shall be subject to any applicable breakage costs described in Section 2.11 incurred as a result of any conversion of LIBOR Loans in anticipation of such a prepayment.

5.2    Mandatory Prepayments.

(a)     Sales of Assets; Casualty Events. Within one Business Day of (i) any Disposition by the Credit Parties or any of their Subsidiaries pursuant to Section 10.4 or (ii) any Casualty Event or condemnation experienced by the Credit Parties or any of their Subsidiaries, in each case resulting in Net Cash Proceeds, the Borrower shall immediately pay or cause to be paid to the Administrative Agent for distribution to the Lenders in accordance with Section 5.2(d) an aggregate amount equal to the lesser of (x) 100% of such Net Cash Proceeds (with respect to any Disposition, the “Asset Sale Prepayment Amount”) and (y) the amount of Loans then outstanding (with respect to any Disposition, the positive difference between the Asset Sale Prepayment Amount and the amount of Loans then outstanding, the “Asset Sale Commitment Reduction Amount”); provided that, if at any time, the OpCo Credit Facility prevents OpCo from making a distribution of the Net Cash Proceeds from a Disposition, Casualty Event or condemnation experienced by OpCo or any of the OpCo Subsidiaries to the Credit Parties for purposes of making the prepayment required by this Section 5.2(a), then (1) at the request of the Required Lenders, the Credit Parties shall use their best efforts to cause OpCo to satisfy the distribution conditions set forth in OpCo Credit Facility and/or obtain waivers from the OpCo Administrative Agent for purposes of making such distribution and, until such distribution is made and paid to the Administrative Agent, the Credit Parties shall cause OpCo to hold such Net Cash Proceeds (or undistributed portion thereof) in trust for the benefit of the Secured Parties and (2) absent any such request, OpCo shall not be required to make a distribution of Net Cash Proceeds from a Disposition, Casualty Event or condemnation experienced by OpCo or any of the OpCo Subsidiaries to the extent that such distribution is prevented by the OpCo Credit Facility.

(b)    Change of Control. Upon the occurrence of a Change of Control, the Borrower shall pay or cause to be paid the aggregate outstanding amount of the Loans, plus accrued but unpaid interest thereon and all other outstanding Obligations (including those arising under Section 4.1(b)).

(c)    Equity Issuances. Within one Business Day of Borrower or any Subsidiary receiving, at any time, Net Cash Proceeds of an issuance by the Borrower or such Subsidiary of its Equity Interests to any Person, the Borrower shall immediately pay or cause to be paid to the Administrative Agent for distribution to the Lenders in accordance with Section 5.2(d) an aggregate amount equal to the lesser of (x) 100% of such Net Cash Proceeds (with respect to any issuance of Equity Interests, the “Equity Interest Prepayment Amount”) and (y) the amount of Loans then outstanding (with respect to any issuance of Equity Interests, the positive difference between the Equity Interest Prepayment Amount and the amount of Loans then outstanding, the “Equity Interest Commitment Reduction Amount”); provided that the Equity Interest Prepayment Amount shall only include Net Cash Proceeds in excess of the first $50,000,000 of Net Cash Proceeds received from issuances of Equity Interests by the Borrower, in the aggregate, after the Effective Date.

(d)    Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower.

(e)    Notice. The Borrower shall provide written notice of any mandatory prepayment to the Administrative Agent no later than (3) Business Days’ prior to such prepayment, specifying the amount of such prepayment and the paragraph pursuant to which it is being made.

5.3    Method and Place of Payment.

(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 2:00 p.m. on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b)    For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. may be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4    Taxes.

(a)    Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made without deduction or withholding for any Indemnified Taxes or Other Taxes, except as required by applicable Requirements of Law. If an applicable Withholding Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall make such deductions or withholdings as it reasonably determines to be required by any applicable Requirement of Law, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and, to the extent such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)    The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c)    The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)    Each Lender shall severally indemnify and hold harmless the Administrative Agent within thirty (30) days after written demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(c) relating to the maintenance of the Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)    Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent (and such other reasonably requested information) as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(f)(i), (i) and (j) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)    Without limiting the generality of the foregoing:

(i)    Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, executed copies of

IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form) (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender); (B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; (C) executed copies of IRS Form W-8ECI (or any applicable successor form); or (D) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any applicable successor form), accompanied by all necessary attachments (including the forms described in clauses (A) through (C) above, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable). Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each recipient agrees that if any form or certification it previously delivered pursuant to this Section 5.4(f) and Section 5.4(j), below, expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(f); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(g)    If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor (including by the payment of additional amounts pursuant to this Section) pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as such Lender or the Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(h)    [Reserved].

(i)    The Administrative Agent shall deliver to the Borrower and each U.S. Lender shall deliver to the Borrower and the Administrative Agent two executed copies of IRS Form W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or prior to the Initial Funding Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(j)    If a payment made to any Lender or the Administrative Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)    For the avoidance of doubt, for purposes of this Section 5.4, the term “applicable law” includes FATCA.

(l)    The agreements in this Section 5.4 shall survive the termination of this Agreement, and the repayment of the Loans and payment of all other amounts payable hereunder.

5.5    Computations of Interest and Fees.

(a)    Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans calculated by reference to LIBOR shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)    Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6    Limit on Rate of Interest.

(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the Highest Lawful Rate.

(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment at the Highest Lawful Rate.

(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d)    Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6.    Conditions Precedent to Effective Date and Initial Funding Date

6.1    Effective Date. The occurrence of the Effective Date and the effectiveness of this Agreement, are subject to the satisfaction (or waiver pursuant to Section 13.1) of the following conditions precedent.

(a)    Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a duly Authorized Officer of each of the Borrower, the Administrative Agent and each Initial Lender.

(b)    Authorization of Proceedings of Credit Parties; Organizational Documents. The Administrative Agent shall have received a certificate (substantially in the form of Exhibit F attached hereto) of one or more Authorized Officers of the Credit Parties certifying (1) that attached thereto are true and correct copies of resolutions adopted by (x) the Conflicts Committee and (y) the Board of Directors of each of the Credit Parties (A) authorizing the execution, delivery and performance by the Credit Parties of the Credit Documents to which each is a party and the consummation of the transactions contemplated thereby, (B) authorizing officers and other representatives of the Credit Parties to negotiate the Credit Documents on behalf of the Credit Parties and (C) authorizing officers and other representatives and authorized signers of the Credit Parties to execute and deliver the Credit Documents to which each is a party and any related documents, including, without limitation, any agreement or security document contemplated by this Agreement and that such resolutions have not been modified or rescinded and are in full effect, (2) that attached thereto are true and correct copies of the certified charter and bylaws, or equivalent formation and organizational documents, of each Credit Party, as in effect on the Effective Date and (3) the incumbency and specimen signatures of the officers and other representatives and authorized signers of the Credit Parties executing any documents on behalf of it.

(c)    PATRIOT Act. The Administrative Agent and each Initial Lender shall have received all documentation and other information about the Credit Parties as shall have been reasonably requested in writing by the Administrative Agent or any Initial Lender as is reasonably agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower.

(d)    Issuance of Class A Common Stock. Pursuant to a Subscription Agreement, the Borrower shall have issued shares of its Class A common stock to the Initial Lenders in the amounts identified in such Subscription Agreement.

(e)    Amendment to Registration Rights Agreement. An amendment to the Registration Rights Agreement with respect to the Class A common stock issued to the Initial Lenders in the form of Exhibit K shall have been effected.

(f)    Officer’s Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that (1) the Class A common stock required to be issued pursuant to Section 6.1(d) has been issued and (2) the amendment required by Section 6.1(e) is effective and a true and correct copy of such amendment is attached thereto.

The Administrative Agent (acting on the instructions of the Initial Lenders) shall notify the Borrower and the Lenders shall notify the Borrower and the Lenders of the Effective Date and such notice (the “Effectiveness Notice”) shall be conclusive and binding.

6.2    Initial Funding Date. The occurrence of the Initial Funding Date and the agreement of each Lender to make Loans contemplated by Section 2.1(a) available to the Borrower on the Initial Funding Date and thereafter, are subject to the satisfaction (or waiver pursuant to Section 13.1) of the following conditions precedent:

(a)    The Administrative Agent shall have received,

(i)    to the extent requested by a Lender, a Note payable to each such Lender or its registered assigns executed by the Borrower; and

(ii)    fully executed counterparts of the Security Documents and all other Credit Documents.

(b)    Collateral. All documents and instruments, including UCC or other applicable personal property financing statements reasonably requested by the Administrative Agent to be filed, registered or recorded, to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Documents shall have been delivered to the Administrative Agent for filing, registration or recording, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2. The Borrower shall have delivered to the Administrative Agent, Mortgages in form and substance satisfactory to the Administrative Agent (acting on the instructions of the Required Lenders) on all the Oil and Gas Properties of the Borrower and its Subsidiaries (other than OpCo and the OpCo Subsidiaries) such that the Administrative Agent has perfected Liens on all of the Oil and Gas Properties of the Borrower and its Subsidiaries (other than OpCo and the OpCo Subsidiaries).

(c)    Legal Opinions. The favorable, signed opinion of Vinson & Elkins, LLP, special counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)    Authorization. The Administrative agent shall have received a certificate (substantially in the form of Exhibit F attached hereto) of one or more Authorized Officers of the Credit Parties certifying (1) that attached thereto are true and correct copies of the certified charter and bylaws, or equivalent formation and organizational documents, of the Borrower, as in effect on the Initial Funding Date, (2) that attached thereto are true and correct copies of resolutions adopted by (x) the Conflicts Committee and (y) the Board of Directors of each of the Credit Parties (A) authorizing the execution, delivery and performance by the Credit Parties of the Credit Documents to which each is a party and the consummation of the transactions contemplated thereby, (B) authorizing officers and other representatives of the Credit Parties to negotiate the Credit Documents on behalf of the Credit Parties and (C) authorizing officers and other representatives and authorized signers of the Credit Parties to execute and deliver the Credit Documents to which each is a party and any related documents, including, without limitation, any agreement or security document contemplated by this Agreement and that such resolutions have not been modified or rescinded and are in full effect, (3) the incumbency and specimen signatures of the officers and other representatives and authorized signers of the Credit Parties executing any documents on behalf of it and (4) that attached thereto are the applicable good standing certificates required by Section 6.2(m).

(e)    Fees and Expenses. The Administrative Agent and the Lenders shall have been paid for their fees and reimbursed for all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the costs and expenses for recordation of certain Security Documents and the reasonable and documented fees and expenses of counsel to each of the Initial Lenders, including Simpson Thacher & Bartlett LLP, Akin Gump Strauss Hauer & Feld LLP and Thompson & Knight LLP, pursuant to Section 13.5).

(f)    Representations. On the Initial Funding Date, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case such representations and warranties shall be true and correct in all respects.

(g)    PATRIOT Act. Each Lender making a Loan on the Initial Funding Date shall have received all documentation and other information about the Credit Parties as shall have been reasonably requested in writing by such Lender as is reasonably agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(h)    Curlin Assets. The Asset Acquisition shall have been completed and the Credit Parties shall have received assignments in a form proper for recording with respect to the Curlin Assets.

(i)    Lien Searches. The Administrative Agent shall have received recent appropriate UCC search certificates and judgment searches reflecting no prior Liens (other than Liens on the properties of OpCo granted pursuant to the OpCo Credit Facility (other than, for the avoidance of doubt, Liens on the Curlin Assets) and those being assigned or released on or prior to the Initial Funding Date) or judgments encumbering the Collateral and all lien terminations, UCC-3 termination statements and other documentation evidencing such assignments or releases.

(j)    [Reserved].

(k)    Insurance Certificate. The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower pursuant to Section 9.3.

(l)    Absence of Litigation. The Administrative Agent shall have received a certificate of one or more Authorized Officers of the Borrower certifying that no litigation by any Person shall be pending or threatened with respect to this Agreement, any other Credit Document or the Transactions contemplated hereby that could reasonably be expected to have a Material Adverse Effect or materially and adversely affect this Agreement, any other Credit Document or the Transactions contemplated hereby.

(m)    Good Standing Certificates. The Administrative Agent shall have received certificates of appropriate public officials as to (1) the existence, good standing or authorization to do business, as applicable, of the Credit Parties in their respective jurisdiction of formation or organization (2) the existence or qualification to do business, as applicable, of the Credit Parties in the State of Oklahoma and (3) the existence or qualification to do business, as applicable, and good standing of the Credit Parties in each other state in which they operate if the failure to be in good standing could reasonably be expected to have a Material Adverse Effect and to the extent that the Credit Parties are required to be qualified to do business in each such state.

(n)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit I duly and properly executed by the chief financial officer or the treasurer of the Borrower and certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.

(o)    Material Adverse Effect. After giving effect to any Borrowing on the Initial Funding Date, no event or circumstance shall exist which could reasonably be expected to result in a Material Adverse Effect.

(p)    OpCo Credit Facility. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that (i) attached thereto is a duly executed copy of an amendment or Borrowing Base reaffirmation, including reaffirmation of the Borrowing Base for the spring 2019 scheduled redetermination at $750,000,000, (ii) the Borrowing Base as of the Initial Funding Date is $750,000,000 and (iii) there are no defaults or events of default in existence under the OpCo Credit Facility as of the Initial Funding Date. The amendment or Borrowing Base reaffirmation referenced in clause (i) above shall be in form and substance reasonably satisfactory to the Administrative Agent (as determined at the instruction of the Initial Lenders).

(q)    Common Stock. Pursuant to Subscription Agreements, the Borrower shall have issued shares of its Class A common stock to each Lender or an Affiliate or designee of such Lender (as designated by the applicable Lender), in each case that commits to the Facility prior to the Incremental Equity End Time in accordance with Section 2.15 in an amount equal to such Lender’s Incremental Equity Amount, and the Registration Rights Agreement shall have been amended via one or more amendments substantially in the form of Exhibit K, as applicable, to make each such Lender a party to the Registration Rights Agreement.

(r)    Officer’s Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that the conditions in Sections 6.2(f), 6.2(h), 6.2(l), 6.2(o) and 6.2(q) have been satisfied.

The Administrative Agent (acting on the instructions of the Initial Lenders) shall notify the Borrower and the Lenders of the Initial Funding Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 13.1) at or prior to 5:00 p.m. on August 26, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 7.    Conditions Precedent to All Borrowings

The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction (or waiver pursuant to Section 13.1) of the following conditions precedent:

7.1    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as applicable, as of such earlier date).

7.2    Liquidity. With respect to any Borrowing made after the Initial Funding Date, Liquidity of OpCo and the OpCo Subsidiaries shall not be in excess of $50,000,000 (exclusive of Loan proceeds received by OpCo and the OpCo Subsidiaries).

7.3    Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3(a).

Each Credit Event shall be deemed to constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8.    Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes, on the Effective Date (to the extent applicable), the Initial Funding Date, each other Credit Event and on each other date as required or otherwise set forth in the Credit Documents, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1    Corporate Status. The Borrower and each Subsidiary (a) is a duly organized and validly existing corporation, partnership, limited liability company or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (c) has duly qualified and is authorized to do business and is in good standing (if applicable, or has “active” status in the case of the State of Texas) in all jurisdictions where it is required to be so qualified, and (d) is in compliance with all Requirements of Law, except in each case referred to in clauses (b), (c) and (d), where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8.2    Power and Authority; Enforceability. The Borrower and each other Credit Party has the corporate, partnership, limited liability company or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate, partnership, limited liability company or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Borrower and each other Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3    No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Subsidiaries.

8.4    Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (excluding Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X.

8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7    Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8    True and Complete Disclosure.

(a)    None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent and/or any Lender on or before the Initial Funding Date (including all such information and data contained in the Credit Documents) or delivered hereunder or under any of the other Credit Documents contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b)    The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9    Financial Condition; Financial Information.

(a)    Since March 31, 2019, there has been no Material Adverse Effect.

(b)    As of March 31, 2019, neither the Borrower nor any Subsidiary has any material Indebtedness, including Disqualified Stock (other than this Facility and the OpCo Credit Facility), any material guarantee obligations, contingent liabilities, off balance sheet liabilities, or unusual forward or long-term commitments that, in each case, are not reflected or provided for in its publicly-filed quarterly financial statements, except as would not reasonably be expected to result in a Material Adverse Effect.

8.10    Tax Matters. Except where the failure to file Tax returns or pay taxes of which would not be reasonably expected to have a Material Adverse Effect, each of the Borrower and the Subsidiaries has filed or caused to be filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it and has paid or caused to be paid all material Taxes payable by it that have become due, other than Taxes (i) not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.

8.11    Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred with respect to any Plan; no written notice of any insolvency of a Multiemployer Plan has been given to the Borrower or any ERISA Affiliate; no Plan has an accumulated or waived funding deficiency; on and after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code, or to or on account of a Multiemployer Plan pursuant to Section 515, 4201 or 4204 of ERISA or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan, as applicable; no proceedings have been instituted to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan or Multiemployer Plan, except to the extent that a breach of any of the representations or warranties in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11, other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination of such Multiemployer Plans under ERISA, are made to the best knowledge of the Borrower.

8.12    Subsidiaries. The Borrower has no Subsidiaries as of the Initial Funding Date other than those listed on Schedule 8.12, and each Subsidiary on such schedule is a Wholly-Owned Subsidiary and is a Domestic Subsidiary.

8.13    Intellectual Property. The Borrower and each of the Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

8.14    Environmental Laws.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any of their actual or alleged liability for any Environmental Claim or any other liability under any Environmental Law, which has not been fully resolved; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any real property location; and (iv) to the knowledge of the Borrower, no underground storage tank or related piping, or any surface impoundment or disposal area containing Hazardous Materials is located at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Subsidiaries.

(b)    Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or leased Oil and Gas Properties in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

8.15    Properties.

(a)    OpCo and/or each OpCo Guarantor has good title to the Borrowing Base Properties evaluated in the most recently delivered OpCo Reserve Report (other than those (i) disposed of in compliance with Section 10.4 since delivery of such OpCo Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the OpCo Administrative Agent), and good title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except where the failure to have good title could not reasonably be expected to have a Material Adverse Effect. After giving full effect to the Liens permitted by Section 10.2, the OpCo or OpCo Guarantor specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered OpCo Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or any Subsidiary to bear the material costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered OpCo Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such property.

(b)    All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c)    The rights and properties presently owned, leased or licensed by the Borrower and the Subsidiaries including all easements and rights of way, include all rights and properties necessary to permit the Borrower and the Subsidiaries to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d)    All of the properties of the Borrower and the Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

8.16    Solvency. After giving effect to the consummation of the Transactions and to the making of any Loans requested hereunder, the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

8.17    Insurance. The properties of the Borrower and the Subsidiaries are insured in the manner contemplated by Section 9.3.

8.18    Hedge Transactions. Schedule 8.18 sets forth, as of the Effective Date, a true and complete list of all material commodity Hedge Transactions of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the Effective Date and for which a mark to market value is reasonably available) and all credit support agreements relating thereto (including any margin required or supplied).

8.19    PATRIOT Act. Each Credit Party is in compliance in all material respects with the material provisions of the PATRIOT Act, and the Borrower has provided to the Administrative Agent and the Lenders all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and the Lenders and mutually agreed to be required by the PATRIOT Act to be obtained by the Administrative Agent or any Lender.

8.20    Liens Under the Security Documents. Upon the execution and delivery of the Security Documents in accordance herewith, and where appropriate the filing and recordation thereof with the appropriate filing or recording officers in each of the necessary jurisdictions, the Liens granted and to be granted by any Credit Party to the Administrative Agent for the benefit of the Secured Parties, constitute validly created, perfected and first priority Liens, subject only to Liens permitted under Section 10.2.

8.21    No Default. No Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document. Each of the Borrower and each Subsidiary is in compliance in all material respects with the Requirements of Law applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.22    Direct Benefit. The initial Borrowing hereunder and all additional Borrowings are for the direct benefit of the Borrower and its Subsidiaries. The Borrower and its Subsidiaries shall engage as an integrated group in the business of oil and gas exploration and related activities and certain other legal business purposes, and any benefits to the Borrower and its Subsidiaries is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and its Subsidiaries is dependent upon the continued successful performance of the functions of the integrated group as a whole.

8.23    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and to the knowledge of the Borrower its directors and agents and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. None of the Borrower or its Subsidiaries operates in a Sanctioned Country.

8.24    EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

8.25    Accounts. Schedule 8.25 sets forth, as of the Initial Funding Date, a true and complete list of all Deposit Accounts, Securities Accounts and Commodities Accounts of each Credit Party (other than Excluded Accounts).

SECTION 9.    Affirmative Covenants

The Borrower hereby covenants and agrees that on the Effective Date and thereafter, until Payment in Full:

9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)    Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, copies of the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income and partners’ capital and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by an opinion thereon of independent accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (y) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period).

(b)    Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such period, and unaudited consolidated statements of income, partners’ capital and cash flows of the Borrower and its Subsidiaries for that fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, partners’ capital and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the covenant set forth in Section 10.11 as at the end of such fiscal year or period, as the case may be and (ii) a specification of any change in the identity of the Guarantors and Subsidiaries as at the end of such fiscal year or period, as the case may be, from the list of Subsidiaries provided to the Lenders on or prior to the Initial Funding Date or the most recent fiscal year or period, as the case may be.

(d)    Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains actual knowledge thereof, written notice from an Authorized Officer of the Borrower of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e)    Environmental Matters. Promptly, but no later than ten (10) Business Days after Borrower’s obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, written notice from an Authorized Officer of the Borrower of:

(i)    any pending or threatened Environmental Claim against any the Borrower or any Subsidiary or any real property interests of any Oil and Gas Properties;

(ii)    any condition or occurrence on any real property interests of any Oil and Gas Properties that (A) would reasonably be expected to result in a violation of Environmental Law by the Borrower or any Subsidiary or (B) would reasonably be expected to result in the issuance of an Environmental Claim against the Borrower or any Subsidiary or any real property interests of any Oil and Gas Properties;

(iii)    any condition or occurrence on any real property interests of any Oil and Gas Properties that would reasonably be expected to result in restrictions on the Borrower’s ownership, occupancy, use or transferability of such interests of any Oil and Gas Properties under any Environmental Law; and

(iv)    Borrower’s or any Subsidiary’s conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any real property interests of any Oil and Gas Properties.

All such notices shall describe in reasonable detail, based on the information then available, the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f)    Other Information.

(i)    Promptly after the sending or filing thereof, copies of all press releases and material information, communications or notices that the Borrower sends to any holders of its Stock or Stock Equivalents (to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement);

(ii)    (A) When required to be delivered under the OpCo Credit Documents, copies of all notices, reports and other information (including title information, if requested by the Administrative Agent on behalf of a Lender) delivered by OpCo to the OpCo Administrative Agent or OpCo Facility Lenders pursuant to the OpCo Credit Facility and (B)(1) two (2) Business Days prior to their execution, any material new OpCo Credit Documents or any material amendments, modifications or waivers to any OpCo Credit Documents or (2) promptly after their execution, any non-material new OpCo Credit Documents or any non-material amendments, modifications or waivers to any OpCo Credit Documents; and

(iii)    Promptly, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information (financial or otherwise) as the Administrative Agent on behalf of any Initial Lender or the Required Lenders may reasonably request in writing from time to time.

(g)    Projections. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a reasonably detailed consolidated budget and cash flow forecast for the following fiscal year as customarily prepared in good faith by management of the Borrower for its internal use and projected capital expenditures (collectively, the “Projections”) in form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

(h)    [Reserved].

Documents required to be delivered pursuant to Sections 9.1(a) and (b) and Section 9.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (x) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 9.1(c) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2    Books, Records and Inspections.

(a)    The Borrower will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Required Lenders or the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) only one such visit per calendar year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representatives of the Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(f)(ii) or this Section 9.2, neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender in their capacity as such (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)    The Borrower will, and will cause each of the Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

9.3    Maintenance of Insurance. The Borrower will, and will cause each Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent (acting at the instruction of the Required Lenders), information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if casualty insurance is obtained, the Administrative Agent shall be a loss payee under any such casualty insurance; provided that, to the extent that the Administrative Agent or any Lender receives proceeds of such casualty insurance and so long as no Event of Default has occurred and is then continuing, the Administrative Agent or such Lender, as applicable, will deliver such proceeds to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. All policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).

9.4    Payment of Taxes. The Borrower will, and will cause each of the Subsidiaries to, pay or discharge all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto; provided that neither the Borrower nor any of the Subsidiaries shall be required to pay or discharge any such Tax or claim (a) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or (b) where the failure to pay or discharge such Tax or claim could not reasonably be expected to result in a Material Adverse Effect.

9.5    Existence. The Borrower will, and will cause each of its Subsidiaries to, preserve and maintain such Person’s existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified as a foreign limited partnership, limited liability company or corporation in each jurisdiction in which such qualification is material to the business and operations of the Borrower or any of its Subsidiaries or the ownership or leasing of the properties of the Borrower or its Subsidiaries except (other than with respect to the existence of the Borrower) where the failure could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6    Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures, to the extent applicable to its business, designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.7    ERISA.

(a)    Promptly after the Borrower knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or an ERISA Affiliate is required or proposes to take, together with any notices given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred with respect to any Plan; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability or a Multiemployer Plan has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code or to or on account of a Multiemployer Plan pursuant to Section 515, 4201 or 4204 of ERISA.

(b)    Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, following any request by the Administrative Agent, the Borrower, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

9.8    Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a)    operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in good working order and condition as would a reasonably prudent oil and gas exploration and production operator in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)    keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair and working order (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c)    to the extent the Borrower or a Subsidiary is not the operator of any property, the Borrower shall use reasonable efforts consistent with its rights under applicable operating agreements to cause the operator to comply with this Section 9.8.

9.9    End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10    Additional Guarantors, Grantors and Collateral.

(a)    Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Subsidiary (other than OpCo or any OpCo Subsidiaries) formed or otherwise purchased or acquired after the Initial Funding Date and (ii) upon the termination of the OpCo Credit Facility, OpCo and the OpCo Subsidiaries, in each case within thirty (30) days from the date of such formation, acquisition or termination, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to (1) execute a supplement to each of the Guarantee and the Collateral Agreement, if any, substantially in the form of Annex A to Exhibit C or Exhibit D, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Collateral Agreement and (2) execute a Mortgage or a joinder and supplement to an existing Mortgage or enter into a security agreement as provided in Section 9.16(b).

(b)    Subject to any applicable limitations set forth in the Collateral Agreement, the Borrower will pledge, and, if applicable, will cause each other Guarantor (or Person required to become a Guarantor pursuant to Section 9.10(a) or Section 9.16(b)) to pledge, to the Administrative Agent, for the benefit of the Secured Parties all of the Stock of each Subsidiary owned by the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.10(a) or Section 9.16(b)), in each case, formed or otherwise purchased or acquired after the Initial Funding Date, pursuant to the Collateral Agreement or pursuant to a supplement to the Collateral Agreement substantially in the form of Annex A thereto, as applicable.

(c)    If at any time the Borrower or any of its Subsidiaries shall acquire additional Oil and Gas Properties, then the Borrower shall, and shall cause such Subsidiaries to (other than with respect to Oil and Gas Properties of OpCo and the OpCo Subsidiaries), grant, within 60 days after acquiring such Oil and Gas Properties (or such longer period as the Administrative Agent may agree in its reasonable discretion) to the Administrative Agent as security for the Obligations a first priority Lien (subject to Liens permitted by Section 10.2) on such Oil and Gas Properties sufficient to provide the Administrative Agent as security for the Obligations a first priority Lien on all of the Oil and Gas Properties of the Borrower and its Subsidiaries (other than Oil and Gas Properties of OpCo and the OpCo Subsidiaries). All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Subsidiary other than OpCo or any OpCo Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Section 9.10(a), Section 9.10(b) and Section 9.16.

(d)    The Borrower will promptly notify the Administrative Agent if the Borrower or any other Credit Party establishes a Deposit Account or a Commodities Account after the Initial Funding Date (or if any Deposit Account that was previously an Excluded Account ceases to be an Excluded Account), and the Borrower will, and will cause each other Credit Party to, in connection with any such Deposit Account or Commodities Account established by a Credit Party (other than Deposit Accounts that are Excluded Accounts, but only for so long as it is an Excluded Account) promptly, but in any event on or before the earlier of (x) 30 days after the establishment of such Deposit Account or Commodities Account (or by such later date as the Administrative Agent shall reasonably agree) or (y) the first date on which the funds or contracts in such Deposit Account or Commodities Account would exceed $1,000,000, enter into a Control Agreement with the Administrative Agent and the depositary bank or commodities intermediary for such Deposit Account or Commodities Account (other than an Excluded Account), on terms reasonably satisfactory to the Administrative Agent (acting at the instruction of the Required Lenders).

(e)    The Borrower will promptly notify the Administrative Agent if the Borrower or any other Credit Party establishes a Securities Account after the Initial Funding Date and the Borrower will, and will cause each other Credit Party to, in connection with any such Securities Account established by a Credit Party promptly, but in any event on or before the earlier of (x) 30 days after the establishment of such Securities Account (or by such later date as the Administrative Agent shall reasonably agree) or (y) the first date on which the securities and funds in such Securities Account would either (i) pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, cause the securities intermediary to agree to comply without further consent of Borrower or such Credit Party, with entitlement orders originated by the Administrative Agent with respect to the financial assets carried in such Securities Account, or (ii) arrange for the Administrative Agent to become the entitlement holder of the securities intermediary with respect to the Securities Account, with Borrower or such Credit Party being permitted, only with the consent of the Administrative Agent, to originate entitlement orders with respect to the financial assets carried in such Securities Account. The Administrative Agent shall not give any such entitlement orders unless an Event of Default has occurred and is continuing.

(f)    The Borrower shall execute and deliver such other closing documents, certificates and legal opinions and provide such other information, in each case as the Administrative Agent may reasonably request in connection with the foregoing (a) through (e).

9.11    Use of Proceeds. The Borrower and the Credit Parties will use the proceeds of the Loans solely to (i) effectuate the Asset Acquisition, (ii) fund operations of the Borrower and its Subsidiaries, (iii) repay the OpCo Facility Obligations and (iv) pay the fees and expenses related to the Transactions.

9.12    Further Assurances.

(a)    Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Subsidiaries.

(b)    Notwithstanding anything herein to the contrary, if the Administrative Agent (acting at the instruction of the Required Lenders) reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposed of the Credit Documents.

9.13    Reserve Reports

(a)    On or before August 31st and February 28th of each year, the Borrower shall furnish to the Administrative Agent a reserve report evaluating, as of the immediately preceding June 30th and December 31st, respectively, the proved reserves of the OpCo and the OpCo Guarantors located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that are Borrowing Base Properties. Each reserve report as of December 31 shall be prepared at the Borrower’s election, by one or more Approved Petroleum Engineers (as defined in the OpCo Credit Agreement). Each reserve report as of June 30 shall be prepared by or under the supervision of the chief engineer of the OpCo, provided that the Borrower may elect to have such reserve report prepared by one or more Approved Petroleum Engineers (as defined in the OpCo Credit Agreement).

(b)    [Reserved].

(c)    At the time of delivery of any reserve report pursuant to clause (a) of this Section 9.13, the Borrower shall also deliver to the Administrative Agent a true and complete list of all commodity Hedge Transactions of the Borrower and each Subsidiary (including the type, applicable commodity prices and notional amounts or volumes).

9.14    [Reserved].

9.15    [Reserved].

9.16    Post-Closing Security.

(a)    Required Mortgage Recording Evidence. Within thirty (30) days after the Initial Funding Date, the Borrower shall have delivered evidence of recording of all Mortgages required to be delivered pursuant to Section 6.2(b) reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

(b)    Security Documents. Within thirty (30) days of such time, if any, that the Borrower shall acquire any direct or indirect Subsidiary, the Borrower will and will cause each such Subsidiary (other than OpCo or any OpCo Subsidiary), to execute and deliver to the Administrative Agent (a) a Guarantee or a supplement to the Guarantee, as applicable, (b) a Collateral Agreement or a supplement to the Collateral Agreement, as applicable, (c) a Mortgage on, or a joinder and supplement to an existing Mortgage on, such Subsidiary’s Oil and Gas Properties or, in lieu of a Mortgage or joinder and supplement to an existing Mortgage, at the Borrower’s option, but subject to the requirements of Section 9.10(c), a security agreement in form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) granting a first and prior Lien in favor of the Administrative Agent for the benefit of the Secured Parties on such Subsidiary’s personal property, (d) a certificate (substantially similar to the form of Exhibit F attached hereto) of an officer of the Borrower and each such Subsidiary, certifying inter alia, (1) true and correct copies of resolutions adopted by the appropriate governing entity or body of such Credit Party (A) authorizing the execution, delivery and performance by such Credit Party of the Guarantee or such supplement, the Collateral Agreement or such supplement, the Mortgage or such supplement or other security agreement to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (B) authorizing officers of such Credit Party to negotiate the Guarantee or such supplement, the Collateral Agreement or such supplement, the Mortgage or such supplement or security agreement to which such Credit Party is a party and (C) authorizing officers of such Credit Party to execute and deliver the Guarantee or such supplement, the Collateral Agreement or such supplement, the Mortgage or such supplement or security agreement to which such Credit Party is a party and any related documents, (2) that attached thereto is a true and complete copy of the limited liability company agreement, operating agreement, bylaws or partnership agreement of such Credit Party as in effect on the date of the resolutions described in the foregoing clause (1), and (3) the incumbency and specimen signatures of the officers of the Credit Party executing any such documents on behalf of such Credit Party, (e) a favorable signed opinion of Vinson & Elkins, LLP, or another law firm acceptable to the Administrative Agent, as special counsel to the Credit Parties, and, if necessary, a favorable signed opinion of local counsel to the Credit Parties as may be reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent as to the Guarantee or such supplement, the Collateral Agreement or such supplement, the Mortgage or such supplement or other security agreement and (f) to the extent applicable, all Stock and Stock Equivalents of each Guarantor directly or indirectly owned by the Borrower or any Guarantor shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received all certificates, if any, representing such securities pledged under the Collateral Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.

(c)    Post-Closing Deliverables. Within thirty (30) days after the Initial Funding Date (or such later date as may be agreed by the Administrative Agent (acting at the direction of the Required Lenders)), the Borrower shall have delivered to the Administrative Agent the items set forth on Schedule 9.16(c).

SECTION 10.    Negative Covenants

The Borrower hereby covenants and agrees that on the Effective Date and thereafter, until Payment in Full:

10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)    Indebtedness arising under the Credit Documents or otherwise constituting an Obligation;

(b)    Indebtedness in respect of the OpCo Credit Facility; provided that (i) such Indebtedness is a single conforming traditional commercial banking revolving borrowing base facility for oil and gas secured loan transactions with no differentiation among the OpCo Facility Lenders and secured hedging providers and all such Indebtedness is pari passu in right of payment, pricing, maturity, security and liquidation thereof, (ii) the Person selected to be the administrative agent thereunder is Citibank, N.A., or another commercial bank recognized as being an established administrative agent for traditional commercial banking borrowing base lending facilities for oil and gas secured transactions reasonably acceptable to the Required Lenders and (iii) the OpCo Credit Documents are not amended or modified except in accordance with Section 10.16;

(c)    Indebtedness of (i) the OpCo or any OpCo Guarantor owing to the OpCo or any OpCo Guarantor; (ii) any OpCo Subsidiary that is not an OpCo Guarantor owing to any other OpCo Subsidiary that is not an OpCo Guarantor and (iii) any Subsidiary that is not a Guarantor owing to a Credit Party;

(d)    Indebtedness of a Credit Party to any other Credit Party that is subordinated to the Obligations on terms satisfactory to the Required Lenders;

(e)    subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) OpCo Subsidiaries in respect of Indebtedness of the Opco or other Opco Subsidiaries that is permitted to be incurred under this Agreement (except that an Opco Subsidiary may not, by virtue of this Section 10.1(e) guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 10.1) and (ii) Opco in respect of Indebtedness of Opco Subsidiaries that is permitted to be incurred under this Agreement;

(f)    Guarantee Obligations of OpCo and the OpCo Subsidiaries (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(e) and (q);

(g)    (i) Indebtedness of OpCo and its Subsidiaries (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets (including equipment) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets; (ii) Indebtedness of OpCo and its Subsidiaries arising under Capital Leases, other than (A) Capital Leases in effect on the Effective Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), such Indebtedness shall be permitted by OpCo Credit Agreement as in effect on the date hereof); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(h)    [Reserved];

(i)    [Reserved];

(j)    [Reserved];

(k)    [Reserved];

(l)    Indebtedness of OpCo and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with Funded Indebtedness, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(m)    other unsecured Indebtedness of the Borrower; provided (i) that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (m) shall not at the time of incurrence thereof exceed $20,000,000 and (ii) such Indebtedness (A) shall not mature, provide for any scheduled amortization or require prepayments prior to the date that is 91 days following the Maturity Date, (B) have terms, other than pricing, more favorable in to the providers of such Indebtedness than the terms hereunder and (C) the Administrative Agent shall have received (1) such information regarding such Indebtedness as it shall have requested (acting at the direction of the Required Lenders) and (2) drafts of the execution versions of the definitive documentation in respect of such Indebtedness five (5) Business Days in advance of its execution;

(n)    Indebtedness of OpCo and its Subsidiaries in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(o)    Cash Management Services, obligations under any Cash Management Agreements and other Indebtedness, in each case of OpCo and its Subsidiaries, in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(p)    Indebtedness of OpCo or any OpCo Subsidiary incurred in the ordinary course of business in respect of obligations of OpCo or any OpCo Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(q)    Indebtedness of OpCo or any OpCo Subsidiary arising from agreements of OpCo or any OpCo Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with any Investment and the Disposition of any business, assets or Stock permitted hereunder;

(r)    Indebtedness of OpCo or any OpCo Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(s)    Indebtedness of OpCo or any OpCo Subsidiary representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for OpCo or any OpCo Subsidiary, any direct or indirect parent thereof) and the Subsidiaries incurred in the ordinary course of business;

(t)    Indebtedness of OpCo or any OpCo Subsidiary consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(u)    [Reserved];

(v)    Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business; and

(w)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (v) above.

10.2    Limitation on Liens. The Borrower will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:

(a)    Liens arising under the Credit Documents to secure the Obligations or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b)    Permitted Liens;

(c)    Liens on property of OpCo and the OpCo Subsidiaries (including liens arising under Capital Leases to secure Capitalized Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(g); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d)    Liens on the property of OpCo and the OpCo Subsidiaries created pursuant to the OpCo Credit Documents;

(e)    Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder and upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien and (ii) the proceeds and products thereof or (ii) ) of secured Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 10.1(g);

(f)    [Reserved];

(g)    [Reserved];

(h)    Liens securing Indebtedness or other obligations (i) the OpCo or any OpCo Guarantor owing to the OpCo or any OpCo Guarantor or (ii) any OpCo Subsidiary that is not an OpCo Guarantor owing to any other OpCo Subsidiary that is not an OpCo Guarantor;

(i)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off), in each case, to the extent that such Liens do not secure Funded Indebtedness;

(j)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the OpCo or any of the OpCo Subsidiaries in the ordinary course of business permitted by this Agreement;

(l)    Liens deemed to exist in connection with Investments by Opco or any of the OpCo Subsidiaries in repurchase agreements permitted under Section 10.5 as Permitted Investments;

(m)    [Reserved];

(n)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the (A) Borrower or any Credit Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Credit Parties or (B) OpCo or any OpCo Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of OpCo or any OpCo Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business, in each case not securing Funded Indebtedness;

(o)    Liens solely on any cash earnest money deposits made by the OpCo or any of the OpCo Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)    [Reserved];

(r)    the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s)    agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t)    [Reserved];

(u)    [Reserved];

(v)    Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law,

unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Subsidiary that is reasonably likely to exceed $5,000,000;

(w)    Liens on any property of OpCo or any of the OpCo Subsidiaries, other than property or assets securing the Obligations or any Borrowing Base Properties, to secure Indebtedness and obligations of OpCo or any of the OpCo Subsidiaries under Hedge Transactions permitted under Section 10.10 with counterparties other than a Hedge Bank;

(x)    additional Liens on property not constituting Borrowing Base Properties so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed $5,000,000, in each case to the extent that such Liens do not secure Funded Indebtedness; and

(y)    Liens on any cash amounts of OpCo and the OpCo Subsidiaries (i) raised and received under any indenture or other debt agreement issued in escrow and held by a trustee pursuant to customary escrow arrangements pending the release thereof, or (ii) held by a trustee under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions and, in each case, solely with respect to transactions permitted hereunder, including Section 10.1).

10.3     Limitation on Fundamental Changes. Except as permitted by Sections 10.4 or 10.5, the Borrower will not, and will not permit any of the Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a)    any Subsidiary of OpCo or any other Person may be merged, amalgamated or consolidated with or into OpCo; provided that (i) OpCo shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into OpCo, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than OpCo) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (OpCo or such Person, as the case may be, being herein referred to as the “Successor OpCo”), (ii) the Successor OpCo (if other than OpCo) shall expressly assume all the obligations of OpCo under the OpCo Credit Agreement and the other OpCo Credit Documents pursuant to a supplement thereto in form reasonably satisfactory to the OpCo Administrative Agent, (iii) no Borrowing Base Deficiency or default or event of default under the OpCo Credit Agreement has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves OpCo and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not an OpCo Subsidiary (A) the Successor OpCo shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) each OpCo Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor OpCo is OpCo, shall have by a supplement to the OpCo Guarantee confirmed that its OpCo Guarantee shall apply to the Successor OpCo’s obligations under the OpCo Credit Agreement, (C) each OpCo Subsidiary grantor and each OpCo Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor OpCo is OpCo, shall have by a supplement to the OpCo Credit Documents confirmed that its obligations thereunder shall apply to the Successor OpCo’s obligations under the OpCo Credit Agreement, (D) each mortgagor of a Mortgaged Property (as defined in the OpCo Credit Agreement), unless it is the other party to such merger or consolidation or unless the Successor OpCo is OpCo, shall have by an amendment to or restatement of the applicable OpCo Mortgage confirmed that its obligations thereunder shall apply to the Successor OpCo’s obligations under the OpCo Credit Agreement, (E) OpCo shall have delivered to the OpCo Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the OpCo Credit Documents preserve the enforceability of the OpCo Guarantee and the perfection and priority of the Liens under the OpCo Security Documents, (F) if reasonably requested by the OpCo Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate the OpCo Agreement or any other OpCo Credit Document; provided, further, that if the foregoing are satisfied, the Successor OpCo (if other than OpCo) will succeed to, and be substituted for, OpCo under the OpCo Credit Agreement and (G) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” in the OpCo Credit Agreement or is otherwise permitted under Section 10.5 of the OpCo Credit Agreement;

(b)    any OpCo Subsidiary or any other Person (other than OpCo) may be merged, amalgamated or consolidated with or into any one or more OpCo Subsidiaries; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more OpCo Subsidiaries, (A) an OpCo Subsidiary shall be the continuing or surviving Person or (B) OpCo shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than an OpCo Subsidiary) to become an OpCo Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more OpCo Guarantors, an OpCo Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than an OpCo Guarantor) shall execute a supplement to the OpCo Guarantee, the Pledge Agreement (as defined in the OpCo Credit Agreement) and any applicable OpCo Mortgage, each in form and substance reasonably satisfactory to the OpCo Administrative Agent in order for the surviving Person to become an OpCo Guarantor and pledgor, mortgagor and grantor of Collateral (as defined in the OpCo Credit Agreement) for the benefit of the Secured Parties (as defined in the OpCo Credit Agreement), (iii) no Borrowing Base Deficiency or default or event of default under the OpCo Credit Agreement has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves an OpCo Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not an OpCo Subsidiary (A) OpCo shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) OpCo shall have delivered to the OpCo Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any OpCo Credit Document preserve the enforceability of the OpCo Guarantee and the perfection and priority of the Liens under the OpCo Security Documents and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” in the OpCo Credit Agreement or is otherwise permitted under Section 10.5 of the OpCo Credit Agreement;

(c)    any Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Subsidiary of the Borrower;

(d)    any Guarantor may (i) merge, amalgamate or consolidate with or into any other Guarantor, (ii) [reserved] and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e)    any Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Credit Party, any assets or business of such Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(f)    to the extent that no Default or Event of Default would result from the consummation of such Disposition, OpCo and the OpCo Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

10.4    Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, distribute, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired and whether effected pursuant to a division or otherwise or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Subsidiary’s Stock and Stock Equivalents, except that:

(a)    the Borrower and the Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)    OpCo and the OpCo Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Stock or Stock Equivalents of any OpCo Subsidiary owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of operating agreements, farm-outs, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition is for Fair Market Value and made in compliance with the terms of the OpCo Credit Documents as in effect on the date hereof; provided, further, that to the extent that OpCo is notified by the OpCo Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), OpCo shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(c)    the Borrower and the Subsidiaries may Dispose of property or assets to the Borrower or to a Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d)    the Borrower and any Subsidiary may affect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e)    the Borrower and the Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f)    Dispositions by OpCo or any of the OpCo Subsidiaries constituting like-kind exchanges of Borrowing Base Properties to the extent that (i) either (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, and (ii) after giving effect to such Disposition, the difference between (x) the Borrowing Base in effect immediately prior to such Disposition minus (y) the PV-9 (as defined in the OpCo Credit Agreement) (calculated at the time of such Disposition) of the Borrowing Base Properties Disposed of since the later of (i) the last Scheduled Redetermination Date (as defined in the OpCo Credit Agreement) and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e) of the OpCo Credit Agreement exceeds the Loan Limit (as defined in the OpCo Credit Agreement) in effect immediately prior to such Disposition;

(g)    Dispositions by OpCo or any of the OpCo Subsidiaries of Hydrocarbon Interests to which no Proved Reserves (as defined in the OpCo Credit Agreement) are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(h)    Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5(i);

(i)    (i) the Disposition of the Curlin Assets to the Credit Parties and (ii) after the Initial Funding Date, the Disposition of the Curlin Assets subject to (A) there being no Default or Event of Default after giving effect to such Disposition and (B) Net Cash Proceeds received by the Borrower in respect of such Disposition being greater than $50,000,000;

(j)    transfers of property subject to a (i) Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;

(k)    Dispositions of accounts receivable (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(l)    the unwinding, terminating and/or offsetting of any Hedge Transaction by OpCo or any of the OpCo Subsidiaries (subject to the terms of Section 2.14(e) of the OpCo Credit Agreement); provided, that if the Hedge PV (as defined in the OpCo Credit Agreement) of the unwound, terminated and/or offsetting positions (as calculated at the time of any such unwind, termination or creation of off-setting positions, after taking into account any other Hedge Transaction, executed contemporaneously with the taking of such actions) when aggregated with the aggregate PV-9 (as defined in the OpCo Credit Agreement) of all Borrowing Base Properties Disposed (calculated at the time of such Disposition) included in the most recently delivered OpCo Reserve Report, since the later of (i) the last Scheduled Redetermination Date (as defined in the OpCo Credit Agreement) and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e) of the OpCo Credit Agreement, exceeds 5% of the then-effective Borrowing Base, then no later than two Business Days’ after the date of consummation of any unwinding, terminating and/or offsetting of any Hedge Transaction, the Borrower shall provide notice to the Administrative Agent of such unwinding, terminating and/or offsetting of any Hedge Transaction and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e)of the OpCo Credit Agreement; provided, further, that to the extent that OpCo is notified by the OpCo Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such unwinding, terminating and/or offsetting of any Hedge Transaction, after the consummation of such unwinding, terminating and/or offsetting of any Hedge Transaction, OpCo shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(m)    Dispositions by OpCo and any of the OpCo Subsidiaries of Oil and Gas Properties and other assets not included in the Borrowing Base (other than the Curlin Assets) as then in effect; provided that, to the extent a Borrowing Base Deficiency exists at such time, such Disposition shall be for cash consideration and the net cash proceeds received from such Disposition shall be used to repay outstanding loans under the OpCo Credit Facility in an amount equal to the lesser of the amount of such net cash proceeds or the amount of such Borrowing Base Deficiency;

(n)    Disposition of any asset between or among the OpCo and/or its Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (m) above; and

(o)    transfers, assignments or exchanges of interests in any of the Oil and Gas Properties of OpCo or any of its Subsidiaries resulting from exploration, pooling or unitization agreements or arrangements entered into in the ordinary course of business and on terms customary in the industry.

10.5    Limitation on Investments. The Borrower will not, and will not permit any of the Subsidiaries to, make any Investment except:

(a)    extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b)    Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c)    loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided, further, that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $5,000,000;

(d)    Investments in cash by any Credit Party in OpCo other than with any proceeds from any Disposition of the Curlin Assets;

(e)    (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Effective Date as set forth on Schedule 10.5, (ii) Investments existing on the Effective Date of OpCo or any OpCo Subsidiary in any other OpCo Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (e) is not increased at any time above the amount of such Investment set forth on Schedule 10.5;

(f)    Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(g)    Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower (or any direct or indirect parent thereof);

(h)    Investments by OpCo or any OpCo Subsidiary in any (other) OpCo Subsidiary that is permitted by OpCo Credit Facility as in effect on the date hereof;

(i)    Investments by OpCo or any OpCo Subsidiary (including but not limited to (i) Permitted Acquisitions (to the extent otherwise constituting an Investment) and (ii) Investments by OpCo or any OpCo Subsidiary in respect of royalty trusts and master limited partnerships), in each case, so long as, after giving pro forma effect to the making of any such Investment, (1) no Default or Event of Default shall have occurred and be continuing, (2) OpCo shall have Available Commitments (as defined in the OpCo Credit Agreement) of not less than 15% of the then effective Loan Limit (as defined in the OpCo Credit Agreement) (on a pro forma basis after giving effect to such Investment), and (3) as of the most recently ended fiscal quarter for which Section 9.1 Financials are available after giving pro forma effect to any such Investment, the Consolidated Total Debt (as defined in the OpCo Credit Agreement) to Consolidated EBITDAX Ratio (as defined in the OpCo Credit Agreement) is not greater than 3.00 to 1.00;

(j)    Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 10.4;

(k)    Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(l)    [Reserved];

(m)    loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, payments to the extent permitted to be made to such parent in accordance with Section 10.6;

(n)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p)    advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(q)    guarantee obligations of the OpCo or any OpCo Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r)    Investments held by a Person acquired (including by way of merger or consolidation) after the Effective Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)    Investments in Industry Investments (to the extent otherwise constituting an Investment and not involving any assets of the Credit Parties) and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(t)    [Reserved];

(u)    Investments by the OpCo and OpCo Subsidiaries in Hedge Transactions permitted by Section 10.1 and Section 10.10;

(v)    [Reserved]; and

(w)    Investments of the OpCo and OpCo Subsidiaries consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

10.6    Limitation on Restricted Payments. The Borrower will not pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof), now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a)    the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock) of the Borrower;

(b)    the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement or make distributions and dividends to any direct or indirect parent for the same purposes; provided that, non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year does not exceed the $10,000,000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $5,000,000 in the aggregate;

(c)    the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(d)    the Borrower or any of the Subsidiaries may pay cash in lieu of fractional shares of the Borrower, such Subsidiary, or any direct or indirect parent thereof in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(e)    the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement; and

(f)    the Borrower may make payments described in Sections 10.12(a), (e), (f) and (g) (subject to the conditions set out therein).

(g)    [Reserved].

10.7    [Reserved].

10.8    Negative Pledge Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of secured Indebtedness otherwise permitted hereunder) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i) exist on the Effective Date and are listed on Schedule 10.8, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) [Reserved], (iv) [Reserved], (v) [Reserved], (vi) [Reserved], (vii) [Reserved], (viii) [Reserved], (ix) are customary provisions restricting subletting or assignment of any commercial real estate lease governing a leasehold interest of the Borrower or any Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) [Reserved], (xii) are imposed by applicable law, (xiii) [Reserved], (xiv) [Reserved] and (xv) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).

10.9    Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to pay dividends or make any other distributions to the Borrower or any Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)    contractual encumbrances or restrictions in effect on the Effective Date that are described on Schedule 10.9 or pursuant to the Credit Documents;

(b)    [Reserved];

(c)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on transferring the property so acquired;

(d)    Requirement of Law or any applicable rule, regulation or order;

(e)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;

(g)    [Reserved];

(h)    [Reserved];

(i)    customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(j)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(k)    [Reserved];

(l)    provisions of agreements or contracts requiring that funds be segregated and maintained in accounts for the purpose of paying a Subsidiary’s plugging and abandoning liabilities or other similar contingent obligations in the ordinary course of business; and

(m)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10    Hedge Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Hedge Transactions at any time or with any Person, other than Hedge Transactions entered into by OpCo and the OpCo Subsidiaries with respect to commodities that would be permitted by the OpCo Credit Facility as in effect on the date hereof entered into for non-speculative purposes.

10.11    Minimum Liquidity. The Credit Parties, OpCo and the OpCo Subsidiaries shall not have, on a consolidated basis, less than $10,000,000 of Liquidity at any time.

10.12    Transactions with Affiliates. The Borrower will not, and will not permit any of the Subsidiaries to conduct, any material transaction with any of its Affiliates other than transactions that are in the ordinary course of business and at prices and on terms and conditions that are substantially as favorable to the Borrower or such Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the Borrower or the Board of Directors or managers of such Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a)    the payment of Transaction Expenses;

(b)    [Reserved];

(c)    the Transactions and arrangements under the Credit Documents, including the payment of fees or other amounts pursuant to the Credit Documents and any amendments, modifications and waivers thereof;

(d)    loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Section 10 (but excluding for purposes of this Section 10.12(d), any payments or compensation made to a Credit Party or any Subsidiary of a Credit Party for any general and administrative services as permitted by Section 10.15);

(e)    employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Borrower (or any direct or indirect parent thereof);

(f)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries (including payments in connection with the administration of any public company or stock exchange disclosure requirements);

(g)    transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 10.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect;

(h)    Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6;

(i)    any issuance of Stock or Stock Equivalents of the Borrower or other payments, awards or grants in cash, securities, Stock, Stock Equivalents of the Borrower or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Borrower (or any direct or indirect parent thereof);

(j)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(k)    [Reserved]; and

(l)    customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

10.13    Change in Business; No International Operations. The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries on the Effective Date and other business activities incidental or reasonably related to any of the foregoing. Neither the Borrower nor any of its Subsidiaries will have any Subsidiary that is not a Domestic Subsidiary nor any Subsidiary that is not a Wholly-Owned Subsidiary.

10.14    Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.15    Payments for General and Administrative Services. The Borrower will not, and will not permit any of the Subsidiaries to, make payments or compensation of any kind to any Affiliate of the Borrower other than any Credit Party or any Subsidiary of any Credit Party for any given calendar year for any general and administrative services, including land, legal, accounting, administrative, management, geological and engineering services and rent, salaries, utilities and other costs required to maintain offices, provided that the foregoing restriction on payments or compensation shall not apply to bona fide payments by the Borrower or any Subsidiary to any third party that is not an Affiliate of the Borrower for (i) fees and expenses for legal, accounting, engineering and other professional services, (ii) costs and expenses accounted for under ASC 805 in respect of business combinations or acquisitions of Oil and Gas Properties by the Borrower or any Subsidiary or (iii) fees and expenses related to this Agreement, or any other financing transaction permitted hereunder. For the avoidance of doubt, it is expressly acknowledged that (x) capital expenditures related to the Oil and Gas Properties of the Borrower or any Subsidiary and other assets, and (y) lease operating expenses, operator’s overhead charges and other amounts payable under joint operating agreements or other similar agreements related to the Oil and Gas Properties of the Borrower or any Subsidiary paid to the third parties do not constitute payments or compensation for general and administrative services.

10.16    Amendments to Organizational Documents, Material Agreements and OpCo Credit Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend or modify its organizational documents (including its limited liability company agreement) or any OpCo Credit Document if such amendment or modification could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or could have an adverse effect on the Borrower, its Subsidiaries or the Administrative Agent or any Lender.

SECTION 11.    Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans, premiums or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any document, certificate or statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.3    Covenants. Any Credit Party shall:

(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), 9.5 (solely with respect to the existence of the Borrower), 9.6, 9.16(b), 9.11 or Section 10; or

(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of (i) an Authorized Officer of the Credit Parties becoming aware of such default and (ii) receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4    Default Under Other Agreements.

(a)    The Borrower or any of the Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 11.1) or Hedging Obligations in excess of $10,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Hedging Obligations was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or Hedging Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (1) with respect to any Hedge Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements and (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(b)    without limiting the provisions of clause (a) above, any such Indebtedness or Hedging Obligations shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or due to a redetermination or adjustment of the Borrowing Base (and, with respect to any Hedge Obligations, other than due to a termination event or equivalent event pursuant to the terms of the related Hedge Agreements), prior to the stated maturity thereof.

11.5    Bankruptcy, Etc. The Borrower, any Guarantor or any Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”) as now or hereafter in effect, or any successor thereto; or an involuntary case, proceeding or action is commenced against the Borrower, any Guarantor or any Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such involuntary proceeding or action, or the Borrower, any Guarantor or any Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower, any Guarantor or any Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower, any Guarantor or any Subsidiary; or there is commenced against the Borrower or any Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower, any Guarantor or any Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower, any Guarantor or any Subsidiary makes a general assignment for the benefit of creditors; or the Borrower, any Guarantor or any Subsidiary take any action to effect any of the foregoing.

11.6    ERISA.

(a)    Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code or to or on account of a Multiemployer Plan pursuant to Section 515, 4201 or 4204 of ERISA (including the giving of written notice thereof);

(b)    there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and

(c)    such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect.

11.7    Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.

11.8    Security Documents. The Collateral Agreement, the Mortgage or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect or cease to create a valid and perfected Lien of the priority required thereby on any part of the Collateral purported to be covered thereby (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Collateral Agreement, the Mortgage or any other Security Document.

11.9    Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Subsidiaries (i) involving a liability of $10,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof or (ii) that could reasonably be expected to have a Material Adverse Effect.

11.10    Change of Control. A Change of Control shall occur.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower or any Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Without limiting the generality of the foregoing, it is understood and agreed that:

(a)    (i) any Repayment Premium payable under this Agreement shall be presumed to be the liquidated damages (and not, for the avoidance of doubt, unmatured interest or a penalty) sustained by the Lenders, whether as the result of the occurrence of an Event of Default and/or Bankruptcy Event or otherwise, and the Borrower and the other Loan Parties agree that the Repayment Premium is reasonable under the circumstances currently existing and, by mutual agreement of the parties, is a reasonable calculation of the Lenders’ damages as a result thereof in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of and compensation for the Lenders’ loss of investment opportunity (but not as a penalty);

(ii)    if the Loans are accelerated or otherwise become due (including acceleration of claims by operation of law), including, in each case, as a result of any Event of Default, or if a Bankruptcy Event shall occur, the Repayment Premium that would have applied if, at the time the Loans are accelerated or otherwise become due or such Bankruptcy Event occurs, the Borrower had prepaid, repaid, refinanced, replaced, purchased or mandatorily assigned any or all of the Loans as contemplated in Section 2.5, Section 4.1(b), Section 5.1 and/or Section 5.2, will also be automatically and immediately due and payable without further action or notice and the Repayment Premium shall constitute part of the Obligations;

(iii)    in the event the Obligations are reinstated in connection with or following any Event of Default and/or Bankruptcy Event, it is understood and agreed that the Obligations shall include any Repayment Premium payable in accordance with the Credit Documents, including this Section 9.02(h) and the Repayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means; and

(iv)    the obligation of the Borrower to pay the Repayment Premium under Section 4.1(b) is in addition to, but not in duplication of, its obligation to pay the Repayment Premium under this Section 11.

(b)    THE BORROWER AND EACH OTHER CREDIT PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH EVENT OF DEFAULT AND/OR BANKRUPTCY EVENT.

(c)    The Borrower and each other Credit Party expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Repayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Repayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Administrative Agent and the Lenders on one hand and the Borrower and the other Loan Parties on the other hand giving specific consideration in this transaction for such agreement to pay the Repayment Premium; and (D) the Borrower and each other Credit Party shall each be estopped hereafter from claiming differently than as agreed to in this clause (iii).

(d)    The Borrower and each other Credit Party expressly acknowledges that its agreement to pay the Repayment Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Loans.

(e)    For avoidance of doubt, in the case of any willful action or inaction taken or not taken by or on behalf of the Borrower or any Guarantor with the intention of avoiding payment of the Repayment Premium that the Borrower would have had to pay if the Borrower then had elected or been required to pay the Loans prior to the Maturity Date pursuant to Section 5.1 and/or Section 5.2, an equivalent premium, without duplication, will become and be immediately due and payable when the Loans are accelerated or otherwise become due (including acceleration of claims by operation of law), including, in each case, as a result of any Event of Default, or if a Bankruptcy Event shall occur.

Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default under Section 11.5 or as contemplated by the immediately foregoing paragraphs (a) through (e) shall be applied:

(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)    second, to the other Secured Parties, an amount equal to all Obligations comprising accrued and unpaid interest and fees and expenses due and owing to them on the date of distribution (including the Repayment Premium and other fees, disbursements and other charges of counsel payable under Section 12.7) and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and

(iii)    third, to the Secured Parties, an amount equal to all Obligations comprising the principal amount of the Loans then due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and

(iv)    fourth, pro rata to any other Obligations then due and owing; and

(v)    fifth, any surplus then remaining, after all of the Obligations then due shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.

SECTION 12.    The Administrative Agent

12.1    Appointment.

(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.9 with respect to the Borrower) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)    [Reserved].

12.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3    Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR THEIR ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE)) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Effective Date or Initial Funding Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date or Initial Funding Date specifying its objection thereto.

12.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

12.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7    Indemnification. The Lenders agree to indemnify and hold harmless the Administrative Agent and its Related Parties in its capacity as such (to the extent not timely reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the aggregate principal amount of the Loans outstanding immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to the actual or alleged presence, release or threatened release of Hazardous Materials; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder.

12.8    Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9    Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 12.9, the Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed as Administrative Agent at the request of the Required Lenders. Upon any such notice of resignation or removal, as the case may be, the Required Lenders shall have the right (in consultation with the Borrower, unless an Event of Default has occurred and is continuing) to appoint a successor Administrative Agent. If, in the case of the resignation of the Administrative Agent, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. If no successor Administrative Agent has been appointed by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder and the payment of the outstanding fees and expenses of the resigning or removed Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (a) transfer to such successor Administrative Agent all sums and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents and (b) execute, file and/or record such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, whereupon the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

12.10    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10.

12.11    Security Documents and Guarantee. Each Secured Party (other than the Administrative Agent) hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent may (a) release any Lien encumbering any item of Collateral that is the subject of a Disposition of assets permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented and execute any documents or instruments necessary in connection therewith and (b) release any Guarantor from the Guarantee with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder (other than the right of setoff) may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

12.13    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 13.    Miscellaneous

13.1    Amendments, Waivers and Releases. Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders and the Administrative Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders and the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall: (i) forgive or reduce, or extend the date of payment of, any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or the Maturity Date (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Required Lenders), or increase the amount of the Commitment of any Lender, or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby; or (ii) amend, modify or waive any provision of this Section 13.1, or amend or modify any of the provisions of Section 5, Section 13.8(a) or any other provision of this Agreement to the extent it would alter the ratable allocation of payments thereunder or the allocation of reductions in commitments, or alter the ratable treatment of the Lenders (other than with respect to Defaulting Lenders), or reduce the percentage specified in the definition of the term “Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party or alter the order of application or ratable allocation of payments set forth in the final paragraph of Section 11 or modify any definition used in such final paragraph if the effect thereof would be to alter the order or ratable allocation of payment specified therein, in each case without the written consent of each Lender directly or adversely affected thereby; or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, as applicable, or any other former Administrative Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person; or (iv) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender; or (v) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender; or (vi) permit the creation, incurrence, assumption or existence of Funded Indebtedness (or synthetic Funded Indebtedness) by the Borrower and its Subsidiaries that is structurally senior to, senior in payment priority to, senior in Lien priority to, pari passu with or is otherwise credit advantaged relative to the Loans without the consent of each Lender that held more than 10% of the Commitments outstanding on the Effective Date or immediately prior to the Initial Funding Date; or (vii) affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent under this Agreement or any other Credit Document without the prior written consent of the Administrative Agent; provided, further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (acting at the instruction of the Required Lenders) to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, the Administrative Agent’s or any Lender’s transmission of communications through the Platform. “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5    Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP, Akin Gump Strauss Hauer & Feld LLP and Thompson & Knight LLP, (b) to pay or reimburse the Administrative Agent or each Lender for all of its reasonable and documented out-of-pocket costs and expenses incurred during any workout or restructuring, or negotiations in respect thereof, or in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, in each case, whether before or after the occurrence of an Event of Default, including any reasonable and documented out-of-pocket legal expenses, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and (d) to pay, indemnify and hold harmless each Lender and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented out-of-pocket legal expenses, in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any other documents contemplated or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER AND THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE) or (ii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION 13.5 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES WARRANT THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section 13.5, nor the Borrower or any of its Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this Section 13.5 shall be paid within 10

Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Section 2.10 other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

13.6    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably conditioned, withheld or delayed) of:

(A)    the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment if an Event of Default has occurred and is continuing or if the assignment is from a Lender to an Affiliate of such Lender or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received written notice thereof; and

(B)    the Administrative Agent (not to be unreasonably withheld or delayed).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any “know your customer” information requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower, its Subsidiaries, their Affiliates, a Defaulting Lender or its Affiliates or any natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iv) and (v) of the proviso to Section 13.1 that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the term “Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (f) of Section 5.4 (it being understood that the documentation required under Section 5.4 shall be delivered to the participating Lender) and Section 13.7). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 13.7 with respect to any Participant. To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial Borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a Note evidencing the Loans owing to such Lender.

(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.7    Replacements of Lenders under Certain Circumstances.

(a)    The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (acting at the instruction of the Required Lenders), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c)    Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8    Adjustments; Set-off.

(a)    If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents or (2) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, agency or Affiliate thereof to or for the credit or the account of the Borrower against any and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Credit Documents and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law;

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing in this agreement or in any other Credit Document shall affect any right that the Administrative Agent or any other Secured Party may have to bring any enforcement action or proceeding in the courts of any jurisdiction.

13.14    Acknowledgments. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the

Administrative Agent and the Lenders, on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Lender or their Affiliates has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any Lender or their Affiliates has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty;

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand; and

(d)    nothing contained herein or in the other Credit Documents, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as, and the Borrower acknowledges that the Lenders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Lenders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated hereby or any matters, and the Borrower acknowledges that the Lenders are not acting in concert or as a group, and the Borrower shall not assert any such claim, with respect to such obligations or the transactions contemplated hereby. The decision of each Lender to make its Commitment and Loans hereunder has been made by such Lender independently of any other Lender. Each Lender acknowledges that no other Lender has acted as agent for such Lender in connection with such Lender making its commitment hereunder and that no other Lender will be acting as agent of such Lender in connection with such Lender’s loans or enforcing its rights under this Agreement or the other Credit Documents. The Borrower and each Lender confirms that each Lender has independently participated with the Borrower in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Lender shall be entitled to independently protect its rights, including, without limitation, the rights arising out of this Agreement or the other Credit Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the Facility was solely in the control of the Borrower, not the action or decision of any Lender, and was done solely for the convenience of the Borrower and its subsidiaries and not because it was required or requested to do so by any Lender.

13.15    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16     Confidentiality. The Administrative Agent, each other Agent and each other Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s or such other Agent’s attorneys, advisors, financial or business consultants, accountants, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization; (f) to any other party to this Agreement, (g) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 13.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations provided that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender and the Administrative Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Transactions to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17    Release of Collateral and Guarantee Obligations.

(a)    The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent, on behalf of the Secured Parties, by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence and Section 5.14(b) of the Guarantee) and (vi) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

(b)    Notwithstanding anything to the contrary contained herein or any other Credit Document, upon Payment in Full, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

13.18    USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the PATRIOT Act.

13.19    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

13.20    Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21    Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22    [Reserved].

13.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

13.24    Flood Insurance Provisions. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, in no event is any “Building” (as defined in the applicable Flood Insurance Regulation) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” (as defined in any Credit Document) and no “Building” or “Manufactured (Mobile) Home” is hereby encumbered by this Agreement or any other Credit Document.

13.25    Second Lien Option. Promptly upon request of the Required Lenders, the Borrower shall (a) if permitted by the OpCo Credit Facility, cause OpCo and the OpCo Subsidiaries to enter into documentation required to, at the election of the Required Lenders, (i) convert the Facility to a second lien facility of OpCo or (ii) effectuate a secured guarantee of the Facility by OpCo and the OpCo Subsidiaries that guarantee the OpCo Credit Facility secured on a second priority basis by the assets securing the OpCo Credit Facility or (b) otherwise use commercially reasonable efforts to cause OpCo to obtain an amendment to the OpCo Credit Facility, in form and substance satisfactory to the Required Lenders, to permit such second lien facility or secured guarantee contemplated by this Section 13.25 and enter into documentation required to effect the same.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ROAN RESOURCES, INC. as the Borrower

By:	/s/ David Edwards
Name:	David Edwards
Title:	Chief Financial Officer

Signature Page to

Roan Resources, Inc. Credit Agreement

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:	/s/ Winnalynn N. Kantaris
Name:	Winnalynn N. Kantaris
Title:	Associate General Counsel

Signature Page to

Roan Resources, Inc. Credit Agreement

YORK CAPITAL MANAGEMENT, L.P., as Lender

By:	/s/ John Fosina
Name:	John Fosina
Title:	Chief Financial Officer

YORK MULTI-STRATEGY MASTER FUND, L.P., as Lender

By:	/s/ John Fosina
Name:	John Fosina
Title:	Chief Financial Officer

YORK CREDIT OPPORTUNITIES FUND, L.P., as Lender

By:	/s/ John Fosina
Name:	John Fosina
Title:	Chief Financial Officer

YORK CREDIT OPPORTUNITIES INVESTMENTS MASTER FUND, L.P., as Lender

By:	/s/ John Fosina
Name:	John Fosina
Title:	Chief Financial Officer

Signature Page to

Roan Resources, Inc. Credit Agreement

YORK SELECT STRATEGY MASTER FUND, L.P., as Lender

By:	/s/ John Fosina
Name:	John Fosina
Title:	Chief Financial Officer

EXUMA CAPITAL, L.P., as Lender

By:	/s/ John Fosina
Name:	John Fosina
Title:	Chief Financial Officer

Signature Page to

Roan Resources, Inc. Credit Agreement

Elliott Associates, L.P., as Lender

By:	Elliott Capital Advisors, L.P., as General Partner

By:	Braxton Associates, Inc., as General Partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Elliott International, L.P., as Lender

By:	Hambledon, Inc., as General Partner

By:	Elliott International Capital Advisors Inc., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Signature Page to

Roan Resources, Inc. Credit Agreement

RH DEBT FUND, L.P., as Lender

By:	JVL Advisors, LLC, its general partner

By:	/s/ John V. Lovoi
Name:	John V. Lovoi
Title:	Manager

Signature Page to

Roan Resources, Inc. Credit Agreement

Schedule 1.1(a)

Commitments

Initial Lender	Commitment	Commitment Percentage
Elliott Associates, L.P.	$11,200,000.00	11.20%
Elliott International, L.P.	$23,800,000.00	23.80%
RH Debt Fund, L.P.	$50,000,000.00	50.00%
York Capital Management, L.P.	$2,210,000.00	2.21%
York Multi-Strategy Master Fund, L.P.	$3,074,000.00	3.07%
York Credit Opportunities Fund, L.P.	$4,028,000.00	4.03%
York Credit Opportunities Investments Master Fund, L.P.	$5,131,000.00	5.13%
York Select Strategy Master Fund, L.P.	$332,000.00	0.33%
Exuma Capital, L.P.	$225,000.00	0.23%

Total	$100,000,000.00	100.00%

Schedule 1.1(a)

Schedule 9.16(c)

Post-Closing Deliverables

1.

A Control Agreement entered into by the Borrower, the Administrative Agent and each depository, securities intermediary or commodities intermediary, as applicable, with respect to each of the accounts set forth on Schedule 8.25; provided, however, that no Control Agreement shall be required with respect to any Excluded Accounts.

2.

A favorable, signed opinion of McAfee & Taft, PC, special Oklahoma counsel to the Credit Parties, including an opinion that the Mortgages covering any Mortgaged Property located in the State of Oklahoma are each in proper form for recordation in the State of Oklahoma, in form and substance reasonably satisfactory to the Administrative Agent and its counsel (acting at the direction of the Required Lenders).

Schedule 9.16(a)

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date] 1

Cortland Capital Market Services LLC, as Administrative Agent

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department and Bill Rykowski

Email: legal@cortlandglobal.com and bill.rykowski@cortlandglobal.com

Re:	Roan Resources, Inc. – Notice of Borrowing

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of June 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Roan Resources, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

The Borrower hereby requests that a Loan be extended as follows:

(i)    Aggregate amount of the requested Loan is $[                ];

(ii)    Date of such Borrowing is [                ], 20[    ];

(iii)    Requested Borrowing is to be [an ABR Loan][a LIBOR Loan];

(iv)    In the case of a LIBOR Loan, the initial Interest Period applicable thereto is [                ]; and2

(vi)    [Funds are to be disbursed to Borrower’s account at [    ] account ending in [    ].]

OR

[1]

Date of Notice of Borrowing: Except for Loans to be made on the Initial Funding Date, to be submitted prior to 12:00 noon (New York City time) at least fifteen Business Days’ prior to each Borrowing of Loans.

[2]	If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of three month’s duration.

Exhibit A-1

[Location and number of the Borrower’s account to which funds are to be disbursed is as follows:

[                                         ]

[                                         ]

[                                         ]

[                                         ]

[                                         ]]

The Borrower hereby represents and warrants that:

(i)    Each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects on and as of the date hereof, both before and after giving effect to the Loan requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

(ii)    No Default or Event of Default has occurred and is continuing under the Credit Agreement.

[Remainder of page intentionally left blank; signature page follows]

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Borrowing by its authorized representative as of the day and year first above written.

ROAN RESOURCES, INC.

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Notice of Borrowing

EXHIBIT A-1

FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Cortland Capital Market Services LLC, as Administrative Agent

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department and Bill Rykowski

Email: legal@cortlandglobal.com and bill.rykowski@cortlandglobal.com

Re:	Roan Resources, Inc. – Notice of Account Designation

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.4 of the Credit Agreement dated as of June 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Roan Resources, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

1.    The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:
Account Number:
Account Name:

2.    This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Remainder of page intentionally left blank; signature page follows]

Exhibit A-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Account Designation by its authorized representative as of the day and year first above written.

ROAN RESOURCES, INC.

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Notice of Account Designation

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION OR CONTINUATION

Cortland Capital Market Services LLC, as Administrative Agent

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department and Bill Rykowski

Email: legal@cortlandglobal.com and bill.rykowski@cortlandglobal.com

[Date]1

Re:	Roan Resources, Inc. – Notice of Conversion or Continuation

Ladies and Gentlemen:

This Notice of Conversion or Continuation is delivered to you pursuant to Section 2.6 of the Credit Agreement, dated as of June 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Roan Resources, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

The Borrower hereby requests the following:

(i)    a continuation, on             ,         , as LIBOR Loans having an Interest Period of      months of the LIBOR Loans in an aggregate outstanding principal amount of $         having an Interest Period ending on the proposed date for such continuation; and

(ii)     a conversion, on             ,         , to LIBOR Loans having an Interest Period of          months of the ABR Loans in an aggregate outstanding principal amount of $        .

(ii) a conversion, on             ,         , to ABR Loans having an Interest Period of          months of the LIBOR Loans in an aggregate outstanding principal amount of $        .

[Remainder of page intentionally left blank; signature page follows]

[1]

Date of Notice of Continuation and Conversion: Borrower shall provide the Notice of Continuation and Conversion to Administrative Agent no later than 1:00 p.m., (i) in the case of a continuation or conversion to LIBOR Loans, at least three Business Days and (ii) in the case of a conversion into ABR Loans, at least one Business day prior written notice.

Signature Page

Roan Resources, Inc.

Notice of Continuation and Conversion

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Continuation and Conversion by its authorized representative as of the day and year first above written.

ROAN RESOURCES, INC.

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Notice of Continuation and Conversion

EXHIBIT B

[Reserved.]

Exhibit B-1

EXHIBIT C

FORM OF GUARANTEE

[To be attached].

Execution Version

GUARANTEE

made by

each of the Guarantors

from time to time party hereto

in favor of

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent

Dated as of June 27, 2019

Exhibit C-1

GUARANTEE

GUARANTEE, dated as of June 27, 2019 (this “Guarantee”), is made by ROAN RESOURCES, INC., a Delaware corporation, (the “Borrower”) and each of the Subsidiaries of the Borrower that is a signatory hereto (each of the Subsidiaries of the Borrower that is a signatory hereto, together with any other Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, individually a “Guarantor” and, collectively, the “Guarantors”), in favor of CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties.

WHEREAS, pursuant to that certain Credit Agreement, dated as of June 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the banks, financial institutions and other lending institutions or entities from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent, the Lenders severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Guarantor is a Domestic Subsidiary of the Borrower;

WHEREAS, the proceeds of the Loans will be used in part to enable the Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans; and

WHEREAS, pursuant to the terms of the Credit Agreement, the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Lenders to make the Loans to the Borrower under the Credit Agreement, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1 Definitions

1.1    Defined Terms.

(a)    Unless otherwise defined herein, each term defined in the Credit Agreement and used herein (including terms used in the preamble and recitals hereto) shall have the meaning given to it in the Credit Agreement.

(b)    The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement shall apply to this Guarantee, including terms defined in the preamble and recitals hereto.

(c)    [Reserved].

Exhibit C-2

(d)    [Reserved].

SECTION 2 Guarantee

2.1    Guarantee.

(a)    Subject to the provisions of Section 2.1(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (including any extensions, modifications, substitutions, amendments and renewals of any or all of such Obligations). This Guarantee is a guarantee of payment and not of collection.

(b)    Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable federal and state Requirements of Law relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

(c)    To the extent that the Borrower would be required to make payments pursuant to Section 13.5 of the Credit Agreement, each Guarantor further agrees to pay any and all expenses (including without limitation, all reasonable fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until Payment in Full, notwithstanding that from time to time prior thereto no amounts may be outstanding under the Credit Documents.

(d)    Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(e)    No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of, or in payment of, the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments (other than payments made by the Borrower or such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until Payment in Full.

(f)    Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

Exhibit C-3

2.2    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.4. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3    Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by applicable Requirements of Law, each Guarantor hereby irrevocably authorizes each Secured Party (or its designee) at any time and from time to time following the occurrence and during the continuance of any Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held by such Guarantor as a fiduciary for others), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor and the Administrative Agent in writing promptly of any such set-off and the appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and appropriation and application.

2.4    No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations until Payment in Full, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder until Payment in Full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to Payment in Full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with Section 11 of the Credit Agreement.

Exhibit C-4

2.5    Amendments, etc. with respect to the Obligations; Waiver of Rights. Except for termination of a Guarantor’s obligations hereunder as provided in Section 5.14, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor: (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued; (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party (with the consent of the applicable Credit Parties where required by the terms hereof or thereof); (c) the Credit Agreement and the other Credit Documents and any other documents executed and delivered in connection therewith may be amended, modified, waived, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable documents; and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Guarantors, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Each Guarantor hereby waives to the fullest extent permitted by applicable law any and all defenses that it might otherwise have with respect to or as a result of any of the matters set forth in this Section 2.5.

2.6    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable Requirement of Law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to, or upon, the Borrower or any other Guarantor with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to, and each Guarantor waives to the fullest extent permitted by applicable law, any and all defenses that it might otherwise have with respect to or as a result of, (a) the validity, regularity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from

Exhibit C-5

time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any other Secured Party, (c) release or non-perfection of any Lien or any Collateral, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such other Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Credit Parties for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Parties against such Guarantor. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from financing arrangements contemplated by the Credit Documents and the waivers set forth herein are knowingly made in contemplation of such benefits. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties, and their respective successors, indorses, transferees and assigns, until Payment in Full, notwithstanding that from time to time any Credit Documents may be free from any Obligations. A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released under the circumstances described in Section 13.17 of the Credit Agreement.

2.7    Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.8    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent set forth in Schedule 13.2 to the Credit Agreement or at such other address designated by the Administrative Agent in a written notice to the Guarantors. Each Guarantor agrees that the provisions of Sections 5.4 and 13.19 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.

Exhibit C-6

SECTION 3 Representations and Warranties

Each Guarantor hereby represents and warrants that, in the case of such Guarantor, the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor or to the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on and as of the date of each Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

SECTION 4 Covenants

4.1    Covenants. Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that, from and after the date of this Guarantee until Payment in Full, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

4.2    Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken or not taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for and representative of the Secured Parties with full and valid authority so to act or refrain from acting in the manner set forth in Section 12 of the Credit Agreement, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 5 Miscellaneous

5.1    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower at the Borrower’s address provided in Section 13.2 of the Credit Agreement.

5.2    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Guarantee and the making of the Loans.

Exhibit C-7

5.3    Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or a “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

5.4    Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.5    Integration. This Guarantee and the other Credit Documents represent the agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. THIS GUARANTEE AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6    Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

5.7    GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.8    Submission to Jurisdiction; Waivers. Each Guarantor hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

Exhibit C-8

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at the Borrower’s address referred to in Section 5.1 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.8 any special, exemplary, punitive or consequential damages; and

(f)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

5.9    Acknowledgments. Each Guarantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the other Credit Documents;

(b)    neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to such Guarantor arising out of or in connection with this Guarantee or any of the other Credit Documents, and the relationship between the Administrative Agent and the Secured Parties, on one hand, and such Guarantor, on the other hand, in connection herewith or therewith is solely that of guarantor and creditor; and

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the other Secured Parties or among the Borrower, the Administrative Agent and the other Secured Parties.

5.10    WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

5.11    Amendments in Writing; No Waiver; Cumulative Remedies.

(a)    None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.

(b)    Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 5.11(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any

Exhibit C-9

Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or any Secured Party would otherwise have on any future occasion.

(c)    The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and not exclusive of any other rights, remedies, powers and privileges provided by law.

5.12    Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns.

5.13    Additional Obligors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 9.10 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a supplement in the form of Annex A hereto or such other form reasonably satisfactory to the Administrative Agent (each an “Assumption Agreement”). The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

5.14    Termination or Release.

(a)    This Guarantee shall terminate upon Payment in Full.

(b)    A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary.

(c)    In connection with any termination or release, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.14 shall be without recourse to or warranty by the Administrative Agent.

[Signature page follows]

Exhibit C-10

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the day and year first above written.

ROAN RESOURCES, INC., as the Borrower

By:
Name:
Title:

[●] as Guarantor

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Guarantee

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Guarantee

ANNEX A

TO GUARANTEE

FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [●], 20[●], is made by _______________, a _______________ (the “Additional Obligor”), in favor of CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below and all other Secured Parties.

R E C I T A L S

A.    Reference is made to that certain Credit Agreement, dated as of June [●], 2019 (the “Credit Agreement”), among Roan Resources, Inc., a Delaware corporation (the “Borrower”), the banks, financial institutions and other lending institutions from time to time party thereto (the “Lenders”), and Cortland Capital Market Services LLC, as Administrative Agent.

B.    In connection with the Credit Agreement, the Borrower and certain Subsidiaries (other than the Additional Obligor) have entered into that certain Guarantee, dated as of June [●], 2019 (as amended, supplemented or otherwise modified from time to time, the “Guarantee”), in favor of the Administrative Agent and the other Secured Parties.

C.    Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Guarantee or the Credit Agreement, as applicable. The rules of construction and the interpretive provisions specified in Section 1.1(b)) of the Guarantee shall apply to this Assumption Agreement, including terms defined in the preamble and recitals hereto.

D.    The Guarantors have entered into the Guarantee in order to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement.

E.    Section 5.13 of the Guarantee provides that each Subsidiary of the Borrower that is required to become a party to the Guarantee pursuant to Section 9.10 of the Credit Agreement and the terms thereof shall become a Guarantor, with the same force and effect as if originally named as a Guarantor therein, for all purposes of the Guarantee upon execution and delivery by such Subsidiary of an instrument in the form of this Assumption Agreement. The Additional Obligor is executing this Assumption Agreement in accordance with the requirements of the Guarantee to become a Guarantor under the Guarantee in order to induce the Lenders to make additional Loans to the Borrower under the Credit Agreement and as consideration for Loans previously made.

F.    Now, therefore, it is agreed:

SECTION 1.    By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 5.13 of the Guarantee, hereby becomes a party to the Guarantee as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all the

Annex A-1 to Guarantee

terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and expressly guarantees, jointly and severally, to the Secured Parties the Obligations. The Additional Obligor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Guarantee is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date). Each reference to a Guarantor in the Guarantee shall be deemed to include each Additional Obligor. The Guarantee is hereby incorporated herein by reference.

SECTION 2.    Each Additional Obligor represents and warrants to the Administrative Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3.    This Assumption Agreement may be executed by one or more of the parties to this Assumption Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or a tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Assumption Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Assumption Agreement shall become effective as to each Additional Obligor when the Administrative Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of such Additional Obligor and the Administrative Agent.

SECTION 4.    Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5.    THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    Any provision of this Assumption Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and of the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    THIS ASSUMPTION AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Annex A-2 to Guarantee

SECTION 8.    All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each Additional Obligor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

[Signature page follows]

Annex A-3 to Guarantee

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly Authorized Officer as of the date first above written.

[ADDITIONAL OBLIGOR], as Guarantor

By:
Name:
Title:

Exhibit C-1

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:
Name:
Title:

Annex A-2 to Guarantee

EXHIBIT D

FORM OF COLLATERAL AGREEMENT

[To be attached.]

Exhibit D-1

Execution Version

COLLATERAL AGREEMENT

made by

ROAN RESOURCES, INC.

and certain of its Subsidiaries

in favor of

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent

Dated as of June 27, 2019

COLLATERAL AGREEMENT

THIS COLLATERAL AGREEMENT, dated as of June 27, 2019 (this “Agreement”), made by Roan Resource, Inc., a Delaware corporation (the “Borrower”), each of the Subsidiaries of the Borrower listed on the signature pages hereto or that becomes a party hereto pursuant to Section 9 (each such Subsidiary being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Borrower are referred to collectively as the “Grantors”) and Cortland Capital Market Services LLC, as Administrative Agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) under the Credit Agreement referred to below for the benefit of the Secured Parties.

WHEREAS, pursuant to that certain Credit Agreement, dated as of June 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the banks, financial institutions and other lending institutions or entities from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent, the Lenders severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Guarantee, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Grantor (other than the Borrower) has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, the proceeds of the Loans will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Grantors in connection with the operation of their respective businesses;

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans; and

WHEREAS, pursuant to the terms of the Credit Agreement, the Borrower and the Subsidiary Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement, the Grantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.    Defined Terms.

(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used in this Agreement (including terms used in the preamble and the recitals) shall have the meanings given to them in the Credit Agreement.

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(b)    Terms used herein that are not defined herein or in the Credit Agreement, but that are terms defined in the UCC shall have the meanings specified therein (and if defined in more than one article of the UCC, shall have the meaning specified in Article 9 thereof).

(c)    The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals to this Agreement.

(d)    The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Contracts” shall mean the contracts and agreements listed in Schedule 1, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

“Collateral” shall have the meaning assigned to such term in Section 2.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 2), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses” shall mean any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 2), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Credit Agreement” shall have the meaning assigned to such term in the recitals.

“Equity Interests” shall mean Stock and Stock Equivalents.

“Grantors” shall have the meaning assigned to such term in the preamble.

“Guarantee” shall have the meaning assigned to such term in the recitals.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

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“Intercompany Note” shall mean any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Shares.

“Lenders” shall have the meaning assigned to such term in the recitals.

“Obligations” shall have the meaning given such term in the Credit Agreement; provided that references herein to (i) the Obligations of the Borrower shall refer to the Obligations (as defined in the Credit Agreement), and (ii) the Obligations of any Subsidiary Grantor shall refer to such Subsidiary Grantor’s Subsidiary Grantor Obligations.

“Patents” shall mean (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 2, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 2, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 2.

“Pledged Notes” shall mean all promissory notes listed on Schedule 3, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Shares” shall mean the Equity Interests listed on Schedule 3, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

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“Subsidiary Grantor Obligations” shall mean, with respect to any Subsidiary Grantor, all Obligations (as defined in the Credit Agreement) of such Subsidiary Grantor which may arise under or in connection with the Guarantee and any other Credit Document to which such Subsidiary Grantor is a party.

“Subsidiary Grantors” shall have the meaning assigned to such term in the preamble.

“Trademarks” shall mean (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 2, and (ii) the right to obtain all renewals thereof.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 2.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(e)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

2.    Grant of Security. Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)    all Accounts;

(b)    all Chattel Paper;

(c)    all Contracts;

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(d)    all Deposit Accounts, all Commodities Accounts and all Securities Accounts;

(e)    all Documents;

(f)    all Equipment;

(g)    all Fixtures;

(h)    all General Intangibles;

(i)    all Instruments;

(j)    all Intellectual Property;

(k)    all Inventory;

(l)    all Investment Property;

(m)    all Letter-of-Credit Rights;

(n)    all Commercial Tort Claims set forth on Schedule 4;

(o)    all As-Extracted Collateral;

(p)    all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(q)    all books and records pertaining to the Collateral; and

(r)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 2, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Shares or Pledged Note (other than any of the foregoing issued by a Grantor), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

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3.    Security for Obligations. This Agreement secures the payment of all the Obligations. Without limiting the generality of the foregoing, this agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by any Grantor to the Administrative Agent or the other Secured Parties under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Grantor.

4.    [Reserved].

5.    Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by Section 10.2 of the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

(b)    Perfected First Priority Liens. The execution and delivery by such Grantor of this Agreement and the pledge of the Collateral pledged by such Grantor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, (i) in the case of certificates or instruments representing or evidencing the Collateral, upon the earlier of (x) delivery of such Collateral to the Administrative Agent and (y) the filing of UCC financing statements naming such Grantor as debtor and Administrative Agent as secured party and describing the Collateral in reasonably sufficient detail as the collateral (and otherwise meeting the requirements for a financing statement under the laws in the jurisdiction of such Grantor’s “location” (as defined in the UCC)) and (ii) in the case of all other Collateral, upon the filing of UCC financing statements naming such Grantor as debtor and Administrative Agent as secured party and describing the Collateral in reasonably sufficient detail as the collateral (and otherwise meeting the requirements for a financing statement under the laws in the jurisdiction of such Grantor’s “location” (as defined in the UCC)), shall create a perfected first priority security interest in such Collateral, securing the payment of the Obligations, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties. The security interests granted pursuant to this Agreement are prior to all other Liens on the Collateral in existence on the date hereof except for unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law.

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(c)    Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 5. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

(d)    Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 6.

(e)    Investment Property. (i) Schedule 3 (A) correctly represents as of the date hereof the issuer, the certificate number, if any, the Grantor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) together with the comparable schedule to each supplement hereto, includes all Equity Interests required to be pledged pursuant to Sections 6.2 and 9.10 of the Credit Agreement and Section 9(b) hereof. Except as set forth on Schedule 3, the Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the date hereof.

(ii)    As of the date hereof, the Pledged Shares pledged by such Grantor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(iii)    Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

(iv)    Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

(f)    Receivables. (i) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(ii)    None of the obligors on any Receivables is a Governmental Authority.

(iii)    The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

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(g)    Contracts. (i) No consent of any party (other than such Grantor) to any Contract is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement, except as has been obtained.

(ii)    Each Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

(iii)    No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature.

(iv)    Neither such Grantor nor (to the best of such Grantor’s knowledge) any of the other parties to the Contracts is in default in the performance or observance of any of the terms thereof.

(v)    The right, title and interest of such Grantor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims.

(vi)    Such Grantor has delivered to the Administrative Agent a complete and correct copy of each Contract, including all amendments, supplements and other modifications thereto.

(vii)    No amount payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(viii)    None of the parties to any Contract is a Governmental Authority.

(h)    Intellectual Property. (i) Schedule 2 lists all Intellectual Property owned by such Grantor in its own name on the date hereof.

(ii)    On the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(iii)    Except as set forth in Schedule 2, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(iv)    No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

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(v)    No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.

(i)    Commercial Tort Claims.

(i)    On the date hereof, except to the extent listed on Schedule 4 hereto, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $100,000.

(ii)    Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5(i) hereof against such Grantor in the jurisdiction specified in Schedule 5 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

6.    Covenants. Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until Payment in Full:

(a)    Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b)    Compliance with Credit Agreement. Each Grantor will comply with Section 9.10 of the Credit Agreement.

(c)    Maintenance of Perfected Security Interest; Further Documentation. (i) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5(b) and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(ii)    Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

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(d)    Changes in Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 5(c) or (ii) change its name.

(e)    Investment Property. Any Equity Interests required to be pledged hereunder in any Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate and the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the UCC of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following in order to provide that such interests shall be governed by Article 8 of the UCC:

“The Partnership/LLC hereby irrevocably elects that all membership interests in the Partnership/LLC shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing partnership/membership interests in the Partnership/LLC shall bear the following legend: “This certificate evidences an interest in [name of Partnership/LLC] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

or (ii) the applicable Grantor shall cause the issuer of such interests not to elect to have such interests treated as a “security” within the meaning of Article 8 of the UCC of its jurisdiction of organization or formation, as applicable.

(f)    Intellectual Property. (i) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(ii)    Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

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(iii)    Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(iv)    Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(v)    Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(vi)    Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(vii)    Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(viii)    In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

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(g)    Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $100,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent (acting at the direction of the Required Lenders) granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

7.    Further Assurances. Each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Requirements of Law, or which the Administrative Agent or the Administrative Agent may reasonably request, in order (a) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (b) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

8.    Voting Rights; Dividends and Distributions; Etc.

(a)    So long as no Event of Default shall have occurred and be continuing:

(i)    Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Credit Documents.

(ii)    The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to clause (i) above.

(b)    Subject to Subsection (c) of this Section 8, each Grantor shall be entitled to receive and retain and use, free and clear of the Lien created by this Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent not prohibited by any Credit Document; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(c)    Upon written notice to a Grantor by the Administrative Agent following the occurrence and during the continuance of an Event of Default,

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(i)    all rights of such Grantor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right (but not the obligation) from time to time following the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor will have the right to exercise the voting and consensual rights that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Administrative Agent under Section 8(a)(ii) shall be reinstated);

(ii)    all rights of such Grantor to receive the dividends, distributions and principal and interest payments that such Grantor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Administrative Agent must repay to each Grantor (without interest) all dividends, distributions, and principal and interest payments that such Grantor would otherwise be permitted to receive, retain, and use pursuant to the terms of Section 8(b);

(iii)    all dividends, distributions and principal and interest payments that are received by such Grantor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall forthwith be delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv)    in order to permit the Administrative Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b), to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i), and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and 8(c)(iii), such Grantor shall from time to time execute and deliver to the Administrative Agent, appropriate proxies, dividend payment orders and other instruments as the Administrative Agent may reasonably request in writing.

9.    Transfers and Other Liens; Additional Collateral; Etc.

(a)    Each Grantor shall not, except as permitted by the Credit Agreement (including pursuant to waivers and consents thereunder), (i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien created by this Agreement; provided that, in the event such Grantor sells or otherwise Disposes of assets as permitted by the Credit Agreement (including pursuant to waivers and consents thereunder), and such assets are or include any of the Collateral, the Administrative Agent shall release such Collateral to such Grantor free and clear of the Lien created by this Agreement concurrently with the consummation of such sale or Disposition in accordance with Section 13.17 of the Credit Agreement and Section 14;

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(b)    Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 9.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a supplement to this Agreement substantially in the form of Annex A or such other form reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) (it being understood that the execution and delivery of such a supplement shall not require the consent of any Grantor hereunder and that the rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Grantor as a party to this Agreement); and

(c)    Each Grantor shall defend its and the Administrative Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than Liens permitted by Section 10.2 of the Credit Agreement and the Lien created by this Agreement), however arising, and any and all Persons whomsoever.

10.    Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, the Administrative Agent as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default and with notice to such Grantor, that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Grantor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11.    The Administrative Agent’s Duties. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

12.    Remedies. If any Event of Default shall have occurred and be continuing:

(a)    The Administrative Agent may (at the direction of the Required Lenders) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable Requirement of Law or in equity and also may with notice to the relevant Grantor, acquire the Collateral by credit bid on behalf of the Secured Parties or sell the Collateral or any part thereof in one or more parcels at public or private sale (including, without limitation, any sale conducted

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under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject), at any exchange broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any Requirement of Law now existing or hereafter enacted. The Administrative Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Administrative Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)    The Administrative Agent shall apply the Proceeds of any collection or sale of the Collateral in the manner specified in Section 11 of the Credit Agreement. Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(c)    The Administrative Agent may exercise any and all rights and remedies of each Grantor in respect of the Collateral.

(d)    All payments received by any Grantor in respect of the Collateral after the occurrence and during the continuance of an Event of Default shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

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(e)    In connection with any credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of the Credit Documents or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of the Credit Documents, (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent, acting at the direction of the Required Lenders, may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

13.    Amendments, etc. with Respect to the Obligations; Waiver of Rights. Except for the termination of a Grantor’s Obligations hereunder as provided in Section 14, each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset

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with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Credit Document, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any Grantor or any other person, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any Grantor or any other person or any release of the Borrower or any Grantor or any other person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

14.    Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a)    This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until Payment in Full, notwithstanding that from time to time prior to Payment in Full, the Grantors may be free from any Obligations.

(b)    A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Collateral of such Subsidiary Grantor shall be automatically released upon consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Grantor ceases to be a Subsidiary; provided that, the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)    The Collateral shall be automatically released from the Liens of this Agreement (i) upon any Disposition by any Grantor of any Collateral that is permitted under the Credit Agreement (other than to another Grantor) and (ii) upon the effectiveness of any written consent to the release of the security interest granted in such Collateral pursuant to Section 13.17 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or Disposed of, as applicable, free and clear of the Liens of this Agreement.

(d)    [Intentionally Omitted].

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(e)    In connection with any termination or release pursuant to the foregoing Subsections (a), (b) or (c), the Administrative Agent shall execute and deliver to any Grantor or authorize the filing of, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Administrative Agent.

15.    Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.16. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

17.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or a “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

18.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

19.    Integration. This Agreement together with the other Credit Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and thereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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20.    [Intentionally Omitted].

21.    Amendments in Writing; No Waiver; Cumulative Remedies.

(a)    None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor(s) and the Administrative Agent in accordance with Section 13.1 of the Credit Agreement; provided, however, that this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through agreements substantially in the form of Annex A, in each case duly executed by each Grantor directly affected thereby.

(b)    Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 21(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Credit Document. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion.

(c)    The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Requirement of Law.

22.    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

23.    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), except pursuant to a transaction permitted by the Credit Agreement.

24.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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25.    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 16 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 25 any special, exemplary, punitive or consequential damages.

26.    Acknowledgments. Each party hereto hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party;

(b)    (i) neither the Administrative Agent nor any other Secured Party has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Grantor with respect to any of the transactions contemplated in this Agreement or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Secured Party has advised or is currently advising any of the Grantors or their respective Affiliates on other matters) and neither the Administrative Agent or other Secured Party has any obligation to any of the Grantors or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (ii) the Administrative Agent and its Affiliates, each other Agent and each other Secured Party and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Grantors and their respective Affiliates, and neither the Administrative Agent nor any other Secured Party has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iii) neither the Administrative Agent nor any other Secured Party has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Grantors have consulted their own respective legal, accounting, regulatory and tax advisors to the extent they

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have deemed appropriate. Each Grantor agrees that it will not claim that the Administrative Agent or any other Secured Party, as the case may be, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Grantor, in connection with the transactions contemplated in this Agreement or the process leading thereto; and

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders, the Administrative Agent and any other Secured Party or among the Grantors and the Lenders, the Administrative Agent and any other Secured Party.

27.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year first above written.

ROAN RESOURCES, INC. as Grantor

By:
Name:
Title:

Signature Page

Collateral Agreement

Roan Resources, Inc.

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:
Name:
Title:

Signature Page

Collateral Agreement

Roan Resources, Inc.

SCHEDULE 1

CONTRACTS

Schedule 1

Collateral Agreement

Roan Resources, Inc.

SCHEDULE 2

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

Schedule 2

Collateral Agreement

Roan Resources, Inc.

SCHEDULE 3

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Type / Class of Equity Interest	Certificate No.	No. of Shares/Units	Percentage of Issued and Outstanding Shares/Units

Pledged Notes:

Grantor	Issuer	Payee	Principal Amount

Schedule 3

Collateral Agreement

Roan Resources, Inc.

SCHEDULE 4

COMMERCIAL TORT CLAIMS

Schedule 4

Collateral Agreement

Roan Resources, Inc.

SCHEDULE 5

LOCATION OF JURISDICTION OF ORGANIZATION

AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Location of Chief Executive Officer

Schedule 5

Collateral Agreement

Roan Resources, Inc.

SCHEDULE 6

LOCATIONS OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 6

Collateral Agreement

Roan Resources, Inc.

ANNEX A

TO THE COLLATERAL AGREEMENT

SUPPLEMENT NO. [    ], dated as of [            ], 20[    ] (this “Supplement”) to the COLLATERAL AGREEMENT, dated as of June 27, 2019 (the “Collateral Agreement”), among Roan Resource, Inc., a Delaware corporation (the “Borrower”), each of the Subsidiaries of the Borrower listed on the signature pages thereto or that becomes a party thereto pursuant to Section 9 thereof (each such Subsidiary being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Borrower are referred to collectively as the “Grantors”) and Cortland Capital Market Services LLC, as Administrative Agent (in such capacity, together with its successors, in such capacity the “Administrative Agent”) under the Credit Agreement referred to below for the benefit of the Secured Parties.

A.

Reference is made to that certain Credit Agreement, dated as of June 27, 2019 (the “Credit Agreement”) among the Borrower, the banks, financial institutions and other lending institutions from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent.

B.

Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction and the interpretive provisions specified in Section 1(c) of the Collateral Agreement shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C.

The Grantors have entered into the Collateral Agreement in order to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make Loans to the Borrower under the Credit Agreement.

D.

Section 9.10 of the Credit Agreement and Section 9(b) of the Collateral Agreement provide [that additional Subsidiaries of the Borrower may become Subsidiary Grantors under the Collateral Agreement] [that existing Grantors may pledge additional Collateral] by execution and delivery of an instrument in the form of this Supplement. Each undersigned Additional Grantor is executing this Supplement in accordance with the requirements of Section 9(b) of the Collateral Agreement to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, the additional Collateral [and to become a Subsidiary Grantor under the Collateral Agreement] in order to induce the Lenders to make additional Loans to the Borrower under the Credit Agreement and as consideration for Loans previously made to the Borrower.

Accordingly, the Administrative Agent and each undersigned Additional Grantor agree as follows:

SECTION 1.    In accordance with Section 9(b) of the Collateral Agreement, each Additional Grantor by its signature hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and

Annex A-1

Collateral Agreement

Roan Resources, Inc.

liabilities of a Grantor thereunder. The information set forth in Annex A-1 hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Supplement) as if made on and as of such date.

SECTION 2. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective as to each Additional Grantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Grantor and the Administrative Agent.

SECTION 3. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 4. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Collateral Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6. THIS SUPPLEMENT NO. [    ] TO THE COLLATERAL AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Collateral Agreement. All communications and notices hereunder to each Additional Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

Annex A-2

Collateral Agreement

Roan Resources, Inc.

IN WITNESS WHEREOF, each Additional Grantor and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[ADDITIONAL GRANTOR], as Additional Grantor

By:
Name:
Title:

Annex A – Signature Page

Collateral Agreement

Roan Resources, Inc.

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:
Name:
Title:

Annex A – Signature Page

Collateral Agreement

Roan Resources, Inc.

Annex A-1 to

Supplement No. [    ]

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

EXHIBIT E

FORM OF MORTGAGE (OKLAHOMA)

[To be attached.]

Execution Version

WHEN RECORDED OR FILED,

PLEASE RETURN TO:

Cameron Bettis

Simpson Thacher & Bartlett LLP

600 Travis Street

Suite 5400

Houston, TX 77002

MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

FROM

ROAN RESOURCES, INC.,

AS MORTGAGOR

a Delaware corporation

Organizational Identification Number 7063725

(Taxpayer I.D. No. XX-XXX 4112)

TO

CORTLAND CAPITAL MARKET SERVICES LLC,

AS ADMINISTRATIVE AGENT AND MORTGAGEE

Effective as of June 27, 2019

THIS INSTRUMENT IS, AMONG OTHER THINGS, A FINANCING STATEMENT UNDER THE UNIFORM COMMERCIAL CODE COVERING AS-EXTRACTED COLLATERAL, INCLUDING MINERALS AND THE LIKE (INCLUDING OIL AND GAS), ACCOUNTS RESULTING FROM THE SALE OF MINERALS AND THE LIKE (INCLUDING OIL AND GAS), AND GOODS WHICH ARE, OR ARE TO BECOME, FIXTURES ON THE REAL PROPERTY HEREIN DESCRIBED. THIS INSTRUMENT IS TO BE RECORDED IN THE REAL PROPERTY RECORDS OF THE COUNTY CLERK OF EACH COUNTY IN THE STATE OF OKLAHOMA IN WHICH IS SITUATED ANY OF THE COLLATERAL COVERED HEREBY, AND FILED IN THE APPROPRIATE UNIFORM COMMERCIAL CODE RECORDS. THE REAL PROPERTY SUBJECT HERETO IS DESCRIBED IN OR REFERRED TO IN EXHIBIT “A” HERETO OR THE INSTRUMENTS OR DOCUMENTS DESCRIBED IN OR REFERRED TO IN EXHIBIT “A” HERETO.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS. THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH INTEREST IS DESCRIBED IN OR REFERRED TO IN EXHIBIT A HERETO OR IN THE INSTRUMENTS OR DOCUMENTS DESCRIBED IN OR REFERRED TO IN EXHIBIT A HERETO.

SOME OF THE PERSONAL PROPERTY CONSTITUTING A PORTION OF THE MORTGAGED PROPERTY IS OR IS TO BE AFFIXED TO THE PROPERTIES DESCRIBED IN OR REFERRED TO IN EXHIBIT A HERETO, AND THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS.

THIS INSTRUMENT COVERS “FIXTURES” (AND ACCOUNTS WITH RESPECT TO SAME), AS EACH SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE.

THIS INSTRUMENT COVERS MINERALS, AS-EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN OR REFERRED TO IN EXHIBIT A HERETO.

THIS INSTRUMENT IS TO BE FILED AGAINST THE TRACT INDEX IN THE REAL ESTATE RECORDS OF EACH OKLAHOMA COUNTY WHERE ANY PART OF THE MORTGAGED PROPERTY IS LOCATED.

A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW THE ADMINISTRATIVE AGENT AS MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON AN EVENT OF DEFAULT BY THE MORTGAGOR (AS HEREINAFTER DEFINED) UNDER THIS MORTGAGE.

MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

This Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement (this “Mortgage”) is entered into on the date shown for Mortgagor’s acknowledgment hereto, and shall be effective as of June 27, 2019 (the “Effective Date”), and is from ROAN RESOURCES, INC., a Delaware corporation (“Mortgagor”), whose address is 14701 Hertz Quail Springs Pkwy., Oklahoma City, OK 73134 to CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent for the Holder, as hereinafter defined (together with its successors in such capacity, the “Mortgagee”), whose address is 225 W. Washington Street, 9th Floor, Chicago, Illinois 60606, Attention: Legal Department and Bill Rykowski with a copy to Holland & Knight LLP, 150 North Riverside Plaza, Suite 2700, Chicago, Illinois 60606, Attention: Joshua M. Spencer, for its own account and for the account of every other present and future holder or holders of all or any part of the Mortgage Obligations (hereinafter defined), including, for the avoidance of doubt, each of the Lenders (hereinafter defined) and each of the other Secured Parties (as defined in the Credit Agreement) (Mortgagee and such other holder or holders, whether one or more, are hereinafter collectively referred to as the “Holder”). Terms used but not defined herein have the meanings assigned to them in the Credit Agreement (as defined below).

Mortgagor, for and in consideration of the sum of $10.00 and other good and valuable consideration, in hand paid by Holder, the receipt and adequacy of which are hereby acknowledged and confessed by Mortgagor, and for and in consideration of the debt, purposes and trusts hereinafter set forth, to secure the full and complete payment and performance of the Mortgage Obligations and to secure the performance of the covenants, obligations, agreements and undertakings of Mortgagor hereinafter described, has MORTGAGED, GRANTED, BARGAINED, SOLD, PLEDGED, ASSIGNED, CONVEYED, TRANSFERRED and SET OVER, and by these presents does hereby MORTGAGE, GRANT, BARGAIN, SELL, PLEDGE, ASSIGN, CONVEY, TRANSFER and SET OVER unto Mortgagee and Mortgagee’s substitutes or successors, and its and their assigns, for the benefit of and unto, Holder and Holder’s successors in title and assigns, all of the following types and items of real and personal property and interests, whether now owned or hereafter acquired under Law or in equity (collectively, the “Mortgaged Property”); the inclusion of certain specific types and items of property and interests in one or more of the following paragraphs is not intended in any way to limit the effect of the more general descriptions:

All of Mortgagor’s present and future rights, titles, interests and estates in and to those certain oil, gas and mineral leases, royalty interests, overriding royalty interests, production payments, net profits interests, fee interests, surface interests, carried interests, reversionary interests and all other rights, titles, interests or estates described in or referred to in Exhibit A attached hereto and made a part hereof (or described in or referred to in any of the instruments or documents described in or referred to in Exhibit A hereto), including any and all interests of whatsoever kind or nature in any and all lands in each and every Section of a Township and Range referenced or mentioned in or referred to in Exhibit A hereto (or described in or referred to in any of the instruments or documents described in or referred to in Exhibit A hereto), regardless of whether such Section of a Township and Range may be referenced in conjunction with or applicable to a particular oil or gas lease or well, and, without limiting the generality of the foregoing, including any oil and gas lease (including all lands described or referred to therein), wells, fee, mineral, overriding royalty, royalty and other interests (whether created or earned contractually or via regulatory order, or otherwise) whether or not specifically described or referred to in Exhibit A hereto (or described in or referred to in any of the instruments or documents described or referred to in Exhibit A hereto) (all of which rights, titles, interests and estates described in this Paragraph A are hereinafter included within the term “Subject Interests”). The term “oil, gas and mineral leases,” as used in this instrument and in Exhibit A includes, in addition to oil, gas and mineral leases, oil and gas leases, oil, gas and sulphur leases, other mineral leases, co-lessor’s agreements and extensions, amendments, ratifications and subleases of all or any of the foregoing.

A.    All of Mortgagor’s present and future rights, titles, interests and estates in and to present and future drilling, spacing, proration or production units, as created by the terms of any unitization, communitization and pooling agreements, and all properties, property rights and estates created thereby, which include, belong or appertain to the Subject Interests, including, without limitation, all such units formed voluntarily or under or pursuant to any Law relating to any of the Subject Interests (all of which rights, titles, interests and estates described in this Paragraph B are hereinafter included within the term “Subject Interests”). As used herein, the term “Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality, or Tribunal, and the term “Tribunal” means any court or governmental department, commission, board, bureau, agency, or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

B.    All present and future oil, natural gas, casinghead gas, drip gasoline, natural gasoline, distillate, all other liquid or gaseous Hydrocarbons obtained or processed in conjunction therewith, all products, by-products and all other substances derived therefrom or the processing thereof, and all other similar minerals now or hereafter accruing to, attributable to or obtained from the Subject Interests or to which Mortgagor now or hereafter may be entitled as a result or by virtue of Mortgagor’s ownership of the Subject Interests (collectively, “Hydrocarbons”).

C.    All present and future sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value (whether similar to the foregoing or not), and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite now or hereafter accruing to, attributable to or produced from the Subject Interests or to which Mortgagor now or hereafter may be entitled as a result of or by virtue of Mortgagor’s ownership of the Subject Interests (collectively, “Other Minerals”).

D.    All present and future oil and gas wells, disposal and injection wells, rigs, improvements, fixtures, machinery and other equipment, inventory and articles of personal property, wherever located, now owned or hereafter acquired by Mortgagor, including, without limitation, connection apparatus and flow lines from wells to tanks, wells, pipelines, gathering lines, trunk lines, lateral lines, flow lines, compressor, dehydration and pumping equipment, pumping plants, gas plants, processing plants, pumps, dehydration units, separators, heater treaters, valves, gauges, meters, derricks, rig substructures, tanks, reservoirs, tubing, rods, liquid extractors, engines, boilers, tools, appliances, cables, wires, tubular goods, machinery, supplies and any and all other equipment, inventory and articles of personal property of any kind or character whatsoever appurtenant to, or used or held for use in connection with the production of Hydrocarbons or Other Minerals from the Subject Interests, or now or hereafter located on any of the lands (the “Lands”) covered or encumbered by any of the Subject Interests, including, without limitation, as listed on or referred to in Exhibit A hereto, or used on or about the Lands in connection with the operations thereon, together with all present and future improvements or products of, accessions, attachments and other additions to, tools, parts and equipment used in connection with, and substitutes and replacements for, all or any part of the foregoing (all of the types or items of property and interests described in this Paragraph E are hereinafter collectively referred to as the “Personal Property”).

E.    All present and future rights, titles, interests and estates now owned or hereafter acquired by Mortgagor (including, without limitation, all rights to receive payments) under or by virtue of all easements, permits, licenses, rights-of-way, surface leases, franchises, servitudes, division orders, transfer orders and other agreements relating or pertaining to purchasing, exchanging, exploring for, developing, operating, treating, processing, storing, marketing or transporting Hydrocarbons now or hereafter found in, on or under, or produced from, any of the Subject Interests, or under or by virtue of any contract relating in any way to all or any part of the Mortgaged Property otherwise described herein, including, without limitation, farmout contracts, farmin contracts, operating or joint operating agreements, trade letter agreements, all agreements creating rights-of-way for ingress and egress to and from the Subject Interests (all of such rights, titles, interests and estates referred to or described in this Paragraph F are hereinafter collectively referred to as the “Subject Contracts”).

F.    All present and future accounts (including, but not limited to, all open accounts receivable and accounts receivable arising under or pursuant to any joint operating agreements, division orders or other agreements, documents or instruments relating to any of the Subject Interests), general intangibles, chattel paper, documents, instruments, cash and noncash proceeds and other rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against manufacturers of, or claims against any other person or entity with respect to, all or any part of the Mortgaged Property (all of which types and items of property and interests described in this Paragraph G are hereinafter collectively referred to as the “Accounts”).

G.    All present and future tenements, hereditaments, appurtenances, profits and properties in anywise appertaining, belonging, affixed or incidental to, or used or useful in connection with, all or any part of the Mortgaged Property otherwise described herein, including, without limitation, all reversions, remainders, carried interests, tolls, rents, revenues, issues, proceeds, earnings, income, products, profits, deposits, easements, permits, licenses, servitudes, surface leases, rights-of-way and franchises relating to all or any part of the Mortgaged Property.

H.    Without limitation of any of the preceding paragraphs, all of Mortgagor’s present and future rights, title and interests in and to (i) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to or which protect Mortgagor or any of its Subsidiaries against fluctuations in interest rates or currency exchange rates, (ii) all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to or which protect Mortgagor against fluctuations in commodity prices (including, without limitation, the Hedge Agreements (as defined in the Credit Agreement)), (iii) the Credit Agreement and the other Credit Documents, (iv) [reserved], (v) all amounts paid or payable to Mortgagor under any of the foregoing and (vi) all proceeds thereof (whether or not any of the foregoing (i) through (v) are otherwise related to or attributable to, or entered into in connection with, any of the Mortgaged Properties or Hydrocarbons produced (or to be produced) therefrom).

I.    All other interests of every kind and character that Mortgagor now has or at any time hereafter acquires in and to the types and items of property and interests described in Paragraphs A, B, C, D, E, F, G, H and I preceding and all property which is used or useful in connection with the Mortgaged Property and the proceeds and products of all of the foregoing, whether now owned or hereafter acquired.

To further secure the full and complete payment and performance of the Mortgage Obligations, Mortgagor hereby grants to Mortgagee for the pro rata use and benefit of the Holder and Holder’s successors in title and assigns, as secured party, a first and prior security interest in and to the following types and items of property, and interests (all of which are intended to be included within the term “Mortgaged Property” which was initially defined above): (a) all present and future Personal Property, Subject Contracts and Accounts; (b) all present and future Subject Interests, Hydrocarbons and Other Minerals insofar as the same consist of minerals or the like (including oil and gas), as defined in and subject to the UCC (as defined in the Credit Agreement), and for which the creation and perfection of a security interest or lien therein is governed by the provisions of the UCC; (c) all present and future Mortgaged Property consisting of accounts, contract rights, general intangibles, chattel paper, documents, instruments, inventory, investment property, equipment, fixtures, patents, patent licenses, trade secrets, technical and business data and information, as-extracted collateral and other goods and articles of personal property of any kind or character defined in and subject to the UCC; (d) all present and future increases, profits, combinations, reclassifications, improvements and products of, accessions, attachments and other additions to, tools, parts and equipment used in connection with, and substitutes and replacements for, all or any part of the Mortgaged Property; (e) all present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, cash and noncash proceeds and other rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against manufacturers of, or claims against any other person or entity with respect to, all or any part of the Hydrocarbons, the Other Minerals or the Mortgaged Property; (f) all present and future security for the payment to Mortgagor of any of the Mortgaged Property and goods that gave or will give rise to any of such Mortgaged Property or are evidenced, identified, or represented therein or thereby; (g) all deposit accounts from time to time maintained at any depositary bank in the name or for the benefit of Mortgagor, all funds or amounts from time to time deposited into any such deposit accounts and all proceeds of any and all of the foregoing (whether or not related to or attributable to, or entered into in connection with, any of the Mortgaged Properties or Hydrocarbons produced (or to be produced) therefrom) (h) all commodities accounts and commodities contracts, including all contracts, funds and other balances held in such accounts (whether or not related to or attributable to, or entered into in connection with any of the Mortgaged Properties or Hydrocarbons produced (or to be produced) therefrom),

(i) all securities accounts (as defined in Article 8 of the UCC), including all deposits, securities and other balances held in any such accounts, (j) all rights and interests pursuant to the Oil and Gas Owner’s Lien Act of 2010 (OKLA. STAT. tit.52 §§ 549.1 et seq. as amended from time to time) (k) all books and records pertaining to the Mortgaged Property;

provided that the Mortgaged Property shall not extend to or include (1) any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Insurance Regulations (as defined in the Credit Agreement)), (2) any contract, contract right, license, permit, privileges or other asset which by its terms prohibits the granting of a security interest in such asset arising or which contains or is subject to a restriction on assignment; provided that any of the foregoing exclusions shall not apply if (x) such prohibition has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such agreement, or (y) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law or principles of equity; (3) any Excluded Account for so long as such account is an Excluded Account, (4) motor vehicles and other assets subject to certificates of title, (5) letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and (6) commercial tort claims, provided, further, that nothing in this paragraph shall be deemed to permit any action prohibited by this instrument or by terms incorporated in this instrument;

provided, and notwithstanding the generality, breadth or specificity of the descriptions of, or types of property included in, the Mortgaged Property in clauses (A) through (J) above, the Mortgaged Property shall in no event include (i) any fee lands or fee properties, surface leases or, except for the right of ingress and egress granted by oil and gas leases, easements or rights of way, or (ii) any real property or real estate that, if included in the term “Mortgaged Property” hereunder, would result in this Mortgage being a “real estate mortgage” as used in OKLA. STAT. tit. 68 §§ 1901, et seq., as in effect on the date of this Mortgage, imposing a real estate mortgage tax on real estate mortgages. In all events, the provisions of this paragraph shall prevail and control over the contrary provisions of clauses (A) through (J) above

TO HAVE AND TO HOLD the Mortgaged Property, together with all and singular the rights, privileges, contracts, hereditaments and appurtenances now or hereafter, at any time before the foreclosure or release hereof, in anywise appertaining or belonging thereto, unto Mortgagee and Mortgagee’s successors or substitutes, and its and their assigns, for the benefit of, and unto, Holder and Holder’s successors and assigns, for the uses and purposes hereinafter set forth, forever. Mortgagor hereby binds and obligates Mortgagor and Mortgagor’s successors-in-title and assigns to warrant and forever defend, all and singular, the Mortgaged Property unto Mortgagee and Mortgagee’s successors or substitutes, and its and their assigns and unto Holder and Holder’s successors-in-title and assigns, against the lawful claims of any and all persons or entities whomsoever claiming or to claim the same or any part thereof (other than Permitted Encumbrances (hereinafter defined)).

A.    The covenants and promises of this instrument shall be covenants running with the land, and each and every subsequent owner of any part of the Mortgaged Property covenants and agrees that such owner will perform, observe, and comply with each and every covenant and condition hereof. Mortgagor may not, without the prior written consent of Holder, assign any rights, duties or obligations hereunder.

B.    In the event of an assignment of all or part of the Mortgage Obligations (hereinafter defined), the Liens (as defined in the Credit Agreement) and other Rights hereunder, to the extent applicable to the part of the Mortgage Obligations so assigned, may be transferred therewith.

C.    Reference herein to Holder in the singular is for convenience only, and the Rights and Liens created by this instrument are for the ratable benefit of all holders of the Mortgage Obligations, or any part thereof. Unless and until Mortgagee shall have, by an instrument recorded in the appropriate records of the county or counties where this Mortgage has been recorded, assigned all of its Rights, titles and interests arising under this instrument, Mortgagee shall be the non-fiduciary administrative agent for each other Holder, and Mortgagee shall have the exclusive right, without the joinder of any other Holder, to exercise any and all Rights in favor of Holder hereunder, including, without limitation, conducting any foreclosure sales hereunder and executing full or partial releases hereof, amendments or modifications hereto, or consents or waivers hereunder, and exercising all Rights with respect to the assignment of production from the Mortgagor as set forth in Section 4. The Rights of each Holder vis-a-vis Mortgagee and each other Holder may be subject to one or more separate agreements between or among such parties, but Mortgagor need not inquire about any such agreement or be subject to any terms thereof unless Mortgagor specifically joins therein; and, consequently, Mortgagor shall not be entitled to any benefits or provisions of any such separate agreement or be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure or refusal of any party thereto to comply with the provisions thereof.

SECTION 1.    THE SECURED OBLIGATIONS.

This instrument and all Rights, titles, interests and Liens created hereby or arising by virtue hereof, are given to secure payment and performance of the following covenants, indebtedness, liabilities and obligations (collectively, the “Mortgage Obligations”);

1.1    All covenants, indebtedness, liabilities and obligations of Roan Resources, Inc., a Delaware corporation (herein, in such capacity, the “Borrower”) now or hereafter incurred or arising pursuant to the provisions of that certain Credit Agreement dated as of June 27, 2019, among the Borrower, the financial institutions from time to time party thereto (together with their respective successors and assigns in such capacity, the “Lenders”), the Mortgagee, as the administrative agent (in such capacity together with its successors and assigns in such capacity, the “Administrative Agent”) and each other person from time to time party thereto, and all supplements thereto and amendments or modifications thereof, and all agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part (such agreement, as the same may from time to time be supplemented, amended or modified, and all other agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part, being herein called the “Credit Agreement”) including, without limitation, the Obligatfi

1.2    ions (as such term is defined in the Credit Agreement) and all covenants, indebtedness, liabilities and obligations of any Credit Party (as defined in the Credit Agreement) now or hereafter incurred or arising pursuant to the provisions of any Guarantee (as the same may from time to time be further supplemented, amended, restated or modified, the “Guarantee Agreement”), executed and delivered by any such Credit Party, guarantying the Obligations, if any;

1.3    All indebtedness and other obligations of the Mortgagor evidenced by all promissory notes (if any) issued from time to time under the Credit Agreement, as such promissory notes may be amended or endorsed or otherwise modified from time to time and all other promissory notes accepted in substitution or replacement therefor or renewal thereof (the “Notes”);

1.4    All covenants, indebtedness, liabilities and obligations arising under, in connection with, or pursuant to, (i) this instrument, (ii) any other Credit Document (as defined in the Credit Agreement) or (iii) the provisions of any other present or future mortgage, deed of trust, security agreement, collateral pledge agreement, assignment, loan agreement or an agreement, document or instrument of any kind now or hereafter existing as security for, executed in connection with, or related to, all or any part of any covenants, indebtedness, liabilities and obligations, present or future, of the Mortgagor in favor of the Administrative Agent or the Mortgagee, as applicable, for the benefit of the Secured Parties (the Credit Agreement, the Guarantee Agreement, this instrument, such other Credit Documents and any other such present or future mortgage, deed of trust, security agreement, collateral pledge agreement, assignment loan agreement or other agreement, document or instrument being referred to collectively as the “Other Security Instruments”);

1.5    [Reserved];

1.6    All loans and advances that any Lender may hereafter make to the Borrower, the Mortgagor or any other Guarantor and all other and additional indebtedness, liabilities and obligations of every kind and character of the Borrower, the Mortgagor or any Subsidiary, now or hereafter existing, in favor of a Lender, regardless of whether such obligations are direct, indirect, primary, secondary, joint, several, joint and several, liquidated, unliquidated, fixed or contingent, it being the intention and contemplation of the Mortgagor and the Lenders that future advances may be made to the Borrower, the Mortgagor, any other Guarantor or any Subsidiary for a variety of purposes, that the Borrower, the Mortgagor or any other Guarantor may guarantee, or otherwise become directly or contingently obligated with respect to, the obligations of others to any Lender, that from time to time overdrafts of the Borrower’s, the Mortgagor’s or any other Guarantor’s accounts with a Lender may occur;

1.7    Any and all renewals, extensions or rearrangements of all or any part of the loans, advances, indebtedness, liabilities, covenants and obligations described or referred to in any of Sections 1.1 through 1.6 preceding, together with interest accruing thereon and all court costs, attorneys’ fees and other costs incurred in the enforcement or collection of all or any part thereof; and

1.8    Without limiting the generality of the foregoing, all post-petition interest, expenses, and other duties and liabilities with respect to indebtedness or other obligations described in this Section 1, that would be owed but for the fact that they are unenforceable or not allowable due to any proceeding under any Bankruptcy Code (as defined in the Credit Agreement).

1.9    Future Advances. This Mortgage is delivered pursuant to the Credit Agreement, and, subject to the terms of the Credit Agreement, all or any part of the principal balance of the indebtedness thereunder may be advanced to the Borrower, repaid by the Borrower and re-advanced to the Borrower from time to time, this Mortgage continuing to secure the full principal amount of any outstanding Loans regardless of any such repayments by the Borrower, even if there is at any time no principal balance or other obligations outstanding under the Credit Agreement, until this Mortgage is released by the Mortgagee with the prior written consent of each Lender. The Mortgagor, the Mortgagee and the other Secured Parties expressly intend that this Mortgage secure, and this Mortgage shall secure, a line of credit and other additional amounts advanced, from time to time, or other sums that may be advanced or otherwise become due to the Administrative Agent and the Other Secured Parties under the Credit Agreement, this Mortgage, the Guarantee, any other Credit Document or any extension, renewal or modification of any, thereof, including, without limitation, loans made on a demand, term or revolving credit basis.

SECTION 2.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

Mortgagor hereby represents, warrants and covenants, as follows:

2.1    Leases and Contracts; Performance of Obligations. The oil, gas and/or mineral leases, contracts, servitudes and other agreements forming a part of the Mortgaged Properties, to the extent the same cover or otherwise relate to any Mortgaged Property, are in full force and effect, and Mortgagor agrees to maintain them in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of the Mortgaged Properties, have been, and will continue to be, properly and timely paid. Mortgagor is not in default with respect to Mortgagors’ obligations (and Mortgagor is not aware of any default by any third party with respect to such third party’s obligations) under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of any part of the Mortgaged Properties, where such default would reasonably be expected to adversely affect the ownership or operation of the Mortgaged Properties; and Mortgagor will fulfill all such obligations coming due in the future. Mortgagor is not currently accounting (and will not hereafter agree to account) for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to Mortgagor than proceeds received by Mortgagor (calculated at the well) from sale of production, and there are no situations where Mortgagor is aware that a contingent liability may exist to account on a basis other than on the basis of proceeds received by Mortgagor (calculated at the well).

2.2    Mortgaged Property.

(a)    Mortgagor owns the net revenue interest and working interests as are specified in Exhibit A under the terms “Net Revenue Interest” and “Working Interest” attributable to each well, unit or oil, gas and mineral lease described or referred to in Exhibit A hereto and comprising a part of the Mortgaged Property, free of any and all liens or other agreements, restrictions or limitations of any nature or kind (all such liens and other agreements, restrictions or limitations being herein collectively called the “Encumbrances”), except as specified on Exhibit A hereto and except for Permitted Liens (as defined in the Credit Agreement) (such permitted encumbrances and liens being herein collectively called the “Permitted Encumbrances”).

With respect to the foregoing warranties and representations, it is acknowledged that Mortgagor’s intention is to mortgage and affect hereby the entirety of the interest that Mortgagor owns in all of the Mortgaged Property, whether now or hereafter, and as a consequence thereof, if for any reason the interest of Mortgagor in any Mortgaged Property in fact exceeds the Net Revenue Interest and/or the Working Interest, as applicable (as specified in Exhibit A hereto), which Mortgagor represents and warrants herein that it owns, Mortgagor agrees that (i) such warranted Net Revenue Interest and Working Interest, as applicable (as specified in Exhibit A hereto), are intended to be the minimum undivided interests owned by and attributable to Mortgagor, and (ii) this Mortgage creates a valid lien and security interest in the entirety of the interest owned by and attributable to such Mortgaged Property whether such interests are equal to or greater than the interests specified as Net Revenue Interests and Working Interests (as applicable) in Exhibit A hereto.

(b)    This Mortgage is, and always will be kept, a direct first priority Lien (subject to any Liens created by the Other Security Instruments) upon the Collateral; provided that Permitted Encumbrances may exist as provided in the Credit Agreement, but no intent to subordinate the priority of the Liens created hereby is intended or inferred by such existence. The Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien of this Mortgage upon the Collateral or any part thereof other than such Permitted Encumbrances and Liens under the other Security Instruments. Mortgagor will warrant and defend the title to the Mortgaged Property against the claims and demands of all other persons other than Permitted Encumbrances, and will take any actions reasonably requested by the Mortgagee to maintain and preserve the lien created hereby so long as any of the Mortgage Obligations secured hereby remains unpaid.

(c)    (i) The cover page to this instrument lists as of the date hereof the legal name of the Mortgagor and its organizational identification number, each as registered in the jurisdiction in which the Mortgagor is organized, formed or incorporated, and the last four digits of Mortgagor’s taxpayer identification number; and (ii) as of the date hereof, Mortgagor is not now and has not been known by any trade name or assumed name.

2.3    Operation of Mortgaged Properties. The Mortgaged Properties (and properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Mortgaged Properties after the date hereof, have in the past been), and hereafter will be, maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all oil, gas and/or other mineral leases and other contracts and agreements forming a part of the Mortgaged Properties and in conformity with the Permitted Encumbrances. Mortgagor has, and will have in the future, all governmental licenses and permits necessary or appropriate to own and operate the Mortgaged Properties. Mortgagor has not received notice of any material violations in respect of any such licenses or permits.

2.4    Mortgagor not a Foreign Person. Mortgagor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (hereinafter called the “Code”), Sections 1445 and 7701 (i.e., Mortgagor is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

SECTION 3.    DEFAULTS AND REMEDIES.

3.1    The term “Event of Default,” as used herein, shall have the same meaning assigned to the term “Event of Default” as set forth in Section 11 of the Credit Agreement.

3.2    (a) Implications of Event of Default. Upon the occurrence and during the continuance of an Event of Default, in addition to the remedies set forth in the Credit Agreement, the Administrative Agent may, at its option and to the extent permitted by applicable Law, any one or more of the following:

(i)    As to Mortgaged Properties located in the State of Oklahoma, Mortgagor hereby confers on Mortgagee the power to sell the Mortgaged Properties in accordance with the Oklahoma Power of Sale Mortgage Foreclosure Act (OKLA. STAT. tit. 46, §§40 -49 (the “Oklahoma POS Act”)), as the same may be amended from time to time. A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON AN EVENT OF DEFAULT BY THE MORTGAGOR UNDER THIS MORTGAGE. Regardless of any provision to the contrary in this Mortgage, it is the intent of the parties that the power of sale granted herein may be exercised by the Mortgagee pursuant to the terms and provisions of the Oklahoma POS Act. The conduct of a sale pursuant to a power of sale shall be sufficient hereunder if conducted in accordance with the requirements of the Oklahoma POS Act and other applicable laws of the State of Oklahoma in effect at the time of such sale, notwithstanding any other provision contained in this Mortgage to the contrary. In the event of a conflict between the provisions hereof and the Oklahoma POS Act, the Oklahoma POS Act shall control. Mortgagor hereby represents and warrants that this Mortgage transaction does not involve a consumer loan as said term is defined in Section 3-104 of Title 14A of the Oklahoma Statutes, that this Mortgage does not secure an extension of credit made primarily for agricultural purposes as defined in paragraph 4 of Section 1-301 of Title 14A of the Oklahoma Statutes, and that this Mortgage is not a mortgage on the Mortgagors’ homestead; and

(ii)    Judicial Foreclosure. Holder may proceed by suit or suits, at law or in equity, to enforce the payment and performance of the Mortgage Obligations in accordance with the terms hereof, of the Notes and of the Other Security Instruments evidencing it, to foreclose the Liens and this instrument as against all or any part of the Mortgaged Property, and to have all or any part of the Mortgaged Property sold under the judgment or decree of a court of competent jurisdiction.

(iii)    Appointment of a Receiver. To the extent permitted by Law, Holder, as a matter or right and without regard to the sufficiency of the Mortgaged Property, and without any showing of insolvency, fraud, or mismanagement on the part of Mortgagor, and without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, shall be entitled to the appointment of a receiver or receivers of the Mortgaged Property, or any part thereof, and of the income, royalties, revenues, benefits, rents, issues, and profits thereof. Mortgagor hereby consents to the appointment of such receiver or receivers, agrees not to oppose any application therefor by Holder and agrees that such appointment shall in no manner affect the Rights of Holder under Section 4 hereof.

(iv)    Entry Upon Mortgaged Property; Personal Property. Following commencement of a foreclosure proceeding, Holder may

(A)    without notification, if permitted by applicable Law, enter upon the Mortgaged Property, take possession of the Mortgaged Property, and remove the Personal Property, or any part thereof, with or without judicial process, and, in connection therewith, without any responsibility or liability on the part of Holder, take possession of any property located on or in the Mortgaged Property that is not a part of the Mortgaged Property, and hold or store such property at Mortgagor’s expense. If necessary to obtain the possession provided for in this subsection 3.2(a)(iv), Holder may undertake any and all remedies to dispossess Mortgagor, including specifically one or more actions for forcible entry or unlawful detainer, trespass to try title and restitution.

(B)    require Mortgagor to assemble the Personal Property and any other items of the Mortgaged Property, or any part thereof, and make it available to Holder at a place to be designated by Holder that is reasonably convenient to Mortgagor and Holder.

(C)    retain the Personal Property and any other items of the Mortgaged Property, or any part thereof, in satisfaction of the Mortgage Obligations whenever the circumstances are such that Holder is entitled to do so under the UCC.

(D)    buy any items of the Mortgaged Property, or any part thereof, at any private disposition of the Mortgaged Property, or the part thereof, being disposed of.

(v)    Upon the occurrence and continuance of an Event of Default, Mortgagee may exercise its Rights.

(b)    Holder as Purchaser of Mortgaged Property. If Holder is the purchaser of the Mortgaged Property, or any part thereof, at any sale thereof, whether such sale be upon any foreclosure of the Liens hereof, or otherwise, Holder shall, upon any such purchase, acquire good and marketable title to the Mortgaged Property so purchased, free of the Liens of these presents.

(c)    Other Purchaser of Mortgaged Property. In case the Liens hereof shall be foreclosed by judicial or other non-judicial action, the purchaser at any such sale shall receive, as an incident to such purchaser’s ownership, immediate possession of the Mortgaged Property, or any part thereof sold to such purchaser, and, subsequent to foreclosure, Mortgagor shall be divested of any and all interest and claim thereto, including any interest or claim to all insurance policies, bonds, loan commitments, contracts, and other intangible property covered by this instrument, Mortgagor shall be considered a tenant at sufferance of the purchaser at the foreclosure sale, and any Person occupying the Mortgaged Property, or portion thereof so sold, after demand has been made for possession thereof, shall be guilty of forcible entry or unlawful detainer and shall be subject to eviction and removal, forcible or otherwise, with or without process of Law, and all damages by reason thereof are hereby expressly waived. Mortgagor further agrees that in the event Holder prevails in its forcible entry or unlawful detainer action, Holder is entitled to recover reasonable attorneys’ fees from Mortgagor. This remedy is cumulative of any and all remedies the purchaser may have hereunder or otherwise.

(d)    Application of Proceeds. The proceeds of any sale of, and the Proceeds and other income generated by the holding, leasing, operating, or other use of the Mortgaged Property shall be applied by Holder (or the receiver, if one is appointed) as set forth in the Credit Agreement. Mortgagor and any other party liable on the Mortgage Obligations shall be liable for any deficiency remaining in the Mortgage Obligations subsequent to any sale referenced in this Section 3.

(e)    Federal Lands. Upon a sale conducted pursuant to this Section 3 of all or any portion of the Mortgaged Properties consisting of interests (the “Federal Interests”) in leases, easements, rights-of-way, agreements or other documents and instruments covering, affecting or otherwise relating to federal or tribal lands (including, without limitation, leases, easements and rights-of-way issued by the Bureau of Land Management), Mortgagor agrees to take all action and execute all instruments necessary or advisable to transfer the Federal Interests to the purchaser at such sale, including, without limitation, to execute, acknowledge and deliver assignments of the Federal Interests on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements, to seek and request approval thereof and to take all other action necessary or advisable in connection therewith. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact and proxy, with full power and authority in the place and stead of Mortgagor, in the name of Mortgagor or otherwise, to take any such action and to execute any such instruments on behalf of Mortgagor that Mortgagee may deem necessary or advisable to so transfer the Federal Interests, including, without limitation, the power and authority to execute, acknowledge and deliver such assignments, to seek and request approval thereof and to take all other action deemed necessary or advisable by Mortgagee in connection therewith; and Mortgagor hereby adopts, ratifies and confirms all such actions and instruments. Such power of attorney and proxy is coupled with an interest, shall survive the dissolution, termination, reorganization or other incapacity of Mortgagor and shall be irrevocable. No such action by Mortgagee shall constitute acknowledgment of, or assumption of liabilities relating to, the Federal and Tribal Interests, and neither Mortgagor nor any other party may claim that Mortgagee is bound, directly or indirectly, by any such action.

(f)    Waiver of Appraisement. To the full extent Mortgagor may lawfully do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any appraisement, valuation, stay, extension or redemption Laws, now or hereafter in force, in order to prevent or hinder the enforcement of this instrument or the absolute sale of the Mortgaged Property, or any part thereof, or the possession thereof by any purchaser at any such sale, but Mortgagor, insofar as Mortgagor now or hereafter may lawfully do so, hereby waives the benefit of all such Laws; provided that the appraisement of any of the Mortgaged Property is hereby expressly waived or not waived at the option of Holder, such option to be exercised prior to or at the time judgment is rendered in any foreclosure of this instrument

(g)    Other Rights of Holder; Rights Cumulative. Holder shall have and may exercise any and all other Rights, at law, in equity or otherwise, that Holder may have under the UCC, by virtue of the Other Security Instruments. All Rights available to Holder hereunder are cumulative of and in addition to all of the Rights granted to Holder at law or in equity, or under the Other Security Instruments.

(h)    Easements or Contracts Violative of Mortgage. To the extent permitted by applicable Law, the purchaser at any foreclosure sale hereunder may disaffirm any easement granted or rental, lease, or other contract made in violation of any provision of this Mortgage and may take immediate possession of the Mortgaged Property free from, and despite the terms of, such grant of easement or rental, lease, or other contract.

(i)    At any sale pursuant to this Section 3.2, to the extent permitted by applicable Law, (i) each and every recital contained in any instrument of conveyance made by Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein including, without limitation, nonpayment of the Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by Law and appointment of any successor Mortgagee hereunder; (ii) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed; (iii) the receipt of Mortgagee or of such other party or officer making the sale shall be sufficient to discharge to the purchaser or purchasers for his or their purchase money, and no such purchaser or purchasers, or his or their assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money or be in any way answerable for any loss, misapplication, or non-application thereof; (iv) to the fullest extent permitted by applicable Law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, and demand whatsoever, either at Law or in equity, in and to the property sold, and such sale shall be a perpetual bar both at Law and in equity against Mortgagor and against all other persons claiming or to claim the property sold or any part thereof by, through or under Mortgagor; and (v) to the extent and under such circumstances as are permitted by applicable Law, Holder may be a purchaser at any such sale and may credit the bid against the Mortgage Obligations. After such sale, Mortgagee shall make to the purchaser or purchasers thereunder good and sufficient deeds, assignments, or bills of sale in the name or names of Mortgagor, conveying or transferring the Mortgaged Property, or any part thereof, so sold to the purchaser or purchasers containing such warranties of title as area customarily given, which warranties shall be binding upon Mortgagor. Sale of a part of the Mortgaged Property shall not exhaust the power of sale, but sales may be made from time to time until the Mortgage Obligations are paid and performed in full. It shall not be necessary to have present or to exhibit at any such sale any of the Personal Property.

(j)    In the event any questions should be raised as to the regularity or validity of any sale hereunder, Mortgagee shall have the right and is hereby authorized to make resale of said property so as to remove any questions or doubt as to the regularity or validity of the previous sale, and as many resales may be made as may be appropriate. It is agreed that, in any deed or deeds given by Mortgagee, any and all statements of fact or other recitals therein made as to the identity of Holder, or as to the occurrence or existence of any Event of Default, or as to the request to sell, notice of sale, time, place, terms, and manner of sale, and receipt , distribution , and application of the money realized therefrom, and, without being limited by the foregoing, as to any other act or thing having been duly done by Holder or by Mortgagee, shall be taken by all Tribunals as prima facie evidence that the said statements or recitals are true and correct and are without further question to be so accepted, and Mortgagor does hereby ratify and confirm any and all acts that Mortgagee may lawfully do in the premises by virtue hereof.

3.3    Upon the occurrence and continuance of an Event of Default, the Mortgagee, as non-fiduciary administrative agent for Holder and Holder’s successors in title and assigns is now and shall be entitled to all of the rights, remedies, powers, privileges and benefits (herein, collectively referred to as “Rights”) afforded a secured party by the UCC with reference to the Mortgaged Property in which the Mortgagee, as non-fiduciary administrative agent for Holder, has been granted a security interest herein, or the Mortgagee, as agent for Holder, may proceed as to all or any part of the Mortgaged Property, whether real or personal property, in accordance with the Rights granted under this instrument in respect of the real property covered hereby, the Rights under this paragraph being cumulative of and in addition to those granted the Mortgagee or Holder under any other provision of this instrument or under any other instrument, executed in connection with or as security for the Mortgage Obligations.

SECTION 4.    ASSIGNMENT OF PRODUCTION.

4.1    Effective from and after the Effective Date, Mortgagor does hereby GRANT, SELL, ASSIGN, CONVEY, TRANSFER and SET OVER unto Mortgagee and Mortgagee’s substitutes or successors, and his and their assigns, for the benefit of and unto, Holder and Holder’s successors in title and assigns, all of the following:

(a)    All Hydrocarbons and Other Minerals, and the proceeds therefrom, and products obtained or processed therefrom, and proceeds therefrom.

(b)    All amounts or proceeds hereafter payable to or to become payable to Mortgagor or to which Mortgagor is entitled pursuant to all Subject Contracts now or hereafter relating to any part of the Subject Interests; and

(c)    All amounts, sums, monies, revenues and income, that become payable to Mortgagor from, or with respect to, any of the Mortgaged Property or pursuant to any Subject Contract, present or future, now or hereafter constituting a part of the Mortgaged Properties.

TO HAVE and TO HOLD said interests unto Mortgagee and Mortgagee’s substitutes or successors, and his and their assigns, for the benefit of and unto, Holder and Holder’s successors in title and assigns, forever, subject however, to the terms and provisions of this instrument.

4.2    Mortgagor hereby authorizes and empowers Mortgagee to demand, collect, receive and receipt for the “Proceeds” (defined herein to mean all production, proceeds and payments assigned hereunder, as described in Section 4.1 hereof), and to endorse and cash any checks and drafts payable to Mortgagor or to Mortgagee for the account of Mortgagor received in connection with the Proceeds, subject, however, to the terms and provisions of this instrument. Mortgagor hereby appoints Mortgagee as the appointed agent and attorney-in-fact of Mortgagor, for the purpose of executing any “Receipt” (defined herein to mean any transfer order, payment order, division order, receipt, release or other instrument) that Mortgagee deems necessary in order for Mortgagee to demand, collect, receive and receipt for the Proceeds. In addition, Mortgagor agrees that, upon Mortgagee’s request, Mortgagor shall promptly execute and deliver to Mortgagee such Receipts as Mortgagee may deem necessary, convenient or appropriate in connection with the payment and delivery directly to Mortgagee of all Proceeds. Mortgagor hereby authorizes and directs all “Purchasers” (defined herein to mean all pipeline companies, purchasers, transporters, any other Person now or hereafter purchasing Hydrocarbons, or any part thereof, or now or hereafter having in their possession or control any Proceeds from or allocated to the Subject Interests, or any part thereof, or now or hereafter otherwise owing monies to Mortgagor under the Subject Contracts herein assigned), to pay or deliver such Proceeds directly to Mortgagee at the address set forth in the Preamble hereof, or in such other manner as Mortgagee may direct the Purchasers in writing, and this authorization shall continue until this instrument is released. All Receipts may be relied upon in all respects by Purchasers, and the same shall be binding upon Mortgagor. No Purchaser shall have any responsibility to see to the application of the assignment herein contained and each Purchaser shall be released hereby from any and all liability to Mortgagor to the full extent and amount of all Proceeds so paid or delivered. Mortgagor agrees to indemnify and hold harmless each Purchaser against any and all liabilities, actions, claims, judgments, costs, charges, costs of investigation and attorneys’ fees resulting from the paying for or delivery of any such Proceeds to Mortgagee. Should Mortgagee bring suit against any Purchaser for collection of any amounts or sums included within this assignment (and Mortgagee shall have the right to bring any such suit), it may sue either in its own name or in the name of Mortgagor.

4.3    Upon the occurrence and during the continuance of an Event of Default, Mortgagee may elect to exercise immediately its right to receive payment to it directly of the Proceeds and the Purchasers shall make such payment or delivery of the Proceeds to Mortgagee after such time as written demand therefor has been made upon them by Mortgagee that payment or delivery of the Proceeds be made directly to Mortgagee in accordance with this Section 4. Such failure by Mortgagee to exercise its rights immediately shall not in any way waive the right of Mortgagee to receive any of the Proceeds, or to make any such demand, or to affect any such assignment as to any Proceeds not theretofore paid or delivered to Mortgagor. In this regard, if any of the Proceeds are paid or delivered directly to Mortgagee and then, at the request of Mortgagee, the Proceeds are, for a period or periods of time, paid or delivered to Mortgagor, Mortgagee shall nevertheless have the right, effective upon written notice, to require that future Proceeds be again paid or delivered directly to it.

4.4    Independently of the foregoing provisions and authorities herein granted, if an Event of Default shall be continuing, Mortgagor shall execute and deliver, any and all Receipts that may be requested by Mortgagee or that may be required by any Purchaser to effect payment or delivery of the Proceeds directly to Mortgagee in accordance with this Section 4. If, pursuant to any existing Subject Contract, any Proceeds are required to be paid or delivered by any Purchaser directly to Mortgagor so that under such existing Subject Contracts the Proceeds cannot be paid or delivered directly to Mortgagee in the absence of foreclosure, then, if Mortgagee has requested that the Proceeds be paid or delivered directly to it under the assignment herein contained, the Proceeds that for any reason must be paid or delivered to Mortgagor shall, when received by Mortgagor, constitute trust funds in Mortgagor’s hands and shall be immediately paid over by Mortgagor to Mortgagee.

4.5    Mortgagee is hereby absolved from all liability for failure to enforce collection of the Proceeds assigned under Section 4.1 hereof and from all other responsibility in connection therewith, except the responsibility to account (by application upon the Mortgage Obligations or otherwise) for funds actually received. If Mortgagee receives monies in excess of the amount of the Proceeds to which Mortgagor is entitled, Mortgagee will make a reasonable effort to pay any such excess monies of which Mortgagee is aware to the other parties legally entitled thereto; provided that Mortgagor agrees to indemnify and hold Mortgagee harmless against any and all liabilities, actions, claims, judgments, costs, charges and attorneys’ fees by reason of the assertion that it has received, either before or after payment and performance in full of the Mortgage Obligations, funds from the Proceeds of Hydrocarbons claimed by a third Person, or any other Proceeds in which a Person claims an adverse interest.

4.6    The Rights of Mortgagee pursuant hereto shall be cumulative of all other security of any and every character now or hereafter existing to secure the payment of the Mortgage Obligations. Proceeds received under this Section 4 assignment shall be applied as set forth in Section 11 of the Credit Agreement. Mortgagee may, in its sole discretion, permit Proceeds received by it to be returned to Mortgagor (rather than applied to the Mortgage Obligations) for use in Mortgagor’s operations.

SECTION 5.    MISCELLANEOUS.

5.1    Upon Payment in Full (as defined in the Credit Agreement), this instrument shall become null and void and, at Mortgagor’s expense (to the extent permitted by applicable Law), it shall be released by Mortgagee; otherwise, it shall remain in full force and effect; provided that no release hereof shall impair Mortgagor’s warranties and indemnities contained herein or the liabilities assumed by Mortgagor hereunder. Holder may, at any time, and from time to time, release any part of the Mortgaged Property, or any property in which Mortgagor has granted a security interest to Holder, or any items assigned pursuant to Section 4 hereof, from the Liens evidenced by this instrument, but no such partial release shall ever affect or impair Holder’s Rights or Liens hereunder, except to the extent specifically stated in such instrument of partial release. Upon the sale or disposition of all or part of the Mortgaged Property, as permitted by the Credit

Agreement, Holder or Mortgagee shall execute and deliver releases or other instruments as shall be necessary to release the lien of this instrument. Notwithstanding anything contained herein to the contrary, the Mortgagee shall not be required, except as expressly provided in the Credit Agreement, to obtain the consent of any Secured Party (as defined in the Credit Agreement) in order to amend, modify, revise, discharge, release or terminate this Mortgage regardless of whether this Mortgage secures a Mortgage Obligation or any other obligations or liabilities of the Borrower, the Mortgagor, any other Guarantor or any Subsidiary owed to such Secured Party.

5.2    This Mortgage and any and all covenants herein may from time to time, by instrument in writing signed by the Mortgagee and Mortgagor, be amended, waived, modified or supplemented, in each case, to such extent and in such manner as the Mortgagee may desire, but no such amendment, waiver, modification or supplement shall ever affect or impair Holder’s Rights or Liens hereunder, except to the extent specifically stated in such written instrument.

5.3    If Mortgagor conveys any interest in the Mortgaged Property (in compliance with or as permitted by the Credit Agreement), the Mortgagee shall execute and deliver a release covering the portion of the Mortgaged Property (and such related other property) that is subject to such conveyance, without in any way modifying or affecting Holder’s Rights and Liens hereunder with respect to the Mortgaged Property not subject to such conveyance or the liability of Mortgagor for payment and performance of the Mortgage Obligations, in whole.

5.4    In those instances where provision is made in this instrument to the effect that costs and expenses incurred or advances made by Holder shall constitute a demand obligation owing by Mortgagor and shall draw interest, and shall be secured by the Liens evidenced by this instrument, it is agreed that if no demand is made before the final maturity of the Notes, then the maturity of such items shall be contemporaneous with the maturity of the Notes, howsoever such maturity may occur.

5.5    Whenever herein the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender herein shall include each other gender where appropriate.

5.6    The captions, headings and arrangements used in this instrument are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

5.7    All Notices (as defined in Section 13.2 of the Credit Agreement) hereunder shall be in writing and mailed, telecopied, facsimile transmitted or delivered, to the applicable address provided in the Credit Agreement. All such Notices shall be effective, in the case of written Notices, when deposited in the mails or when telecopied or transmitted against receipt of a confirmation.

5.8    If any provision of this instrument, the Notes or of the other Credit Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term hereof and thereof, such provision shall be fully severable from all other provisions in this instrument, the Notes and the other Credit Documents, and this instrument, the Notes and the other Credit Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.

5.9    GOVERNING LAW. THIS INSTRUMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND COVERED BY THE LAWS OF THE STATE OF OKLAHOMA.

5.10    The terms, provisions, covenants and conditions hereof shall be binding upon Mortgagor, and Mortgagor’s successors-in-title and assigns and shall inure to the benefit of Holder, and their respective successors-in-title and assigns.

5.11    This instrument may be construed and enforced from time to time as a mortgage, assignment, security agreement, fixture filing, financing statement, or contract, or any one or more of them as may be appropriate under applicable Laws, in order fully to effectuate the Liens hereof and the purposes and agreements herein set forth.

5.12    Without in any manner limiting the generality of any of the foregoing provisions hereof: this Mortgage covers goods that are or are to become fixtures on the real property described herein, and this Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Mortgaged Property; this Mortgage shall also be effective as a financing statement covering as-extracted collateral (including without limitation oil and gas and accounts related thereto), which will be financed at the wellhead or minehead of the wells or mines located on the Mortgaged Properties; this Mortgage is to be filed for record in the real/immovable property records of each county where any part of the Mortgaged Properties is situated, and may also be filed in the offices of the Bureau of Land Management or any relevant Federal or state agency (or any successor agencies); this Mortgage shall also be effective as a financing statement covering any other Mortgaged Property and may be filed in any other appropriate filing or recording office, including the real estate records.    For purposes of this Mortgage as a financing statement, the Mortgagor is the “debtor” and the Mortgagee is the “secured party.” For purposes of contact by third parties, the mailing address of Mortgagor is the address of Mortgagor set forth in the first paragraph of this Mortgage and the address of Mortgagee from which information concerning the security interests hereunder may be obtained is the address of Mortgagee set forth in the first paragraph of this Mortgage. By the execution and delivery hereof, Mortgagor hereby authorizes the Mortgagee to file any financing statements, and any amendments or continuation statements with respect thereto, as to the Mortgaged Property pursuant to the UCC without the Mortgagor’s signature thereon. A carbon, photographic or other reproduction of this instrument shall be sufficient as a financing statement. Pursuant to the UCC, the Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Mortgage. The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of similar effect. The Mortgagor shall pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

Name of Debtor:	ROAN RESOURCES, INC.
Address of Debtor:	[ ]

State of Formation/Location:	Delaware
Organizational ID Number:	[ ]
Taxpayer ID Number:	XX-XXX [ ]
Facsimile:	[ ]
Telephone:	[ ]

Principal Place of Business of Debtor:	[ ]

Name and Address of Secured Party:	Cortland Capital Market Services LLC, Administrative
Agent and Mortgagee
225 W. Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Legal Department and Bill Rykowski
Email: legal@cortlandglobal.com and
bill.rykowski@cortlandglobal.com

With a copy to (which shall not constitute notice):

Holland & Knight LLP 150 North Riverside Plaza, Suite 2700 Chicago, Illinois 60606 Attention: Joshua M. Spencer Email: joshua.spencer@hklaw.com

Owner of Record of Real Property:	ROAN RESOURCES, INC.

5.13    [Reserved]

5.14    Any part of the Mortgaged Property may be released by Holder without affecting, subordinating, or releasing the lien, security interest, and assignment hereof against the remainder of the Mortgaged Property. The lien, security interest, and other rights granted hereby shall not affect or be affected by any other security taken for the Mortgage Obligations or any part thereof. The taking of additional security or the rearrangement, extension, or renewal of the Mortgage Obligations, or any part thereof, shall not release or impair the lien, security interest, and other rights granted hereby or affect the liability of any endorser, guarantor, or surety or improve the right of any permitted junior lienholder; and this Mortgage, as well as any instrument given to secure any rearrangement, renewal, or extension of the Mortgage Obligations secured hereby, or any part thereof, shall be and remain a first and prior lien, except as otherwise provided herein, on all of the Mortgaged Property not expressly released until the Mortgage Obligations is completely paid.

5.15    This instrument has been executed in a number of identical counterparts, each of which shall be deemed an original, and all of which are identical, except that in order to facilitate recordation, portions of Exhibit A hereto that describe Mortgaged Property situated in jurisdictions other than the particular jurisdiction in which a counterpart hereof is being recorded may be omitted from such counterpart. In making proof of this instrument, it shall not be necessary for Holder to account for all counterparts, and it shall be sufficient for Holder to produce but one such counterpart.

5.16    Capitalized Terms. Capitalized terms not otherwise defined herein shall have the respective meanings provided for such terms in the Credit Agreement. Whenever a recorded counterpart of this instrument contains specific descriptions that are less than all of the descriptions contained in any full counterpart lodged with Mortgagee, the omitted descriptions are hereby included by reference in such recorded counterpart as if each recorded counterpart conformed to any full counterpart lodged with Mortgagee.

5.17    THIS INSTRUMENT, THE NOTES, THE CREDIT AGREEMENT, AND THE OTHER CREDIT DOCUMENTS REFERRED TO THEREIN REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.18    Capitalized Terms. Capitalized terms not otherwise defined herein shall have the same respective meanings provided for such terms in the Credit Agreement.

5.19    Maturity Date. A portion of the Mortgage Obligations shall mature on October 27, 2020.

(Signatures begin on following page)

In Witness Whereof this instrument is executed as of the day and year set forth for Mortgagor’s acknowledgment hereto, but shall be effective as of the Effective Date.

MORTGAGOR:

ROAN RESOURCES, INC.

By:
Name:
Title:

[ ], as Mortgagee

By:
Name:
Title:

STATE OF [ ]	§
§
COUNTY OF [ ]	§

This instrument was acknowledged before me on [    ], 20[    ], by                 , authorized signer of Roan Resources, Inc., a Delaware corporation, on behalf of said corporation, and in the capacity and for the purpose and consideration therein stated.

NOTARY PUBLIC in and for the State of [ ]
Printed Name:
My commission expires:
Notarial No.:

STATE OF [ ]	§
§
COUNTY OF [ ]	§

This instrument was acknowledged before me on [            ], 20[    ], by [name], [title] of [agent], on behalf of said [entity type], and in the capacity and for the purpose and consideration therein stated.

NOTARY PUBLIC in and for the State of [ ]
Printed Name:
My commission expires:
Notarial No.:

Exhibit A

Mortgage, Assignment of Production, Security Agreement,

Fixture Filing and Financing Statement,

dated as of June 27, 2019

from Roan Resources, Inc., as Mortgagor

TO

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent and as Mortgagee

Mortgaged Properties

1.    Depth limitations, unit designations, unit tract descriptions and descriptions (including percentages, decimals or fractions) of undivided leasehold interests, well names, “Operating Interests”, “Working Interests” and “Net Revenue Interests” contained in this Exhibit A and the listing of any percentage, decimal or fractional interest in this Exhibit A shall not be deemed to limit or otherwise diminish the interests being subjected to the lien, security interest and encumbrance of this instrument.

2.    Some of the land descriptions in this Exhibit A may refer only to a portion of the land covered by a particular oil and gas lease. This Mortgage is not limited to the land described in Exhibit A but is intended to cover the entire interest of the Mortgagor in any lease or lands described in Exhibit A even if such interest relates to land not described in Exhibit A. Reference is made to the land descriptions contained in the documents of title recorded as described in this Exhibit A. To the extent that the land descriptions in this Exhibit A are incomplete, incorrect or not legally sufficient, the land descriptions contained in the documents so recorded are incorporated herein by this reference. Furthermore, to the extent that lands are described by or refer to Section, Township and Range in Exhibit A, it is the intent of the parties hereto that Mortgagor is encumbering all of its right, title and interest in and to the lands so described or referred to on Exhibit A, including, but not limited to, any oil and gas leases, wells or other interests (whether created or earned contractually or via regulatory order, or otherwise) now owned or hereafter acquired by Mortgagor in such lands whether or not specifically described on Exhibit A.

3.    Some of the descriptions contained in this Exhibit A may refer to a well or wells. This instrument is not limited to the well or wells described in this Exhibit A, but is intended to cover the entire interest of the Mortgagor in the well, any and all leases underlying the well, any pooling interest acquired or owned by the Mortgagor in any unit comprised of the well and all personal property associated therewith.

4.    References in Exhibit A to instruments on file in the public records are made for all purposes. Unless provided otherwise, all recording references in Exhibit A are to the official conveyance records of the county in which (or, if the Mortgaged Property is located on the outer continental shelf, then of the county or counties adjacent to which) the Mortgaged Property is located and in which records such documents are or in the past have been customarily recorded, whether Conveyance Records, Oil and Gas Records, Oil and Gas Lease Records or other records.

5.    A statement herein that a certain interest described herein is subject to the terms of certain described or referred to agreements, instruments or other matters shall not operate to subject such interest to any such agreement, instrument or other matter except to the extent that such agreement, instrument or matter is otherwise valid and presently subsisting nor shall such statement be deemed to constitute a recognition by the parties hereto that any such agreement, instrument or other matter is valid and presently subsisting.

WHENEVER IN EXHIBIT A TO THIS MORTGAGE THERE IS A PROPERTY DESCRIPTION THAT REFERS TO A GOVERNMENTAL SECTION (WHETHER AS “SECTION”, “SEC,” SIMPLY “S” OR WITHOUT ANY DESIGNATION EXCEPT IN THE COLUMN HEADER) WITHOUT FURTHER REFERRING TO A PARTICULAR GOVERNMENTAL SUBDIVISION(S) OF THE SECTION, THAT PROPERTY DESCRIPTION IS INTENDED TO REFER TO AND ENCOMPASS THE ENTIRE GOVERNMENTAL SECTION.

[Do not detach this page]

EXHIBIT A

[To be attached]

EXHIBIT F

FORM OF CREDIT PARTY CLOSING CERTIFICATE

[To be attached.]

Exhibit F-1

OMNIBUS OFFICER’S CERTIFICATE OF

ROAN RESOURCES, INC.

LINN ENERGY, INC.

AND

ROAN HOLDINGS HOLDCO, LLC

June 27, 2019

The undersigned, being an Authorized Officer of (i) Roan Resources, Inc., a Delaware corporation (the “Borrower”), (ii) Linn Energy, Inc., a Delaware corporation (“Linn”) and Roan Holdings Holdco, LLC, a Delaware limited liability company (“Holdco”, together with the Borrower and Linn, the “Companies” and each a “Company”) does hereby certify that he is an Authorized Officer of each Company and that he is duly authorized to execute and deliver this certificate in the name and on behalf of each Company in connection with that certain Credit Agreement, dated as of June 27, 2019 (as amended, restated, amended and restated, modified, supplemented, extended, renewed or replaced, the “Credit Agreement”), by and among the Borrower, the lenders party thereto from time to time and Cortland Capital Market Services LLC, as administrative agent. The undersigned further certifies that:

1.    Attached as Exhibit A-1 is a true, complete, and correct copy of the Second Amended and Restated Certificate of Incorporation of the Borrower, as amended, which remains in full force and effect on the date hereof and, as of the date hereof, no actions are pending or contemplated for any amendments, rescissions or modifications thereto.

2.    Attached as Exhibit A-2 is a true, complete, and correct copy of the Amended and Restated Certificate of Incorporation of Linn, as amended, which remains in full force and effect on the date hereof and, as of the date hereof, no actions are pending or contemplated for any amendments, rescissions or modifications thereto.

3.    Attached as Exhibit A-3 is a true, complete, and correct copy of the Certificate of Formation of the Holdco, as amended, which remains in full force and effect on the date hereof and, as of the date hereof, no actions are pending or contemplated for any amendments, rescissions or modifications thereto.

4.    Attached as Exhibit B-1 is a true, complete and correct copy of the Second Amended and Restated Bylaws of the Borrower, which remains in full force and effect on the date hereof and, as of the date hereof, no actions are pending or contemplated for any amendments, rescissions or modifications thereto.

5.    Attached as Exhibit B-2 is a true, complete and correct copy of the Second Amended and Restated Bylaws of Linn, which remains in full force and effect on the date hereof and, as of the date hereof, no actions are pending or contemplated for any amendments, rescissions or modifications thereto.

6.    Attached as Exhibit B-3 is a true, complete and correct copy of the Limited Liability Company Agreement of Holdco, which remains in full force and effect on the date hereof and, as of the date hereof, no actions are pending or contemplated for any amendments, rescissions or modifications thereto.

7.    Attached as Exhibit C are true and correct copies of the resolutions by the (i) the special commitee of the Borrower, (ii) the board of directors of the Borrower, (iii) the board of directors of Linn and (iv) the sole member of Holdco, and the resolutions contained therein have not been modified or rescinded and are in full effect in the form adopted as of the date hereof.

8.    The persons listed on Exhibit D are duly elected and incumbent officers of each Company. Each person holds the office set forth on Exhibit D opposite his name, and each person is authorized to sign the Credit Agreement and each of the other Credit Documents (as defined in the Credit Agreement). The signature appearing on Exhibit D opposite his name is the true and genuine signature of said person.

9.    Attached as Exhibit E are (1) good standing certificates of the Credit Parties in their respective jurisdiction of formation or organization and (2) foreign qualification certificates of the Credit Parties in the State of Oklahoma, as applicable.

Terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this certificate in the name and on behalf of each Company as of the date first written above.

By:
Name:
Title:

SIGNATURE PAGE TO OMNIBUS OFFICER’S CERTIFICATE

ROAN RESOURCES, INC.

EXHIBIT A-1

Second Amended and Restated Certificate of Formation of Roan Resources, Inc.

[See attached.]

EXHIBIT A-2

Amended and Restated Certificate of Incorporation of Linn Energy, Inc.

[See attached.]

EXHIBIT A-3

Certificate of Formation of Roan Holdings Holdco, LLC

[See attached.]

EXHIBIT B-1

Second Amended and Restated Bylaws of Roan Resources, Inc.

[See attached.]

EXHIBIT B-2

Second Amended and Restated Bylaws of Linn Energy, Inc.

[See attached.]

EXHIBIT B-3

Limited Liability Company Agreement of Roan Holdings Holdco, LLC

[See attached.]

EXHIBIT C

Resolutions

[See attached.]

EXHIBIT D

Incumbency of Officers of each Company

Name	Title	Signature

SIGNATURE PAGE TO INCUMBENCY

ROAN RESOURCES, INC.

EXHIBIT E

Good Standing Certificates and Foreign Qualifications

[See attached.]

SIGNATURE PAGE TO INCUMBENCY

ROAN RESOURCES, INC.

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee:	[ ]

3.	Borrower:	Roan Resources, Inc.

4.	Administrative Agent:	Cortland Capital Market Services LLC, as Administrative Agent under the Credit Agreement (as defined below).

5.	Credit Agreement:	The Credit Agreement, dated as of June 27, 2019 (the “Credit Agreement”), among Roan Resources, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

Exhibit G-1

6.	Assigned Interest:

Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitment/Loans Assigned	Commitment Percentage[1]
$	$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[_________________]	[_________________]

[Remainder of page intentionally left blank; signature page follows]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit G-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Assignment and Acceptance Agreement

Consented to and Accepted:

Cortland Capital Market Services LLC, as Administrative Agent

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Assignment and Acceptance Agreement

Consented to:

ROAN RESOURCES, INC.

By:

Name:
Title:

Signature Page

Roan Resources, Inc.

Assignment and Acceptance Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Annex 1-1

EXHIBIT H

FORM OF NOTE

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS PROMISSORY NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. LENDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY RELATING TO THE TERM LOAN BY CONTACTING DAVID EDWARDS.

New York, New York

[                ], 20[    ]

FOR VALUE RECEIVED, the undersigned, ROAN RESOURCES INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [__________] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as Cortland Capital Market Services LLC (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below) on the Maturity Date, the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Note is one of the promissory notes referred to in Section 2.5(e) of the Credit Agreement, dated as of June 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

This Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Exhibit H-1

A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Note shall be made to the Person recorded in the Register as the holder of this Note, as described more fully in Section 2.5 of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

[Remainder of page intentionally left blank; signature page follows]

Exhibit H-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROAN RESOURCES, INC.

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Note

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

[●], 20[●]

This Solvency Certificate (this “Solvency Certificate”) is delivered pursuant to Section 6.2(n) of the Credit Agreement, dated as of June 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Roan Resources, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

I, [_______], the [Chief Financial Officer][Treasurer] of the Company, DO HEREBY CERTIFY in such capacity as an Authorized Officer of the Company and not in an individual capacity as follows:

1.    I am the [Chief Financial Officer][Treasurer] of the Company, and I am familiar with the financial performance and prospects of the Company and its Subsidiaries and have the primary responsibility for the management of the financial affairs and accounting practices of the Company and its Subsidiaries and have acted on behalf of the Company and its Subsidiaries in connection with the financing arrangements provided for under, and the other transactions contemplated by, the Credit Agreement and the other Credit Documents.

2.    For purposes of this Solvency Certificate, I have, prior to the Initial Funding Date (a) to the extent I deemed necessary or prudent to enable me to express an informed opinion as to the matters referred to in this Solvency Certificate, made inquiries of certain other duly Authorized Officers of the Company in connection with the execution and delivery of this Solvency Certificate; (b) read and reviewed the Credit Agreement; and (c) made such other examinations, investigations and inquiries as I deemed necessary or prudent in connection with the matters referred to in this Solvency Certificate.

3.    Based upon the foregoing, as of the Initial Funding Date, after giving effect to the Transactions (including the borrowing of Loans):

A.    the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis;

B.    the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

Exhibit I-1

C.    the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

D.    the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Initial Funding Date.

This Solvency Certificate is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof (including Section 13 thereof).

[Remainder of page intentionally left blank; signature page follows]

Exhibit I-2

IN WITNESS WHEREOF, the undersigned has executed this certificate in the name and on behalf of the Company as of the date first written above.

By:
Name:
Title:

Signature Page

Roan Resources, Inc.

Solvency Certificate

EXHIBIT J

FORM OF SUBSCRIPTION AGREEMENT

[To be attached.]

Exhibit J-1

EXHIBIT K

FORM OF AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

[To be attached.]

Exhibit K-1

EXHIBIT L

FORM OF NEW LENDER SUPPLEMENT

SUPPLEMENT, dated [●], 20[    ], to the Credit Agreement, dated as of June 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Roan Resources, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Cortland Capital Market Services LLC, as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.15(b) thereof that any financial institution may become a party to the Credit Agreement with the consent of the Borrower, the Administrative Agent and the Initial Lenders in connection with a transaction described in Section 2.15(a) thereof by executing and delivering to the Borrower, the Administrative Agent and the Initial Lenders a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.    The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower, the Administrative Agent and the Initial Lenders, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with an Incremental Commitment of $            .

2.    The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iv) if it is a Non-U.S. Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Exhibit L-1

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

Exhibit L-2

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Accepted this day of , 20 :

By:
Name:
Title:

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:
Name:
Title:

[INITIAL LENDER]

By:
Name:
Title:

Exhibit L-3